As filed with the Securities and Exchange Commission on July 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6712	63-1114426
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

JOHN H. HOLCOMB, III

Chairman and Chief Executive Officer

1927 First Avenue North

Birmingham, AL 35203

(205) 583-3600

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

CHRISTOPHER B. HARMON, ESQ. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North Suite 2400 Birmingham, Alabama 35203 (205) 254-1000	BETH LANIER, ESQ. Powell Goldstein LLP One Atlantic Center – Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $1.00 par value	2,068,591	Not Applicable	$43,998,931	$4,708

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of all outstanding shares of The PB Financial Services Corporation as of May 31, 2006.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[LETTERHEAD OF THE PB FINANCIAL SERVICES CORPORATION]

Shareholders of The PB Financial Services Corporation:

The Board of Directors of The PB Financial Services Corporation has agreed to a merger of PB Financial with Alabama National BanCorporation. Before we can complete this merger, the merger agreement must be approved by PB Financial’s shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger and to vote in favor of certain payments that may be made to five executive officers of PB Financial.

If the merger is completed, the shareholders of PB Financial will receive 1.054 shares of common stock of Alabama National BanCorporation in exchange for each share of PB Financial common stock they own just before the merger. The exchange ratio of Alabama National common stock for PB Financial common stock in the proposed merger is subject to possible upward adjustment in certain circumstances.

Shares of Alabama National common stock are quoted on the Nasdaq Global Select Market under the symbol “ALAB.”

The merger cannot be completed unless holders of a majority of PB Financial’s common stock approve it. We have scheduled a special shareholders’ meeting for you to vote on the merger.

Your vote is very important. Whether or not you plan to attend our special shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger and in favor of the payments to five executive officers of PB Financial.

The date, time and place of the special meeting is:

Date: , 2006
Time:	a.m.
Place:	The Peachtree Bank, 9570 Medlock Bridge Road, Duluth, Georgia 30097

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

In particular, please see the section entitled “Risk Factors” beginning on page 15.

We are very enthusiastic about this merger and the strength, capabilities and benefits we expect to achieve from it.

Sincerely,

Monty G. Watson

President and Chief Executive Officer

The PB Financial Services Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated             , 2006

and was first mailed to shareholders on or about             , 2006

THE PB FINANCIAL SERVICES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on             , 2006

The PB Financial Services Corporation will hold a special meeting of its shareholders at The Peachtree Bank, 9570 Medlock Bridge Road, Duluth, Georgia 30097 at             a.m. local time on             ,             , 2006 for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated as of May 24, 2006 (the “merger agreement”), by and between Alabama National BanCorporation and The PB Financial Services Corporation and the transactions contemplated by the merger agreement. These transactions include the merger of PB Financial with Alabama National and the issuance of Alabama National common stock to PB Financial’s shareholders. After the merger, Peachtree Bank will be a wholly-owned subsidiary of Alabama National. This proposal is more fully described in the enclosed proxy statement-prospectus. You can find a copy of the merger agreement in Appendix A to this document.

2.	To approve payments to five executive officers of PB Financial in connection with the merger that separately or in the aggregate could reasonably be expected to result in the payment of “parachute payments” within the meaning of Section 280G of the Internal Revenue Code. The payments are referred to as 280G Payments, and this proposal is described more fully in the enclosed proxy statement-prospectus.

3.	Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

Record holders of PB Financial common stock at the close of business on             , 2006, will receive notice of and may vote at the special meeting, including any adjournments or postponements of the special meeting. Georgia law requires approval by a majority of the outstanding shares of PB Financial to approve the merger agreement. Approval of the 280G Payments requires the affirmative vote of more than 75% of the outstanding shares of PB Financial common stock, excluding those shares held or constructively owned by the executive officers whose compensation is being considered.

A holder of PB Financial common stock who complies with the provisions of Georgia law relating to dissenters’ rights applicable to the merger, a copy of which law is attached as Appendix B to this document, is entitled to assert dissenters’ rights and demand the payment of fair value of such shareholder’s shares if the merger is consummated.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

Monty G. Watson

President and Chief Executive Officer

The PB Financial Services Corporation

            , 2006

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the merger agreement and the merger and FOR the 280G Payments.

We have not been authorized to give any information or make any representation about the merger or PB Financial or Alabama National that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Alabama National and PB Financial that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alabama National and PB Financial that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from: Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, (205) 583-3600 or The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia 30097, (770) 814-8100. If you would like to request documents, you must do so by                     , 2006 to receive them before PB Financial’s special shareholders’ meeting. Instructions regarding how to obtain this information are contained on page 66 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

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Questions and Answers About the Merger and the 280G Payments

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between PB Financial and Alabama National. Because you are a shareholder of PB Financial, you are being asked to vote on the merger agreement at a special shareholders meeting to be held on , 2006. This proxy statement-prospectus should answer any questions you may have about the merger.

You are also being asked to approve payments to certain executive officers that may be deemed “parachute payments” under Section 280G of the Code, referred to as “280G Payments,” in order to satisfy the shareholder approval exception provided under Section 280G of the Code.

Q:	What will happen if the shareholders of PB Financial approve the merger agreement?

A:	If the PB Financial shareholders approve the merger agreement, then shortly following the special meeting, subject to certain regulatory approvals and satisfaction of certain conditions, PB Financial will merge with Alabama National. The combined company will operate under the name of Alabama National BanCorporation. For each share of PB Financial common stock that you own, you will be entitled to receive 1.054 shares of common stock in Alabama National. The exchange ratio is subject to adjustment in certain circumstances.

Q:	What will happen to Peachtree Bank following the merger?

A:	Immediately following the merger of PB Financial into Alabama National, Peachtree Bank will become a wholly-owned subsidiary of Alabama National and will continue operating under the name Peachtree Bank.

Q:	What is the required vote to approve the merger agreement and the 280G Payments?

A:	In order to approve the merger agreement, PB Financial’s shareholders holding a majority of the outstanding shares of PB Financial common stock must vote in favor of the merger agreement. Approval of the 280G Payments requires the affirmative vote of more than 75% of the outstanding shares of PB Financial common stock, excluding those shares held or constructively owned by the executive officers whose compensation is being considered.

Q:	Will the 280G Payments affect the amount of merger consideration to be paid to PB Financial shareholders?

A:	No. PB Financial shareholder action on the 280G Payments, whether for or against, will not change the value or number of shares of Alabama National common stock that a PB Financial shareholder will receive if the merger is completed.

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope addressed to The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia 30097, as soon as possible to ensure that your shares will be represented at the special meeting.

If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger and the 280G Payments. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the same effect as a vote against the merger and against the 280G Payments.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of PB Financial common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger or the 280G Payments. A broker non-vote has the same effect as a vote against the merger and a vote against the 280G Payments. Please see the voting form provided by your broker for additional information regarding the voting of your shares.

Q:	Can I revoke my proxy and change my mind?

A:	Yes. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under “GENERAL INFORMATION—Proxies and Other Matters” on page 21 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.

Q:	Should I send in my stock certificates now?

A:	No. Hold all of your stock certificates and send them in with the transmittal materials you will receive from the exchange agent after we complete the merger.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the proposals, you should contact:

Monty G. Watson, President and Chief Executive Officer or

Kelly J. Johnson, Senior Vice President and Chief Financial Officer

The PB Financial Services Corporation

9570 Medlock Bridge Road

Duluth, Georgia 30097

Telephone: (770) 814-8100

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National and PB Financial, see “WHERE YOU CAN FIND MORE INFORMATION” (page 66). Each item in this summary refers to the pages where that subject is discussed more fully.

Parties to the Merger (Pages 63 and 64)

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

Alabama National is a bank holding company headquartered in Birmingham, Alabama. Alabama National operates 93 locations through 11 bank subsidiaries in Alabama, Florida and Georgia. Through its subsidiary banks, Alabama National provides full banking services to individuals and small businesses. As of March 31, 2006, Alabama National had total assets of about $6.1 billion, total deposits of about $4.4 billion, and total shareholders’ equity of about $582.9 million.

The PB Financial Services Corporation

9570 Medlock Bridge Road

Duluth, Georgia 30097

(770) 814-8100

The PB Financial Services Corporation is a bank holding company, providing commercial banking services through its bank subsidiary, Peachtree Bank, a Georgia state bank headquartered in Duluth, Georgia and operating through branch offices in Dunwoody, Lawrenceville and Roswell, Georgia. As of March 31, 2006, PB Financial had total assets of about $517.0 million, deposits of about $468.2 million and shareholders’ equity of about $36.5 million.

Shareholders Meeting to Approve Merger (Page 21)

We will hold the special meeting of PB Financial shareholders at             a.m. local time, on             ,             , 2006, at The Peachtree Bank, 9570 Medlock Bridge Road, Duluth, Georgia 30097. At this important meeting, we will ask PB Financial’s shareholders to (1) consider and vote upon approval of the merger agreement, (2) approve the 280G Payments, and (3) act on any other matters that may properly be put to a vote at the PB Financial special meeting. You may vote at the PB Financial meeting if you owned PB Financial shares at the close of business on             , 2006. As of such date, there were             shares of PB Financial common stock issued and outstanding and entitled to be voted at the special meeting.

Approval of the Merger Agreement (Page 23)

Terms of the Merger (Page 23). The merger agreement is the document that governs the merger of PB Financial with Alabama National and the issuance of shares of Alabama National common stock to PB Financial’s shareholders in connection with the merger. We encourage you to read the merger agreement that is attached to this proxy statement-prospectus as Appendix A. The merger agreement provides for the merger of PB

Financial with Alabama National. The surviving entity following the merger will be Alabama National. Peachtree Bank will become a wholly-owned subsidiary of Alabama National upon consummation of the merger.

Merger Consideration (Page 23). The merger agreement provides that PB Financial shareholders who do not exercise their dissenters’ rights will receive, for each share of PB Financial common stock owned, 1.054 shares of common stock in Alabama National (the “Exchange Ratio”). In the event that the average trading price of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth business day prior to the closing date is less than $60.00, then the Exchange Ratio will automatically increase such that the PB Financial shareholders will receive a dollar equivalent per share of PB Financial common stock of $63.24. In lieu of the adjustment to the Exchange Ratio, Alabama National may elect to pay the additional merger consideration in cash. In the event that the trading price of Alabama National described above is less than $54.00, PB Financial may terminate the merger agreement.

Shareholder Approval of the 280G Payments (Page 49). Under the Internal Revenue Code, certain payments that are contingent on a change in the ownership or control of a corporation are treated as “parachute payments.” The merger will result in certain officers of PB Financial being entitled to payments and benefits that could be treated for federal tax purposes as “parachute payments” under Section 280G of the Code, generally referred to in this proxy statement-prospectus as “280G Payments.” Both the payor of parachute payments and the recipient of the payments can be subject to unfavorable tax consequences. These unfavorable tax consequences do not apply, however, to payments and benefits associated with a change in ownership or control of a corporation if no stock of the corporation is readily tradeable on an established securities market and the corporation obtains shareholder approval of the payments and benefits after disclosure of the material terms of the payments and benefits; provided that the right to receive the payments and benefits is conditioned upon receipt of such shareholder approval. PB Financial is seeking shareholder approval of the 280G Payments so that the unfavorable tax consequences would not apply.

Regulatory Approvals; Effective Time (Pages 41 and 28). We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. Applications for such approval were filed with the Federal Reserve and the Georgia Department of Banking and Finance on June 12, 2006. While we do not know of any reason why we should not obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we can obtain them.

The merger will become effective as of the date and at the time that the later of the following occurs:

(1) the articles of merger reflecting the merger are accepted for filing by the Secretary of State of Georgia;

(2) the certificate of merger reflecting the merger is accepted for filing by the Secretary of State of Delaware; or

(3) such later date and time as agreed upon in writing by Alabama National and PB Financial and specified in the articles of merger and certificate of merger.

We will not file the articles of merger and the certificate of merger until all conditions contained in the merger agreement have been satisfied or waived.

Recommendation of PB Financial’s Board of Directors; Opinion of Burke Capital Group, L.L.C. (Pages 22 and 31). PB Financial’s board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote “FOR” the proposal to approve the merger and the merger agreement. PB Financial’s board of directors recommends that you vote “FOR” the 280G Payments (with Monty Watson abstaining). In deciding to approve the merger, PB Financial’s board of directors considered, among other things, the opinion of Burke Capital Group, L.L.C., an investment banking and financial advisory firm with significant experience in evaluating merger transactions in the financial services industry. Burke Capital Group, L.L.C. provided an opinion to PB Financial’s board of directors that, as of the date of the opinion, the consideration to be received by PB Financial’s shareholders, as provided in the merger agreement, was fair from a financial point of view to PB Financial’s shareholders. We have attached as Appendix C the written opinion of Burke Capital dated May 24, 2006. You should read it and the disclosure entitled “Opinion of Burke Capital Group, L.L.C.” beginning on page 31 carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Burke Capital Group, L.L.C. in providing its opinion.

Votes Required (Page 21). In order to approve the merger agreement, PB Financial’s shareholders holding a majority of the outstanding shares of PB Financial common stock must vote in favor of the merger agreement. The directors and executive officers of PB Financial and Peachtree Bank beneficially owned, as of March 31, 2006, a total of 852,715 shares (48.3%) of PB Financial common stock. Each of these persons has agreed, subject to certain conditions, to vote his or her shares of PB Financial common stock in favor of the merger agreement. Approval of the 280G Payments requires the affirmative vote of more than 75% of the outstanding shares of PB Financial common stock (excluding the shares of the executives who will receive the payments).

Surrender of Certificates (Page 24). Following the merger, holders of PB Financial stock certificates will need to exchange their certificates for new certificates of Alabama National common stock. Shortly after we complete the merger, Alabama National will send PB Financial’s shareholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions.

Conditions to Consummation of the Merger (Page 39). The completion of the merger depends on meeting a number of conditions, including the following: (1) PB Financial’s shareholders must approve the merger agreement, (2) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (3) we must receive consents of third parties necessary to the consummation of the merger, and (4) we must receive certain opinions of counsel.

Effect on Certain Employee Benefit Plans of PB Financial and Peachtree Bank (Page 38).

401(k) Plan. Peachtree Bank’s 401(k) plan will be terminated prior to the merger, and all participants will become fully vested. Alabama National will offer each eligible employee of PB Financial the opportunity to enroll in Alabama National’s 401(k) plan.

Supplemental Retirement Agreements. Peachtree Bank maintains supplemental retirement agreements for its directors and certain of its executives. Each agreement, with the exception of one, is funded through an endorsement method split dollar life insurance arrangement. The supplemental retirement agreements and the split dollar arrangements will be terminated immediately prior to the merger, and the supplemental retirement benefits which would have been payable as a result of the merger will be paid as soon as administratively feasible after the effective time of the merger.

Treatment of PB Financial Stock Options. At the time we complete the merger, all outstanding stock options granted by PB Financial under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including the acceleration in vesting that will occur as a consequence of the merger. The number of shares of Alabama National common stock that may be purchased upon exercise and the exercise price of each assumed option will be calculated according to the Exchange Ratio.

Assumption of Trust Preferred Securities (Page 39). Upon the effective time of the merger, Alabama National will assume PB Financial’s trust preferred obligations, which consist of debentures with an aggregate principal amount of $9.3 million and related underlying trust preferred securities with an aggregate liquidation amount of $9.0 million.

Federal Income Tax Consequences (Page 46). We expect that you will not recognize gain for U.S. federal income tax purposes in the merger when you exchange all of your shares of PB Financial common stock for shares of Alabama National common stock, except in connection with any cash received instead of fractional shares. If you receive cash for your shares of PB Financial from the exercise of dissenters’ rights, you generally will recognize gain or loss measured by the difference between the amount of cash received and your adjusted basis in the PB Financial common stock surrendered. PB Financial and Alabama National have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part.

This tax treatment may not apply to some PB Financial shareholders. Determining the actual tax consequence of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of this merger to you.

Management and Operations after the Merger (Page 45). Following the merger, the combined company will operate under the name Alabama National BanCorporation, and Peachtree Bank will become a wholly-owned subsidiary of Alabama National. The Board of Directors of Peachtree Bank will consist of the current directors of Peachtree Bank plus one or more officers of Alabama National. Following the merger, Monty G. Watson will continue to serve as President and Chief Executive Officer of Peachtree Bank, Kelly J. Johnson will continue to serve as Senior Vice President, Chief Financial Officer and Chief Operating Officer of Peachtree Bank, and James O. Olson will continue to serve as Senior Vice President and Chief Credit Officer of Peachtree Bank. Peachtree Bank has entered into employment agreements with several existing officers of Peachtree Bank, in addition to Mr. Watson, Ms. Johnson and Mr. Olson, as discussed below. It is not expected that any significant change in employees will be made as a result of the merger.

All current Alabama National officers and directors will continue to serve in their current positions after the completion of the merger.

Interests of Certain Persons in the Merger that are Different from Yours (Page 45). Certain directors and officers of PB Financial and Peachtree Bank have interests in the merger that are different from your interests. Certain officers and directors of Peachtree Bank will continue to serve as officers and directors of Peachtree Bank following the merger. In addition, Monty G. Watson and Kelly J. Johnson have entered into new employment agreements with Peachtree Bank. Each of these new employment agreements is being held in escrow and is to become effective upon completion of the merger. Mr. Watson’s new employment agreement will provide Mr. Watson with an annual salary of at least $300,000 for up to five years following the merger, for service as President and Chief Executive Officer of Peachtree Bank. Ms. Johnson’s new employment agreement will provide Ms. Johnson with an annual salary of at least $180,000 for up to five years following the merger for service as the Senior Vice President, Chief Financial Officer and Chief Operating Officer of Peachtree Bank. Mr. Watson and Ms. Johnson will each have the opportunity to earn annual bonuses under their new employment agreements. These new employment agreements also contain non-compete restrictions. These new employment agreements, once they become effective, will supersede all of the terms of Mr. Watson’s and Ms. Johnson’s current employment agreements, which will automatically terminate on the date that the merger is completed. If, for any reason, the merger is not completed, the current employment agreements will continue to be effective.

Peachtree Bank has entered into employment agreements, effective July 10, 2006, with each of the following six officers: Jim Olson, Tammy Kraus, Bob Cash, Fran Fuchs, Richard Sikes and Chuck Oliver. These

agreements have employment terms ranging from three to five years, provide for annual salaries ranging from $117,500 to $165,000, and provide each employee with the opportunity to earn annual bonuses. Additionally, certain of these persons will be entitled to receive a “stay” bonus ranging from $75,000 to $155,000 if they remain employed with Peachtree Bank through the date of the consummation of the merger. The total amount of these “stay” bonuses in the aggregate is $605,000. These employment agreements provide for certain fringe benefits and contain non-compete restrictions.

Additionally, Mr. Watson and Ms. Johnson will be entitled to certain change in control payments upon consummation of the merger. See “PROPOSAL 2 – APPROVAL OF 280G PAYMENTS.” Also, each of the directors and certain officers of PB Financial will be entitled to receive payments upon termination of their supplemental retirement agreements, as described above. The total amount of the payments related to the supplemental retirement agreements, excluding the payments to the five executive officers receiving 280G Payments, is approximately $730,000 in the aggregate.

In addition, the directors and officers of PB Financial hold stock options that will be converted at the time we complete the merger into options to purchase Alabama National common stock. These options are be subject to accelerated vesting as a result of the merger.

Accounting Treatment (Page 48). The merger will be accounted for as a purchase by Alabama National of PB Financial under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Market Prices. The following table sets forth (1) the market value of Alabama National common stock, (2) the market value of PB Financial common stock and (3) the price to be paid for each share of PB Financial common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) May 24, 2006, the business day of the announcement of the execution of the merger agreement and (B)             , 2006, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement-prospectus:

	Alabama National Common Stock(1)	PB Financial Common Stock(2)	Equivalent Price Per Share of PB Financial(3)
May 24, 2006	$67.48	N/A	$71.12
, 2006		N/A

(1)	Determined on an historical basis with reference to the last sales price as reported on the Nasdaq Stock Market for each particular date.
(2)	There is no established public trading market for the PB Financial common stock on which a historical market value could be based.
(3)	Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the Exchange Ratio of 1.054.

Resales of Alabama National Stock (Page 48). The shares of Alabama National common stock issued to PB Financial’s shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an “affiliate” of PB Financial for purposes of Rule 145 under the Securities Act of 1933 (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock of PB Financial). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

Waiver and Amendment; Termination (Page 44). Either Alabama National or PB Financial may waive or extend the time for performing the other party’s obligations under the merger agreement. In addition, the boards of directors of each of Alabama National and PB Financial may agree to amend the merger agreement, subject to certain conditions in the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of PB Financial and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

(1)	if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

(2)	if we do not or cannot complete the merger by January 31, 2007;

(3)	if PB Financial’s shareholders do not approve the merger agreement;

(4)	by either PB Financial or Alabama National if the other party materially violates any of its representations, warranties or obligations under the merger agreement; or

(5)	by either PB Financial or Alabama National if there is a material adverse change to the business of the other party.

PB Financial may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. In such event, PB Financial has agreed to pay Alabama National a termination fee of $4.0 million.

Alabama National may terminate the merger agreement if (1) the board of directors of PB Financial withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of PB Financial approves another acquisition proposal or recommends approval of another acquisition proposal to its shareholders, (3) the board of directors of PB Financial fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 25% or more of the outstanding shares of PB Financial common stock. In the event that Alabama National terminates the merger agreement for any of the reasons in the previous sentence, PB Financial has agreed to pay Alabama National a termination fee of $4.0 million. Alabama National may also terminate the merger agreement if holders of more than 10% of the outstanding PB Financial shares have properly asserted dissenters’ rights under Georgia law.

In addition, PB Financial can terminate the merger agreement if the average of the high and low prices of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth business day prior to the date of closing is less than $54.00.

Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.

Effect of Merger on Rights of Shareholders (Page 58). As a PB Financial shareholder, your rights are currently governed by PB Financial’s Articles of Incorporation and Bylaws and by Georgia law. Upon completion of the merger, you will automatically become an Alabama National shareholder. Your rights as an Alabama National shareholder will be determined by Alabama National’s Restated Certificate of Incorporation, as amended, Alabama National’s Amended and Restated Bylaws and by the Delaware General Corporation Law. The rights of Alabama National’s shareholders differ from the rights of PB Financial’s shareholders in certain important respects.

Dissenters’ Rights (Page 25). As a PB Financial shareholder, you are entitled to assert dissenters’ rights in the merger and receive cash in respect of the fair value of your shares of PB Financial common stock. To do this, you must follow the procedures required by Georgia law, including filing a notice with PB Financial prior to the vote on the merger and not voting in favor of the merger. The procedures to be followed by shareholders with respect to their dissenters’ rights are summarized under “APPROVAL OF THE MERGER AGREEMENT – Dissenters’ Rights” at page 25. A copy of Georgia’s statutory provisions regarding dissenters’ rights is set forth in Appendix B to this proxy statement-prospectus. Failure to precisely follow such provisions will result in the loss of your dissenters’ rights.

The merger agreement may be terminated by Alabama National if the holders of more than 10% of the outstanding shares of PB Financial common stock properly assert their dissenters’ rights. Further, assertion of dissenters’ rights by holders of a significant number of shares of PB Financial common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes.

Alabama National Selected Consolidated Financial Data

The table on the following page presents selected consolidated financial data and ratios on a historical basis for Alabama National. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except ratios and per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Income Statement Data:
Interest income	$90,190	$67,844	$309,260	$229,186	$178,631	$178,147	$179,537
Interest expense	37,615	20,939	109,413	65,934	57,668	65,313	90,393

Net interest income	52,575	46,905	199,847	163,252	120,963	112,834	89,144
Provision for loan and lease losses	1,243	1,544	7,615	4,949	5,931	7,956	3,946

Net interest income after provision for loan and lease losses	51,332	45,361	192,232	158,303	115,032	104,878	85,198
Net securities gains (losses)	(734)	72	72	—	46	35	246
Noninterest income	19,663	16,711	71,651	72,785	78,258	61,129	48,461
Noninterest expense	42,925	38,661	162,480	148,322	131,892	113,605	92,258

Income before income taxes	27,336	23,483	101,475	82,766	61,444	52,437	41,647
Provision for income taxes	9,463	8,003	34,802	28,122	20,398	16,735	13,232

Net income	$17,873	$15,480	$66,673	$54,644	$41,046	$35,702	$28,415

Balance Sheet Data:
Total assets	$6,085,284	$5,471,370	$5,931,673	$5,315,869	$3,820,112	$3,316,168	$2,843,497
Earning assets	5,522,205	4,970,273	5,385,824	4,841,255	3,512,744	3,034,980	2,612,806
Securities	1,137,864	1,195,422	1,136,487	1,200,407	810,227	700,333	567,688
Loans held for sale	21,126	30,359	14,940	22,313	16,415	51,030	36,554
Loans and leases, net of unearned income	4,247,199	3,639,617	4,144,095	3,495,701	2,659,440	2,191,394	1,964,169
Allowance for loan and lease losses	53,848	47,826	52,815	46,584	36,562	32,704	28,519
Deposits	4,414,826	4,075,536	4,343,264	3,934,723	2,753,749	2,330,395	2,066,759
Short-term debt	30,800	47,500	34,700	30,500	41,150	152,100	68,350
Long-term debt	378,431	330,600	369,246	393,688	332,393	240,065	209,631
Stockholders’ equity	582,940	532,835	571,879	529,543	279,418	234,492	207,886

Weighted Average Shares Outstanding—Diluted	17,502	17,384	17,445	16,100	12,957	12,683	12,141

Per Common Share Data:
Net income—diluted	$1.02	$0.89	$3.82	$3.39	$3.17	$2.81	$2.34
Book value (period end)	33.98	31.32	33.40	31.15	21.76	18.95	16.84
Dividends declared	0.375	0.3375	1.35	1.25	1.14	1.00	0.92
Dividend payout ratio—diluted	36.76%	37.92%	35.34%	36.87%	35.96%	35.59%	39.32%

Performance Ratios:
Return on average assets	1.21%	1.17%	1.18%	1.13%	1.14%	1.18%	1.12%
Return on average equity	12.53	11.73	12.11	12.15	15.89	16.01	15.40
Net interest margin (1)	3.93	3.90	3.90	3.71	3.65	4.07	3.83
Net interest margin (taxable equivalent) (1)	3.96	3.94	3.93	3.74	3.68	4.11	3.88

Asset Quality Ratios:
Allowance for loan and lease losses to period end loans (2)	1.27%	1.31%	1.27%	1.33%	1.37%	1.49%	1.45%
Allowance for loan and lease losses to period end nonperforming loans (3)	1528.04	750.33	819.35	575.75	372.44	318.07	377.09
Net charge-offs to average loans and leases (2)	0.02	0.03	0.04	0.06	0.13	0.18	0.09
Nonperforming assets to period end loans and leases and foreclosed property (2)(3)	0.09	0.20	0.17	0.28	0.40	0.59	0.47

Capital and Liquidity Ratios:
Average equity to average assets	9.69%	9.98%	9.76%	9.29%	7.17%	7.36%	7.28%
Leverage (4.00% required minimum)	8.40	8.41	8.29	8.44	7.73	7.52	7.61
Risk-based capital
Tier 1 (4.00% required minimum)	10.85	11.42	10.89	11.49	10.47	10.00	9.92
Total (8.00% required minimum)	12.05	12.67	12.10	12.74	11.73	11.26	11.17
Average loans and leases to average deposits	97.60	91.20	94.41	92.30	94.38	96.44	97.74

(1)	Net interest income divided by average earning assets.
(2)	Does not include loans held for sale.
(3)	Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest. It is Alabama National’s policy to place all loans on nonaccrual status when over ninety days past due.

PB Financial Selected Consolidated Financial Data

The table on the following page presents selected consolidated financial data and ratios on a historical basis for PB Financial. This information is based on the consolidated financial statements of PB Financial that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except ratios and per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Income Statement Data:
Interest income	$8,946	$5,499	$27,177	$17,103	$11,293	$9,200	$8,105
Interest expense	3,968	2,157	11,046	5,177	3,826	3,555	4,325

Net interest income	4,978	3,342	16,131	11,926	7,467	5,645	3,780
Provision for loan and lease losses	225	81	754	963	971	406	240

Net interest income after provision for loan and lease losses	4,753	3,261	15,377	10,963	6,496	5,239	3,540
Net securities gains (losses)	(27)	—	—	149	—	181	48
Noninterest income	325	499	2,050	1,549	1,682	935	935
Noninterest expense	2,408	2,201	9,591	8,414	6,874	4,446	3,763

Income before income taxes	2,643	1,559	7,836	4,247	1,304	1,909	760
Provision for income taxes	899	605	2,912	1,611	452	678	284

Net income	$1,744	$954	$4,924	$2,636	$852	$1,231	$476

Balance Sheet Data:
Total assets	$517,013	$402,559	$455,849	$353,421	$256,358	$180,393	$127,331
Earning assets	493,487	376,669	435,478	327,212	257,671	164,382	116,024
Securities	50,706	30,964	42,603	29,068	23,283	17,743	12,360
Loans and leases, net of unearned income	402,308	317,159	378,523	294,509	206,085	140,562	97,640
Allowance for loan and lease losses	3,933	3,041	3,716	2,972	2,124	1,383	982
Deposits	468,204	357,304	409,795	303,905	220,273	155,989	109,332
Other borrowings	1,000	8,100	1,000	18,100	7,577	7,780	7,346
Junior subordinated debentures	9,275	9,275	9,275	4,120	4,120	4,120	—
Stockholders’ equity	36,531	25,540	34,954	24,864	22,415	11,837	10,082

Weighted Average Shares Outstanding—Diluted.	1,810	1,594	1,673	1,589	1,081	998	843
Per Common Share Data:
Net income—diluted	$0.96	$0.60	$2.94	$1.66	$0.79	$1.23	$0.57
Book value (period end)	20.68	17.21	19.79	16.75	15.10	12.56	11.02

Performance Ratios:
Return on average assets	1.56%	1.11%	1.20%	0.85%	0.40%	0.80%	0.45%
Return on average equity	19.10	16.27	17.48	11.38	6.43	11.04	5.59
Net interest margin (taxable equivalent)	4.46	3.90	4.13	4.08	3.81	4.01	3.87

Asset Quality Ratios:
Allowance for loan and lease losses to period end loans	0.98%	0.96%	0.98%	1.01%	1.03%	0.98%	1.00%
Allowance for loan and lease losses to period end nonperforming loans	—	—	—	545.32	1621.37	212.12	—
Net charge-offs to average loans and leases	—	—	—	0.04	0.14	—	—
Nonperforming assets to period end loans and leases and foreclosed property	—	—	—	0.18	0.06	0.46	—

Capital and Liquidity Ratios:
Average equity to average assets	7.50%	6.77%	6.84%	7.49%	6.25%	7.25%	7.99%
Leverage (4.00% required minimum)	9.44	9.30	9.21	8.91	10.70	9.10	9.00
Risk-based capital
Tier 1 (4.00% required minimum)	10.62	10.29	10.90	9.42	12.10	10.10	9.00
Total (8.00% required minimum)	11.53	11.19	11.81	10.38	13.00	11.10	9.80
Average loans and leases to average deposits	91.07	88.61	88.71	91.51	84.62	86.06	84.17

Comparative Per Share Data

The table on the following page shows information about Alabama National’s and PB Financial’s net income per share, dividends per share and book value per share, and similar information reflecting the merger of Alabama National and PB Financial and is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods we assumed that Alabama National and PB Financial had been merged throughout those periods.

The information listed as “pro forma equivalent” was computed by multiplying the pro forma amounts by the exchange ratio of 1.054. This ratio is intended to reflect that each PB Financial stockholder will receive 1.054 shares of Alabama National common stock for each share of PB Financial common stock.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the three-month period ended March 31, 2006 does not indicate what the results will be for the full 2006 fiscal year.

The information in the following table is based on the historical financial information of Alabama National and PB Financial. See “WHERE YOU CAN FIND MORE INFORMATION” on page 66.

COMPARATIVE PER SHARE DATA

	As of /For the Three Months Ended March 31, 2006	As of /For the Year Ended December 31, 2005
Net income per common share
Basic
Alabama National historical	$1.03	$3.87
PB Financial historical	0.99	3.22
Pro forma combined (1)	1.02	3.80
PB Financial pro forma equivalent (2)	1.08	4.01

Diluted
Alabama National historical	1.02	3.82
PB Financial historical	0.96	2.94
Pro forma combined (1)	1.01	3.73
PB Financial pro forma equivalent (2)	1.07	3.93

Cash dividends declared per common share
Alabama National historical	0.375	1.35
PB Financial historical	—	—
Pro forma combined (3)	0.375	1.35
PB Financial pro forma equivalent (4)	0.395	1.42

Book value per common share (5)
Alabama National historical	33.98	N/A
PB Financial historical	20.67	N/A
Pro forma combined (1)	37.51	N/A
PB Financial pro forma equivalent (2)	39.54	N/A

N/A	Not Applicable due to fact that the pro forma balance sheet is only calculated at March 31, 2006 which assumes the transaction consummated on the latest balance date in accordance with Rule 11.02(b) of Regulation S-X.
(1)	Represents the combined results of Alabama National and PB Financial as if the merger had been completed on January 1, 2005 (or March 31, 2006 in the case of book value per common share), and accounted for as a purchase.
(2)	Represents pro forma combined information multiplied by the exchange ratio of 1.054.
(3)	Same as historical since no change in dividend policy is expected as a result of the merger.
(4)	Represents historical dividends declared per share by Alabama National multiplied by the exchange ratio of 1.054.
(5)	Based on an assumed purchase price using the average price of Alabama National common stock for the ten-day period prior to May 24, 2006.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, shareholders of PB Financial are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Alabama National and PB Financial have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

Alabama National cannot guarantee that it will pay dividends to shareholders in the future.

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of Alabama National is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to Alabama National as well as Alabama National’s ability to pay dividends to its shareholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends after the merger.

There can be no assurance as to the value of the merger consideration PB Financial shareholders may receive.

The value of shares of Alabama National common stock fluctuates on a daily basis, and the value of the shares which PB Financial shareholders who do not exercise their dissenters’ rights will receive in the merger is based on such fluctuating prices, subject to the adjustment procedures described herein. The price of Alabama National common stock when the merger takes place may vary from its price at the date of this proxy statement-prospectus and at the date of the special meeting of shareholders of PB Financial. For example, during the twelve month period ending on             , 2006 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing prices of Alabama National common stock varied from a low of $            to a high of $            and ended that period at $            . Such variations may be the result of changes in the business, operations or prospects of Alabama National, PB Financial or the merged companies, regulatory considerations, general market and economic conditions and other factors.

Holders of common stock of PB Financial are urged to obtain current market quotations for Alabama National common stock.

Alabama National and its subsidiary banks operate in a heavily regulated environment.

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the “FDIC”), Office of the Comptroller of the Currency (the “OCC”), the Alabama State Banking Department, the Florida Office of Financial Regulation and the Georgia Department of Banking and Finance. The success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. Regulations now affecting Alabama National and PB Financial may be modified at any time, and there is no assurance that such modification will not adversely affect the business of Alabama National and its subsidiary banks.

Changes in the policies of monetary authorities could adversely affect Alabama National’s profitability.

The results of operations of Alabama National and PB Financial are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations in the Middle East, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Alabama National and PB Financial. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks or the military operations in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Changes in the allowances for loan losses of Alabama National’s subsidiary banks could affect the profitability of those banks and Alabama National.

Management of each of Alabama National’s subsidiary banks and of Peachtree Bank maintain an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit and (6) results of regulatory examinations. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Although each of Alabama National and PB Financial believes that the allowance for loan losses at each of their companies is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of Alabama National’s subsidiary banks and Peachtree Bank. Material additions to the allowance for loan losses of Alabama National and PB Financial would result in a material decrease in Alabama National’s net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Certain directors and officers of PB Financial have interests in the transaction that differ from your interests.

Certain of the directors and officers of PB Financial have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of Alabama National and PB Financial are aware of this and have considered the personal interests disclosed in this proxy statement-prospectus in their evaluation of the merger. Reference should be made to “APPROVAL OF THE MERGER AGREEMENT—Interests of Certain Persons in the Merger” at page 45, for a description of such potential conflicts of interest.

Changes in interest rates could have an adverse effect on Alabama National’s income.

Alabama National’s profitability depends to a significant extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Alabama National’s net interest income will be adversely affected if market interest rates change such that the interest Alabama National pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of certain of Alabama National’s non-interest income businesses. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, and this would have an adverse effect on Alabama National’s mortgage origination fee income.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In their primary market areas, Alabama National’s subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Alabama National’s subsidiary banks and may offer certain services that Alabama National’s subsidiary banks do not or cannot provide. The profitability of Alabama National depends upon its subsidiary banks’ continued ability to compete effectively in their market areas.

Alabama National’s success depends upon local economic conditions.

Alabama National’s success depends to a certain extent on the general economic conditions of the geographic markets served by Alabama National’s subsidiary banks in the states of Alabama, Georgia and Florida. The local economic conditions in these areas have a significant impact on Alabama National’s subsidiary banks’ commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the Southeastern United States in general or any one or more of these local markets could negatively impact the financial results of Alabama National’s banking operations and have a negative effect on its profitability.

Alabama National may not be able to maintain its historical growth rate, which may adversely affect its results of operations and financial condition.

Alabama National has grown substantially in the past few years from approximately $2.8 billion in total assets at December 31, 2001 to approximately $6.1 billion in total assets at March 31, 2006. This growth has been achieved through a combination of internal growth and acquisitions. Alabama National’s future profitability will depend in part on its continued ability to grow. Alabama National may not be able to sustain its historical rate of growth or may not be able to grow its business at all in the future. Alabama National may also not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for additional acquisitions in the future. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may impede or prohibit Alabama National’s ability to acquire additional bank subsidiaries or open or acquire new branch offices.

Alabama National’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed or on favorable terms.

Alabama National is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. Alabama National anticipates that its capital resources are satisfied for the immediate future. Alabama National may, however, need to raise additional capital to support its continued growth.

Alabama National’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Alabama National cannot assure you of its ability to raise additional capital, if needed, on terms acceptable to it or at all. If Alabama National cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

Alabama National’s directors and executive officers own a significant portion of its common stock.

Alabama National’s directors and executive officers, as a group, beneficially owned approximately 18.0% of Alabama National’s common stock outstanding as of June 30, 2006. As a result of their beneficial ownership, directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to Alabama National’s stockholders for approval, including the election of directors.

Alabama National makes and holds in its loan portfolio a significant number of construction loans, which may pose more credit risk than other types of real estate loans.

Alabama National offers residential and commercial construction programs for builders and developers, which constituted 30.6% of its loan portfolio as of March 31, 2006. Builder construction loans are considered more risky than other types of real estate loans. While Alabama National believes it has established adequate reserves to cover the credit risk associated with its construction loan portfolio, there can be no assurance that losses will not exceed reserves, which could adversely affect Alabama National’s earnings.

Future acquisitions may disrupt Alabama National’s business, dilute stockholder value and adversely affect Alabama National’s operating results.

Alabama National may grow by acquiring banks or branches of other banks that it believes provide a strategic fit with its business. To the extent that Alabama National grows through acquisitions, it cannot assure you that it will be able to adequately or profitably manage this growth. Acquiring other banks involves risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of acquired banks;

•	exposure to potential asset quality issues of acquired banks;

•	difficulty and expense of integrating the operations and personnel of acquired banks;

•	potential disruption to Alabama National’s business;

•	possible loss of key employees and customers of acquired banks;

•	potential short-term decrease in profitability; and

•	potential diversion of Alabama National management’s time and attention.

Alabama National continually encounters technological change, and it may have fewer resources than its competition to continue to invest in technological improvements.

The banking and financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Alabama National’s future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that enhance customer convenience, as well as create additional efficiencies in its operations. Many of Alabama National’s competitors have greater resources to invest in technological improvements, and Alabama National may not be able to effectively implement new technology-driven products and services, which could reduce its ability to effectively compete.

Substantial sales of Alabama National common stock could cause its stock price to fall.

If stockholders sell substantial amounts of Alabama National common stock in the public market following the merger, the market price of Alabama National common stock could fall. Such sales also might make it more difficult for Alabama National to sell equity or equity-related securities in the future at a time and price that it deems appropriate.

Certain provisions in Alabama National’s certificate of incorporation and bylaws may deter potential acquirors and may depress its stock price.

Alabama National’s certificate of incorporation and bylaws contain provisions that might have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Alabama National.

Alabama National stock is not an insured deposit.

An investment in shares of Alabama National common stock is not a deposit insured against loss by the FDIC or any other government entity.

Alabama National may issue additional securities, which could dilute your ownership percentage.

Alabama National may issue additional securities to raise additional capital or finance acquisitions or upon the exercise of outstanding options, and if it does, the ownership percentage of holders of Alabama National common stock could be diluted.

FORWARD-LOOKING STATEMENTS

Alabama National and PB Financial make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when any of the words “believes,” “expects,” “anticipates” or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the future financial results and performance of each of Alabama National and PB Financial and the combined company after the merger. This could cause results or performance to differ materially from those expressed in those forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

1.	Alabama National’s revenues after the merger are lower than expected, Alabama National’s merger-related charges are higher than it expects, the combined company loses more deposits, customers or business than we expect, or our operating costs and/or loan losses after the merger are greater than we expect;

2.	competition among depository and other financial institutions increases significantly;

3.	we have more trouble obtaining regulatory approvals for the merger than we expect;

4.	we have more trouble integrating our businesses or retaining key personnel than we expect;

5.	our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

6.	changes in the interest rate environment reduce our margins or adversely affect our service business lines;

7.	general economic or business conditions are worse than we expect;

8.	legislative or regulatory changes, including changes in accounting standards, adversely affect our business;

9.	technological changes and systems integration are harder to make or more expensive than we expect;

10.	adverse changes occur in the securities markets; or

11.	the impact of various domestic or international military or terrorist activities or conflicts on our business.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond Alabama National’s and PB Financial’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus, in the case of forward-looking statements contained in this proxy statement-prospectus, or the dates of the documents included with or incorporated by reference in this proxy statement-prospectus, in the case of forward-looking statements made in those documents.

Except to the extent required by applicable law or regulation, Alabama National and PB Financial undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Alabama National and PB Financial have filed with the SEC under “Where You Can Find More Information” beginning on page 66.

All subsequent written or oral forward-looking statements concerning the merger or the other matters addressed in this proxy statement-prospectus and attributable to Alabama National or PB Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

GENERAL INFORMATION

Meeting, Record Date and Votes Required

A special meeting of the shareholders of The PB Financial Services Corporation will be held at              local time, on             ,             , 2006 (the “Special Meeting”), at The Peachtree Bank, 9570 Medlock Bridge Road, Duluth, Georgia 30097. The purpose of the meeting is to consider proposals to approve (1) the Agreement and Plan of Merger, dated May 24, 2006 between PB Financial and Alabama National (the “Merger Agreement”), which provides for, among other things, the merger of PB Financial with Alabama National (the “Merger”), and (2) the 280G Payments. Following the Merger, Peachtree Bank will be a subsidiary of Alabama National. Only holders of record of PB Financial common stock at the close of business on             , 2006 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were             shares of PB Financial common stock issued, outstanding and entitled to be voted. There were             PB Financial shareholders of record on the Record Date. Each share of PB Financial common stock will be entitled to one vote at the Special Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of PB Financial common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting. A quorum must be present before a vote on the Merger and the 280G Payments can be taken at the Special Meeting. For these purposes, shares of PB Financial common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement and/or the 280G Payments for any reason, including broker non-votes. Generally, a broker who holds shares of PB Financial common stock in “street” name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Approval of the Merger Agreement on behalf of PB Financial, under Georgia law, will require the affirmative vote of the holders of a majority of the outstanding shares of PB Financial common stock. Approval of the 280G Payments requires the affirmative vote of more than 75% of the outstanding shares of PB Financial common stock (excluding the shares of the executives who will receive the payments). Failures to return proxy cards, broker non-votes and abstentions will not be counted as votes for or against the proposals to approve the Merger Agreement and the 280G Payments, and, as a result, such non-votes and abstentions will have the same effect as votes cast against each of these proposals.

In order to vote for the Merger Agreement, PB Financial’s shareholders must vote for its approval on the enclosed proxy or attend the Special Meeting and vote for the proposal. As of the Record Date,             shares of PB Financial common stock, or             % of the total shares of PB Financial common stock outstanding, were beneficially owned and entitled to be voted by the directors and certain executive officers of PB Financial and Peachtree Bank. Each of these persons has entered into agreements with Alabama National whereby he or she has agreed to vote in favor of the Merger Agreement, subject to certain conditions.

Dissenters’ rights may be demanded by PB Financial’s shareholders who follow the procedures specified by Georgia law. See “APPROVAL OF THE MERGER AGREEMENT—Dissenters’ Rights” on page 25.

Proxies and Other Matters

The enclosed PB Financial proxies are solicited on behalf of the Board of Directors of PB Financial for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of PB Financial common stock are requested to complete, date and sign the accompanying proxy and return it promptly to PB Financial in the enclosed envelope. PB Financial’s shareholders should not forward any stock certificates with their proxies.

A PB Financial shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (a) by giving a later written proxy, (b) by giving written revocation to the Secretary of PB Financial, provided such later proxy or revocation is actually received by PB Financial before the vote of the shareholders, or (c) by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. Attendance at the Special Meeting will not, in itself, revoke a proxy. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the Special Meeting. Please see the voting form provided by your recordholder for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their recordholder to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Special Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement and FOR approval of the 280G Payments.

PB Financial will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of PB Financial.

If a quorum is not obtained, or if fewer shares of PB Financial common stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked), even though they might have been effectively voted on the same or any other matter at a previous meeting.

The management of PB Financial is not aware of any business to be acted upon at the Special Meeting other than the proposals to approve the Merger Agreement and the 280G Payments. If other matters are properly brought before the Special Meeting or any adjournment of such meeting, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of PB Financial’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Recommendation of Board of Directors

The Board of Directors of PB Financial unanimously recommends that the shareholders of PB Financial vote FOR the proposal to approve the Merger Agreement and FOR the proposal to approve the 280G Payments (with Monty G. Watson abstaining with respect to the 280G Payments). See “APPROVAL OF THE MERGER AGREEMENT—Background of and Reasons for the Merger” and “APPROVAL OF THE 280G PAYMENTS.”

PROPOSAL 1. APPROVAL OF THE MERGER AGREEMENT

The following information concerning the Merger is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached hereto as Appendix A and incorporated herein by reference (the “Merger Agreement”). The information contained herein with respect to the opinion of the financial advisor to PB Financial is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix C and incorporated herein by reference.

The Merger Agreement contains representations and warranties that Alabama National and PB Financial made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Alabama National and PB Financial have exchanged in connection with signing the Merger Agreement. While neither Alabama National nor PB Financial believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, the Merger Agreement is included with this proxy statement-prospectus only to provide PB Financial shareholders with information regarding the terms of the Merger Agreement, and you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules may contain information that has been included in Alabama National or PB Financial’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in each of Alabama National and PB Financial’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the Merger that is contained in, or incorporated by reference into, this proxy statement-prospectus.

Terms of the Merger

At the date and time when the Merger becomes effective (the “Effective Time”), PB Financial will merge with Alabama National, and Alabama National will be the surviving corporation. After the merger, Peachtree Bank will be a subsidiary of Alabama National. If the Merger is consummated, and assuming Alabama National’s stock price has not caused a termination or an adjustment to the exchange ratio, Alabama National will issue approximately 1,861,909 shares of its common stock (assuming no stock options are exercised prior to the Effective Time), and approximately 9.1% of the shares of Alabama National common stock outstanding after the Merger will be beneficially owned by former PB Financial shareholders. This percentage reflects Alabama National’s current number of outstanding shares and does not reflect any share issuances by Alabama National prior to the Effective Time.

Merger Consideration

The Merger Agreement provides that PB Financial shareholders who do not exercise their dissenters’ rights will receive 1.054 shares of Alabama National common stock (the “Exchange Ratio”) in exchange for each of their shares of PB Financial common stock, subject to adjustment. In the event that the average trading price of Alabama National common stock quoted on the Nasdaq Stock Market during the ten day period ending on the fifth business day prior to the closing date (the “Average Quoted Price”) is less than $60.00, then the Exchange Ratio will automatically increase such that the PB Financial shareholders will receive a dollar equivalent per share of PB Financial common stock of $63.24. The following table provides examples of the adjustment to the Exchange Ratio assuming the Average Quoted Price falls within the range between $54.00 and $60.00.

Average Quoted Price	Adjusted Exchange Ratio
$60.00	1.054
$59.00	1.072
$58.00	1.090
$57.00	1.109
$56.00	1.129
$55.00	1.150
$54.00	1.171

In lieu of the adjustment to the Exchange Ratio, Alabama National may elect to pay the additional merger consideration in cash. In the event that the Average Quoted Price is less than $54.00, PB Financial may terminate the Merger Agreement. During the twelve month period ending on             , 2006 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing prices of Alabama National common stock varied from a low of $            to a high of $            and ended that period at $            .

No assurance can be given that the current fair market value of Alabama National common stock will be equivalent to the fair market value of Alabama National common stock on the date that stock is received by a PB Financial shareholder or at any other time. The fair market value of Alabama National common stock received by a PB Financial shareholder may be greater or less than the current fair market value of Alabama National common stock due to numerous market factors.

Surrender of Stock Certificates

Promptly after the Effective Time, Alabama National’s transfer agent (the “Exchange Agent”) will mail to each former holder of record of PB Financial common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the “Exchange Materials”), for the exchange of such holders’ PB Financial common stock certificates for certificates representing shares of Alabama National common stock. You should not send in your stock certificates until you receive the Exchange Materials from the Exchange Agent.

Upon receipt of the Exchange Materials, former holders of PB Financial common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of PB Financial common stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of PB Financial common stock a certificate representing the number of shares of Alabama National common stock to which such holder is entitled, and/or a check in the amount of cash payable to such shareholder as a result of any cash payment in lieu of fractional shares of Alabama National common stock, all as described in the Merger Agreement. No certificates of Alabama National common stock and no cash payment will be delivered to a holder of PB Financial common stock unless and until such holder has delivered to the Exchange Agent certificates representing the shares of PB Financial common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

After the Effective Time, a former shareholder of record of PB Financial will be entitled to vote at any meeting of Alabama National shareholders the number of whole shares of Alabama National common stock into which such holder’s shares of PB Financial common stock are converted, regardless of whether such holder has exchanged his or her certificates representing PB Financial common stock for certificates representing Alabama National common stock.

No dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace PB Financial common stock will be paid to the holder of an unsurrendered PB Financial common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on PB Financial’s stock transfer books of shares of PB Financial common stock issued and outstanding at the Effective Time. If certificates representing shares of PB Financial common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent will be liable to a holder of PB Financial common stock for any amounts paid or properly delivered in good faith to a public official under any applicable abandoned property law.

No fractional shares of Alabama National common stock will be issued in respect to PB Financial common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the Average Quoted Price of Alabama National common stock, calculated as described above. No holder of PB Financial common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as shareholder with respect to such fractional shares.

Dissenters’ Rights

Pursuant to the provisions of the Georgia Business Corporation Code (the “GBCC”), PB Financial’s shareholders have the right to dissent from approval of the Merger and to receive the fair value of their shares in cash. Holders of PB Financial common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights. Shareholders considering the initiation of a dissenters’ proceeding should review this section in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the GBCC, if the Merger is consummated, you must:

•	give to PB Financial, prior to the vote at the Special Meeting with respect to the approval of the Merger, written notice of your intent to demand payment for your shares of PB Financial common stock (hereinafter referred to as “shares”);

•	not vote in favor of the Merger; and

•	comply with the statutory requirements summarized below.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify PB Financial in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the Merger will not satisfy the written demand requirement. In addition to not voting in favor of the Merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Merger and will not be entitled to assert dissenters’ rights.

Any written objection to the Merger satisfying the requirements discussed above should be addressed to the Corporate Secretary, The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia 30097.

If the shareholders of PB Financial approve the merger at the special meeting, PB Financial must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten (10) days after the effective date of the Merger and must:

•	state where dissenting shareholders should send the demand for payment;

•	state where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent the transfer of these shares will be restricted after the demand for payment is received;

•	set a date by which PB Financial must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•	be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with PB Financial in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required by the dates set forth in the Dissenters’ Notice is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, PB Financial must, within ten (10) days of the later of the effective date of the Merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount PB Financial estimates to be the fair value of the shares, plus accrued interest from the effective date of the Merger. PB Financial’s offer of payment must be accompanied by:

•	recent financial statements of PB Financial;

•	PB Financial’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC.

If a dissenting shareholder accepts PB Financial’s offer by written notice within 30 days after PB Financial’s offer, PB Financial must pay for the shares within 60 days after the latter of the making of the offer or the effective date of the Merger.

If the Merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, PB Financial must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. PB Financial must send a new Dissenters’ Notice if the Merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify PB Financial in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	he or she believes that the amount offered by PB Financial is less than the fair value of his or her shares or that PB Financial has calculated incorrectly the interest due; or

•	PB Financial, having failed to consummate the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 of the GBCC unless he or she notifies PB Financial of his or her demand in writing within 30 days after PB Financial makes or offers payment for the dissenting shareholder’s shares. If PB Financial does not offer payment within ten (10) days of the latter of the Merger’s effective date or the receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany PB Financial’s payment offer, and PB Financial must provide such information within ten (10) days after receipt of the written demand. The shareholder may notify PB Financial of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation. If a demand for payment under Section 14-2-1327 of the GBCC remains unsettled, PB Financial must commence a nonjury equity valuation proceeding in the Superior Court of Fulton County, Georgia, within 60 days after receiving the payment demand, and must petition the court to determine the fair value of the shares and accrued interest. If PB Financial does not commence the proceeding within those 60 days, the GBCC requires PB Financial to pay each dissenting shareholder whose demand remains unsettled the amount demanded. PB Financial is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against PB Financial, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against PB Financial if the court finds PB Financial did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either PB Financial or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against PB Financial, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the Merger, regardless of whether notice of the Merger and of the right to dissent were given by PB Financial in compliance with the Dissenters’ Notice and payment offer requirements.

This summary of the material rights of a dissenting shareholder is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix B to this proxy statement-prospectus. If you intend to dissent from approval of the Merger, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of PB Financial, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of PB Financial.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences” on page 46.

Effective Time

Articles of Merger will be filed with the Secretary of State of Georgia and a Certificate of Merger will be filed with the Delaware Secretary of State as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including the receipt of all regulatory approvals, the expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of PB Financial. The Effective Time of the Merger will be the later of the time the Articles of Merger are accepted for filing by the Secretary of State of Georgia and the Certificate of Merger is accepted for filing by the Delaware Secretary of State (or such later time as the parties may agree).

Background of and Reasons for the Merger

PB Financial’s Board of Directors has periodically explored and assessed strategic options available to achieve PB Financial’s ultimate goals of fully utilizing its capital and maximizing shareholder value. These strategic discussions have included the possibility of accelerating branch openings, acquisitions of smaller institutions by PB Financial, business combinations involving PB Financial and other equally-sized financial institutions, and a possible sale of PB Financial to a larger regional or national financial institution. At PB Financial’s inception, the PB Financial Board of Directors created a standing Executive Committee. The Executive Committee is charged with the responsibility of providing direction on the general policies and business affairs of the company, including its strategic options. In all of these matters, the Executive Committee’s decisions are reviewed and approved or ratified by the Board of Directors. The Executive Committee is composed of Robert D. Cheeley, Paul D. Donaldson, John J. Howard, J. Paul Maggard and Monty G. Watson.

In March 2005, the Executive Committee elected to engage an investment banking firm to advise it on general strategic financial matters. After interviewing three different investment banking firms, the Executive Committee decided to engage Burke Capital Group, L.L.C. as its financial advisor based on its extensive merger advisory experience and other significant qualifications. Burke Capital has detailed knowledge of PB Financial, is extremely familiar with the Southeastern U.S. banking market, and has significant knowledge of potential partners for a merger or sale of PB Financial. In December 2005, the Executive Committee revised the engagement agreement with Burke Capital and elected to pursue the potential sale of the company.

In the following weeks, Burke Capital obtained detailed reports regarding PB Financial including: company history, markets, management, past and current financial performance, projected financial performance, business plan, asset quality, and branch locations. Monty G. Watson and Kelly J. Johnson, PB Financial’s Chief Executive Officer and Chief Financial Officer, respectively, regularly met with Burke Capital and helped compile a confidential information memorandum on PB Financial to be used by Burke Capital to provide to potential strategic partners. Burke Capital also worked with the Executive Committee to develop a list of potential strategic partners that Burke Capital believed could have an interest in acquiring PB Financial.

In early February 2006, Burke Capital contacted fifteen bank holding companies about potential interest in acquiring PB Financial. Six of these companies indicated an interest in learning more about PB Financial. Burke Capital entered into confidentiality agreements on behalf of PB Financial with each of these companies and provided each with a confidential information memorandum.

Mr. Watson met with the management teams of interested parties between late February 2006 and early May 2006. In some cases Mr. Watson had multiple meetings with the respective management teams of certain interested parties. The purpose of these meetings was to allow Mr. Watson and the interested parties the opportunity to assess the merits of combining the respective organizations.

During February 2006, there were two meetings between members of Alabama National’s management team and PB Financial. On February 23, 2006, John Holcomb, Chief Executive Officer of Alabama National,

Mr. Watson of PB Financial, and Jon Burke and Dennis Wolfarth, both of Burke Capital, met in Atlanta for dinner and discussed the strategy and operating philosophies of their respective companies. At that dinner, Mr. Holcomb invited Mr. Watson to visit the headquarters of Alabama National in Birmingham, Alabama. On February 28, 2006, Mr. Watson traveled to Birmingham and met at Alabama National’s headquarters with several of the members of the Alabama National management team, including Mr. Holcomb, Richard Murray IV, President and Chief Operating Officer, and William E. Matthews V, Executive Vice President and Chief Financial Officer. The purpose of the meeting was to allow Mr. Watson the opportunity to meet other members of Alabama National management and to allow both groups to learn more about one another in an attempt to ascertain the compatibility of the cultures of the two companies.

In March 2006, Burke Capital received four written, preliminary indications of interest relating to the acquisition of PB Financial, one of which was from Alabama National. Alabama National submitted its indication of interest letter on March 10, 2006. On March 21, 2006 Burke Capital shared these preliminary indications with the Executive Committee and provided a comparison of the preliminary indications of interest, highlighting the differences in pricing and proposal terms, and of the business, franchise and financial performance of each company. Additionally, Burke Capital assessed the preliminary indications of interest in relation to other comparable precedent transactions.

At the March 21, 2006 meeting, the Executive Committee discussed its obligations to give due consideration to all relevant factors, including the short-term and long-term interests of PB Financial’s employees, customers, shareholders and other constituents. After extensive discussion, the Executive Committee voted unanimously to allow all four parties who had submitted written, preliminary indications of interest to conduct due diligence on PB Financial and submit revised indications of interest once due diligence was completed.

The four interested parties conducted due diligence on PB Financial during the months of March and April 2006. Alabama National conducted its due diligence at the PB Financial headquarters on March 30 through April 2, 2006. During this due diligence period, management of Alabama National, including Mr. Holcomb, Mr. Murray, and Mr. Matthews held meetings with Mr. Watson, Ms. Johnson and Jim Olson, Senior Vice President of PB Financial, where these management teams discussed the strategies and operating philosophies of their companies. Upon return to Birmingham, Alabama National management reviewed and analyzed the information gathered during the due diligence visit. This review led Alabama National’s management to the conclusion that PB Financial’s asset quality and earnings prospects were sufficiently strong to warrant continued pursuit of a merger. Given the additional knowledge gained in the due diligence process, Alabama National management further refined its analysis and submitted its final pricing indication on April 20, 2006. In addition, in late April following the due diligence meetings, Mr. Watson traveled to visit with the chief executives of three of Alabama National’s subsidiary banks. During these visits, Mr. Watson was able to inquire about the culture and operating structure of Alabama National from the perspective of a subsidiary bank located outside of Birmingham.

Upon completion of the due diligence process, Burke Capital presented revised indications of interest to the Executive Committee on April 26, 2006. Three of the four parties submitted revised indications of interest with greater implied value to PB Financial shareholders and one party reiterated the terms of its pre due diligence preliminary indication of interest. The Executive Committee evaluated the best options for PB Financial, including continuing as an independent entity. The Executive Committee reviewed the alternatives in full and voted to continue discussions with Alabama National regarding a business combination involving Alabama National and PB Financial. Burke Capital informed the remaining three parties of PB Financial’s intent to negotiate solely with an unnamed acquirer, at which point Burke Capital received a verbal indication from one of the remaining three parties that the terms of its written indication could potentially be improved. After further discussions between this party, Burke Capital and PB Financial, Burke Capital verbally received notice from this party stating that it would be unable to materially improve its written indication.

On May 1, 2006, Mr. Holcomb and Mr. Matthews met with Mr. Watson, Mr. Burke, Mr. Wolfarth, and Blake Jones of Burke Capital at Burke Capital’s Atlanta offices. At this meeting, the parties finalized and agreed upon the major financial and structural terms of a transaction.

At the regularly scheduled May 3, 2006 meeting of the Alabama National Board of Directors, Mr. Holcomb and Mr. Matthews provided a detailed presentation on PB Financial, its financial history, its market and its management team and discussed management’s interest in further pursuing a merger with PB Financial. Mr. Holcomb and Mr. Matthews also described the proposed merger consideration for the PB Financial transaction and the effects of the proposed transaction on Alabama National’s future performance. Following the presentation and a discussion, the Alabama National Board authorized Alabama National’s officers to negotiate a merger agreement with PB Financial based on the financial terms and structure outlined at this May 3, 2006 meeting.

On May 9, 2006, the Executive Committee and Burke Capital updated the PB Financial Board of Directors on the ongoing efforts of the Executive Committee and Burke Capital. The PB Financial Board of Directors reviewed materials provided by Burke Capital and consulted with its legal counsel regarding its fiduciary duties in considering a business combination transaction or sale of the business under Georgia law and PB Financial’s Articles of Incorporation. The PB Financial Board of Directors discussed all of the alternatives in detail and the likely impact a sale of PB Financial would have on PB Financial’s employees, customers, communities, and shareholders. Burke Capital gave the PB Financial Board of Directors a detailed overview of all of the final indications of interest it received. Burke Capital then gave an extensive analysis of Alabama National, its business and prospects, as well as the terms of its proposal. After considering the alternatives and factors discussed below in “PB Financial’s Reasons for the Merger,” the PB Financial Board of Directors authorized Burke Capital and the management of PB Financial to continue discussions with Alabama National regarding a business combination involving Alabama National and PB Financial.

On May 16, 2006, Mr. Holcomb, Mr. Matthews and Mr. Murray traveled to Atlanta to meet with the Board of Directors of PB Financial. At that meeting, the Alabama National executives outlined the company’s strategic direction and operating philosophy and then answered questions from the PB Financial Board.

On May 19, 2006, the PB Financial Board of Directors met to evaluate and discuss the proposed Agreement and Plan of Merger between PB Financial and Alabama National. Burke Capital rendered to the PB Financial Board of Directors its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters as Burke Capital considered relevant, the proposed merger consideration was fair, from a financial point of view, to holders of PB Financial common stock. Powell Goldstein, LLP, legal counsel to PB Financial, discussed with the PB Financial Board of Directors the legal standards applicable to its decisions and actions with respect to the proposed transactions and reviewed the legal terms of the proposed merger and the related agreements.

Following review and discussion among the members of the PB Financial Board of Directors, the PB Financial Board of Directors voted to approve the Agreement and Plan of Merger with Alabama National at the meeting held on May 19, 2006. PB Financial and Alabama National and their counsel finalized, executed, and delivered the definitive agreements for the transaction on May 24, 2006. The transaction was announced on May 24, 2006 by a joint press release issued by Alabama National and PB Financial after the close of trading on NASDAQ.

Alabama National’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the Alabama National board of directors considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National board of directors considered the following material factors:

(a)	the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of PB Financial, including the composition of the earning assets portfolio of PB Financial;

(b)	the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of PB Financial;

(c)	the non-financial terms of the Merger, including the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

(d)	the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

(e)	the attractiveness of the PB Financial franchise, the management team of PB Financial, the market position of PB Financial in the markets in which it operates, and the compatibility of the franchise of PB Financial in the greater Atlanta, Georgia area with the operations of Alabama National in its market areas; and

(f)	the compatibility of the management philosophies and community banking orientation of PB Financial to that of Alabama National and the subsidiary banks of Alabama National.

PB Financial’s Reasons for the Merger. In approving the Merger Agreement and the Merger, the Board of Directors of PB Financial considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the PB Financial board of directors considered the following material factors:

(a)	the financial terms of the Merger, including, among other things, the opinion of Burke Capital Group, L.L.C. as to the fairness of the consideration to be received by the PB Financial shareholders, as provided in the Merger Agreement, from a financial point of view, to the shareholders of PB Financial;

(b)	the interests of shareholders in obtaining greater liquidity for their investment, and the fact that Alabama National common stock is traded on the Nasdaq Stock Market;

(c)	the fact that the Merger qualifies as a tax-free reorganization for PB Financial shareholders except to the extent of any cash received by PB Financial shareholders, which will enable PB Financial shareholders to exercise control over their own tax and financial planning;

(d)	a comparison of the prospects of PB Financial as an independent entity and as a component of Alabama National after the Merger, including the prospects of an independent PB Financial to achieve growth in investment value equal to or in excess of that which Alabama National may achieve;

(e)	certain financial and other information concerning Alabama National, including, among other things, information with respect to the business, operations, condition and future prospects of Alabama National, as well as the market performance of its common stock, and its dividend payment history and capacity;

(f)	the compatibility of management and the business philosophies of PB Financial and Alabama National, and the reputation and record of Alabama National as an acquiror of other banks;

(g)	the fact that the Merger would result in Peachtree Bank continuing as a separate subsidiary of Alabama National, with substantial local decision making authority and responsibility, minimizing the adverse impact on PB Financial’s employee base, and enabling Peachtree Bank to continue serving its customers and communities;

(h)	the fact that Alabama National has paid cash dividends on its shares, as compared to PB Financial, which has not paid any dividends; and

(i)	the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay and in accordance with the terms initially proposed by Alabama National.

The PB Financial Board of Directors unanimously recommends that PB Financial shareholders vote for the approval of the Merger Agreement.

Opinion of Burke Capital Group, L.L.C.

PB Financial retained Burke Capital Group, L.L.C. (“Burke Capital”) to act as its financial advisor in connection with a possible business combination. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to PB Financial in connection with the proposed Merger with Alabama National and participated in certain of the negotiations leading to the Merger Agreement. In connection with Burke Capital’s engagement, PB Financial asked Burke Capital to evaluate the fairness of the Merger consideration to PB Financial’s shareholders from a financial point of view. At the May 19, 2006 meeting of the PB Financial board to evaluate the Merger, Burke Capital delivered to the board its oral opinion that, based upon and subject to various matters set forth in its opinion, the Merger consideration was fair to PB Financial’s shareholders from a financial point of view. At this meeting, the PB Financial board voted to approve the Merger and subsequently executed the Merger Agreement on May 24, 2006. Burke Capital subsequently submitted its written opinion letter to the Board of Directors on May 24, 2006.

The full text of Burke Capital’s written opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines matter considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with the consideration of the proposed merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the board of PB Financial and is directed only to the fairness of the Merger consideration to PB Financial shareholders from a financial point of view. It does not address the underlying business decision of PB Financial to engage in the Merger or any other aspect of the merger and is not a recommendation to any PB Financial shareholder as to how such shareholders should vote at the shareholder meeting with respect to the Merger or any other matter.

In connection with rendering its oral opinion on May 19, 2006 and its written opinion on May 24, 2006, Burke Capital reviewed and considered, among other things:

•	The Merger Agreement and certain of the schedules thereto;

•	Certain publicly available financial statements and other historical financial information of PB Financial that it deemed relevant;

•	Projected earnings estimates for PB Financial for the years ending December 31, 2006 through 2011 prepared by and reviewed with senior management of PB Financial and the views of senior management regarding PB Financial’s business, financial condition, results of operations and future prospects;

•	Internal financial and operating information with respect to the business, operations and prospects of PB Financial furnished to Burke Capital by PB Financial that is not publicly available;

•	Certain publicly available financial statements and other historical financial information of Alabama National that it deemed relevant;

•	The reported prices and trading activity of Alabama National common stock and compared those prices and activity with other publicly-traded companies that Burke Capital deemed relevant;

•	The pro forma financial impact of the merger on Alabama National’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of PB Financial and Burke Capital;

•	The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	The current market environment generally and the banking environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

PB FINANCIAL’S BOARD OF DIRECTORS DID NOT LIMIT THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY BURKE CAPITAL IN GIVING ITS OPINION.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of PB Financial and Alabama National that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of PB Financial or Alabama National or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of PB Financial or Alabama National, nor did it review any individual credit files relating to PB Financial or Alabama National. With PB Financial’s consent, Burke Capital assumed that the respective allowances for loan losses for both PB Financial and Alabama National were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of PB Financial or Alabama National. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of PB Financial for the accuracy and completeness of the financial statements furnished to it and also relied upon the publicly available financial statements of Alabama National.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in PB Financial’s and Alabama National’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that PB Financial and Alabama National will remain as going concerns for all periods relevant to its analyses.

In rendering its opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to PB Financial or Alabama National and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PB Financial or Alabama National and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of PB Financial. Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by PB Financial were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PB Financial, Alabama National and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the PB Financial board at the May 19, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of PB Financial’s common stock or Alabama Nationals common stock or the prices at which PB Financial’s or Alabama National’s common stock may be sold at any time.

Summary of Proposed Merger

Burke Capital reviewed the financial terms of the proposed transaction whereby the holders of PB Financial stock shall be entitled to receive, in exchange for their shares of PB Financial stock, 1.054 shares of Alabama National common stock. Burke Capital calculated a transaction value of $131,375,952, or $71.88 per PB Financial share on May 19, 2006, the date Burke Capital rendered its oral opinion and the PB Financial Board of Directors approved the Merger Agreement. Burke Capital calculated the transaction value and per share value based upon the terms of the Merger Agreement and Alabama National’s closing stock price of $68.20 on May 18, 2006. Utilizing PB Financial’s publicly available financial information on May 19, 2006, which was March 31, 2006 unaudited financial information, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Aggregate Price / Fully Diluted Share	$71.88	Transaction Value / LTM Net Income	22.83	x
Aggregate Value For Common Shares	$126,982,188	Transaction Value / Book Value	3.60	x
Aggregate Value for Outstanding Options	$4,393,764	Transaction Value / Tangible Book Value	3.60	x

Total Transaction Value	$131,375,952	Core Deposit Premium	25.23%

*	Deal multiples based on March 31, 2006 unaudited financial results.

The fully diluted share count is based upon PB Financial’s 1,766,517 outstanding common shares and 76,013 outstanding options to purchase common shares at a weighted average strike price of $14.08. This analysis assumes no options are exercised prior to closing. Any exercise of options prior to closing would change the fully diluted share count and would slightly change the total transaction valuation, but would not change the per share consideration.

Analysis of PB Financial

SELECTED PEER GROUP ANALYSIS

Burke Capital used publicly available information to compare selected financial information for PB Financial and a group of selected financial institutions. The group consisted of PB Financial and 205 banks, which we refer to as the “PB Financial Peer Group”. The PB Financial Peer Group consisted of selected Southeast banks with assets between $250 million and $1 billion and having earned at least 100 bps (1.00%) on average assets for the trailing twelve months.

The analysis calculated the median performance of the PB Financial Peer Group, based upon the latest publicly available financial data, to PB Financial’s March 31, 2006 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	Employee Productivity	Asset Growth

	Net Interest Margin	Noninterest Income / Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA's / Total Assets	Assets / Employee	1-yr
Peer Group Median	4.34%	0.86%	57.16%	1.22%	13.83%	2.08%	8.56%	93.13%	0.29%	$3,266	13.23%
PB Financial	4.12%	0.43%	49.88%	1.30%	18.90%	2.28%	7.07%	97.74%	0.00%	$7,282	28.43%

PB Financial’s performance is in line with the selected peer group.

ANALYSIS OF SELECTED MERGER TRANSACTIONS

Southeastern Transactions

In order to address the specific valuation considerations within the Southeastern market that PB Financial serves, Burke Capital selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2003

•	Seller located within the Southeastern United States – AL, AR, FL, GA, NC, SC, TN, VA, & DC.

•	Seller assets between $250 million and $1 billion.

•	Seller with ROAA greater than 100 bps in the latest quarter prior to announcement.

Burke Capital selected 21 transactions fitting the criteria listed above as being comparable to the proposed merger. Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, and tangible book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to PB Financial’s financial information as of and for the period ended March 31, 2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of PB Financial’s common stock of $65.70 to $78.70 based upon the median multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/Share	PB Financial Merger Consideration
Transaction Value / LTM E.P.S.	23.15	x	$72.88	22.83	x
Transaction Value / Book Value	3.28	x	$65.70	3.60	x
Transaction Value / Tangible Book Value	3.32	x	$66.47	3.60	x
Tangible Book Premium / Core Deposits	28.57%		$78.70	25.23%

Average Valuation			$70.94	$71.88

Implied Range			$65.70	$78.70

The analysis showed that the merger consideration of $71.88 is within the range of values imputed by the mean and median multiples of the comparable Southeastern transactions.

U.S. Transactions

Burke Capital, in addition to analyzing Southeastern transactions, selected a group of comparable U.S. merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2004

•	Seller located within the continental United States.

•	Seller assets between $250 million and $1 billion.

•	Seller with ROAA greater than 100 bps in the latest quarter prior to announcement.

Burke Capital selected 48 transactions fitting the criteria listed above as being comparable to the proposed merger. Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, and tangible book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to PB Financial’s financial information as of and for the period ended March 31, 2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of PB Financial’s common stock of $62.03 to $72.52 based upon the median multiples of the selected U.S. transactions.

	Median Multiple		Implied Value/Share	PB Financial Merger Consideration
Transaction Value / LTM E.P.S.	20.26	x	$63.86	22.83	x
Transaction Value / Book Value	3.10	x	$62.03	3.60	x
Transaction Value / Tangible Book Value	3.23	x	$64.60	3.60	x
Tangible Book Premium / Core Deposits	25.54%		$72.52	25.23%

Average Valuation			$64.23	$71.88

Implied Range			$62.03	$72.52

The analysis showed that the merger consideration per share of $71.88 is within the range of values imputed by the mean and median multiples of the comparable U.S. transactions.

DISCOUNTED CASH FLOW ANALYSIS

Using a discounted cash flow analysis, Burke Capital estimated the present value of the future stream of earnings and dividends that PB Financial could produce over the next five years based upon an internal earnings and balance sheet forecast for 2006 – 2011. Burke Capital performed discounted cash flow analyses based upon terminal values to both earnings and tangible equity.

In order to derive the terminal value of PB Financial’s earnings stream in 2011, Burke Capital assumed terminal value multiples ranging from 13.0x to 16.0x of fiscal year 2011 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates (ranging from 15.0% to 18.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of PB Financial common stock. This discounted cash flow analysis indicated a value range between $59.39 and $84.49 per share of PB Financial common stock. Burke Capital also applied terminal value multiples ranging from 1.75x to 2.50x fiscal year-end 2011 forecasted tangible book value. The dividend streams and terminal values of equity were then discounted to present values using discount rates ranging from 15.0% to 18.0%. The discounted cash flow analysis based terminal values to equity ranged from $43.11 to $71.19.

The discounted cash flow analyses, based on terminal values of earnings and equity, yielded a range of $43.11 to $84.49 per share of PB Financial. The value of the consideration offered by Alabama National to PB Financial in the merger is $71.88 per share of PB Financial common stock, which is within the range of values imputed from the discounted cash flow analyses.

CONTRIBUTION ANALYSIS

Burke Capital computed the contribution of Alabama National and PB Financial to various elements of the pro forma entity’s income statement (excluding estimated cost savings and operating synergies) and balance sheet. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to each element of the analysis.

	Contribution
	Peachtree	ALAB

Pro Forma Fully Diluted Ownership	9.92%	90.08%

Earnings (000’s)

2005A Earnings	6.93%	93.07%
LTM Earnings	7.69%	92.31%
2006E Earnings	9.26%	90.74%
2007E Earnings	9.99%	90.01%

Balance Sheet (3/31/2005)(000’s)

Loans, net	8.64%	91.36%
Assets	7.83%	92.17%
Deposits	9.59%	90.41%
Equity	5.90%	94.10%
Tangible Equity	7.90%	92.10%

The contribution analysis indicated that the pro forma ownership of Alabama National common stock issuable to PB Financial shareholders in the merger was greater than the 2005 actual, latest twelve months and 2006 estimated earnings contributed to Alabama National by PB Financial, but slightly less than PB Financial’s contribution to 2007 earnings. The contribution analysis indicated that the pro forma ownership of Alabama National common stock issuable to PB Financial shareholders in the merger was greater than the loans, assets, deposits, equity and tangible equity contributed to Alabama National by PB Financial.

Analysis of Alabama National

SELECTED PEER GROUP ANALYSIS

Burke Capital used publicly available information to compare selected financial information for Alabama National and a group of selected financial institutions. The group consisted of Alabama National and 57 bank holding companies, which we refer to as the “Alabama National Peer Group”. The Alabama National Peer Group consisted of selected publicly traded Southeast banks with assets between $1 billion and $10 billion.

	Peer Group Medians	Alabama National BanCorporation	Quartile
Trading Characteristics
Price/ Book	1.83x	2.01x	2
Price/ Tangible Book	2.44x	2.76x	2
Price/ LTM Core EPS	15.90x	17.20x	2
Price/ 2006E EPS	14.60x	16.30x	2
Price/ 2007E EPS	13.30x	14.80x	2

Public Market Data
Market Capitalization	$320	$1,173	1
Current Dividend Yield	2.34%	2.19%	3
3 mo Avg Trading Vol	16,441	35,526	2
Weekly Vol/Shares Outstanding	0.70%	0.95%	2

Alabama National’s common stock trading and liquidity characteristics are in line with the selected peer group.

Other Factors and Analyses

Burke Capital took into consideration various other factors and analyses, including: historical market prices and trading volumes for Alabama National’s common stock; movements in the common stock of selected publicly-traded companies and movements in the S&P Bank Index.

Information Regarding Burke Capital

Pursuant to a letter agreement dated December 15, 2005, PB Financial paid Burke Capital a fee of $35,000 upon the execution of the definitive merger agreement. In addition, PB Financial has agreed to pay Burke Capital a financial advisory fee which will fluctuate based upon the ultimate value received by PB Financial at the closing of the merger. As of the date of the announcement of the Merger, the fee payable to Burke Capital at the closing of the merger was $1,239,331. In addition, PB Financial has agreed to reimburse Burke Capital for its reasonable out-of-pocket expenses and to indemnify Burke Capital and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Effect on Certain Employee Benefit Plans of PB Financial and Peachtree Bank

401(k) Plan. Peachtree Bank maintains a 401(k) defined contribution plan for its employees (the “401(k) Plan”). Under the Merger Agreement, the 401(k) Plan will be terminated prior to the Effective Time, and each participant will become 100% vested in the 401(k) Plan. After the Merger, Alabama National will offer each employee of Peachtree Bank who was eligible to participate in PB Financial’s plan the opportunity to enroll in Alabama National’s 401(k) defined contribution plan.

Supplemental Retirement Agreements. Peachtree Bank maintains supplemental retirement agreements for its directors and certain of its executives. Each agreement, with the exception of one, is funded through an endorsement method split dollar life insurance arrangement. The supplemental retirement agreements and the split dollar arrangements will be terminated immediately prior to the Merger, and the supplemental retirement benefits which would have been payable as a result of the Merger will be paid as soon as administratively feasible after the Effective Time.

Treatment of PB Financial Stock Options. At the time we complete the Merger, all outstanding stock options granted by PB Financial under its stock option plans will be converted automatically into options to purchase Alabama National common stock. Alabama National will assume these options subject to their existing terms, including the acceleration in vesting that will occur as a consequence of the Merger. The number of shares of Alabama National common stock that may be purchased upon exercise and the exercise price of each assumed option will be calculated according to the Exchange Ratio.

In order to permit holders of PB Financial options to freely trade the shares issuable upon exercise, Alabama National has agreed that, as soon as practicable after the Effective Time of the Merger, it will file a registration statement with the Securities and Exchange Commission with respect to the shares of Alabama National common stock issuable upon the exercise of the converted PB Financial options, and that it will use its reasonable efforts to maintain the effectiveness of that registration statement for so long as any such options remain outstanding.

The executive officers and directors of PB Financial and Peachtree Bank held in the aggregate options to purchase 76,013 shares of PB Financial common stock,              of which are exercisable, as of the record date for the Special Meeting.

Assumption of Trust Preferred Securities

Upon the Effective Time of the Merger, Alabama National will assume PB Financial’s obligations under the Junior Subordinated Indentures related to PB Financial’s 2002 and 2005 issuances of trust preferred securities. The aggregate principal amount of the floating rate junior subordinated debentures to be assumed by Alabama National is $9.3 million and the related underlying trust preferred securities assumed have a liquidation amount of $9.0 million. The assumption by Alabama National of these trust preferred securities will bring Alabama National’s total liquidation amount of outstanding trust preferred securities to $61.0 million.

Conditions to Consummation of the Merger

The respective obligations of Alabama National and PB Financial to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

(a) shareholder approval of PB Financial shall have been received;

(b) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of Alabama National or PB Financial, materially adversely impacts the Merger so as to render it inadvisable;

(c) all consents necessary to consummate the Merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which, in the opinion of the board of directors of Alabama National or PB Financial, renders its consummation impossible or inadvisable;

(e) PB Financial and Alabama National shall have received an opinion of Alabama National’s counsel that the Merger will qualify as a reorganization under the Code, as provided in the Merger Agreement; and

(f) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC.

The obligations of Alabama National to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a) the representations and warranties of PB Financial in the Merger Agreement shall be true as if made at the Effective Time;

(b) the agreements and covenants of PB Financial in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c) PB Financial shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

(d) PB Financial shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

(e) immediately prior to the Effective Time, PB Financial and Peachtree Bank shall have a minimum net worth (as defined in the Merger Agreement) of $34.0 million and $40.0 million, respectively, subject to certain adjustments as provided in the Merger Agreement;

(f) Alabama National shall have received from Porter Keadle Moore, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of PB Financial as Alabama National may reasonably request;

(g) the charge offs, reserves and accruals as Alabama National shall reasonably request to conform PB Financial’s accounting policies to Alabama National’s accounting policies shall have been made;

(h) Alabama National shall be satisfied in its sole discretion, either through mutually agreeable pre-closing amendments or through the shareholder approval mechanism as described herein, that PB Financial has taken all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code.

(i) the existing employment agreements, change in control agreements, severance agreements and similar agreements, between PB Financial and any individual shall be terminated as of the Effective Time on terms and conditions satisfactory to Alabama National, and each of Monty G. Watson, Kelly J. Johnson, Jim Olson, Tammy Kraus, Bob Cash, Chuck Oliver, Fran Fuchs, and Richard Sikes shall have entered into new employment agreements/non-compete agreements with Peachtree Bank as approved by Alabama National;

(j) no regulatory authority shall have asserted that PB Financial or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of PB Financial’s or any of its subsidiaries’ business;

(k) there shall have been no determination by Alabama National that any fact, event or condition exists or has occurred that would have a material adverse effect on PB Financial or the Merger or that would render the Merger impractical;

(l) PB Financial shall have obtained the consent or approval of each person required to permit the succession by Alabama National to any contract obligation, right or interest of PB Financial, including the obligations related to the trust preferred securities;

(m) there shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon Alabama National unless it is customary in connection with the acquisition of banks under similar circumstances;

(n) PB Financial shall have delivered a certificate to Alabama National that PB Financial is not aware of any claims against its directors or officers or under its directors and officers insurance policy or its fidelity bond coverage;

(o) subsequent to the execution of the Merger Agreement, there shall not have been any material increase in Peachtree Bank’s nonperforming, classified or related party loans;

(p) Alabama National shall have received documentation that the Peachtree Bank 401(k) Plan will be terminated as of the Effective Time;

(q) no action, proceeding or claim shall have been instituted and the parties shall not have knowledge of any threatened action, claim or proceeding against PB Financial, Peachtree Bank and/or their respective officers or directors; and

(r) PB Financial shall have paid off in full and terminated its line of credit with The Bankers Bank.

The obligations of PB Financial to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

(a) the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

(b) the agreements and covenants of Alabama National in the Merger Agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c) Alabama National shall have delivered to PB Financial certain certificates of its corporate officers provided for in the Merger Agreement;

(d) Alabama National shall have delivered to PB Financial an opinion of its counsel as provided in the Merger Agreement;

(e) PB Financial shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of Alabama National as PB Financial may reasonably request;

(f) the opinion received by PB Financial from Burke Capital Group, L.L.C. that the consideration to be received by the PB Financial shareholders is fair from a financial point of view shall not have been withdrawn as of the Effective Time;

(g) Alabama National common stock to be issued in the Merger shall have been qualified as a Nasdaq National Market System Security as defined by the SEC; and

(h) no regulatory authority shall have asserted that Alabama National or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Alabama National’s or any of its subsidiaries’ business.

Regulatory Approvals

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. Alabama National and PB Financial are subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on June 12, 2006, Alabama National filed an application with the Federal Reserve in accordance with Section 3 of the Bank Holding Company Act.

Peachtree Bank is subject to regulation by the Georgia Department of Banking and Finance (the “Department”). Under the requirements of Section 7-1-232 of the Financial Institutions Code of Georgia, any proposed change of control involving a Georgia state bank must be submitted to the Department for prior approval. Alabama National and PB Financial submitted a change of control application to the Department on June 12, 2006 in connection with Alabama National obtaining control over Peachtree Bank by virtue of the Merger.

The Merger cannot be completed in the absence of the required regulatory approvals or waivers. We cannot assure you as to whether or when the required regulatory approvals will be obtained.

Conduct of Business Pending the Merger

The Merger Agreement requires that each of PB Financial and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, PB Financial has agreed that, without the consent of Alabama National, it will not:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

(b) incur additional debt obligations except in the ordinary course of business or allow any lien to exist on any share of the stock held by itself or any of its subsidiaries, other than those in place on the date of the Merger Agreement;

(c) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries, or declare or pay any dividend or make any other distribution in respect of its capital stock, subject to certain exceptions in the Merger Agreement;

(d) except as provided in the Merger Agreement and as required upon exercise of any PB Financial stock options, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of PB Financial common stock or any other capital stock of PB Financial or any subsidiary, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any shares of any of its subsidiaries or other asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business, acquisitions of control by a depository institution subsidiary in a fiduciary capacity;

(g) grant any increase in compensation or benefits of the employees or officers of PB Financial or any of its subsidiaries, except in accordance with past practice, grant or pay bonuses, except in accordance with past practice or pursuant to preexisting bonus plans or programs, enter into or amend severance agreements or grant any material increases in fees or other compensation to directors, officers or employees;

(h) enter into or amend any employment contract without an unconditional right to terminate without liability;

(i) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j) make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of PB Financial or any of its subsidiaries or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m) fail to file timely any report required to be filed with any regulatory authorities;

(n) make a loan or advance to any of its shareholders owning 5% or more of the outstanding shares of PB Financial common stock, directors or officers of PB Financial or its subsidiaries, or any members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

(o) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any holder of 5% or more of the PB Financial common stock, shareholder, director or officer of PB Financial or any of its subsidiaries or any members of their immediate families;

(p) enter into any contract for services or otherwise with any of the holders of 5% or more of PB Financial common stock, or the directors, officers or employees of PB Financial or any of its subsidiaries or any members of their immediate families;

(q) modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business or for fair consideration;

(r) file any application to relocate or terminate the operations of any of its banking offices;

(s) except in accordance with applicable law, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(t) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

(u) take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws;

(v) make or renew any loan to any person or entity who or that owes, or would as a result of such loan or renewal owe, PB Financial or any of its subsidiaries more than $2 million of secured indebtedness or $250,000 of unsecured indebtedness;

(w) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(x) acquire any investment securities or asset-backed securities (with certain exceptions as described in the Merger Agreement);

(y) dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the Merger Agreement); or

(z) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

Alabama National has agreed that, without the consent of PB Financial, it will not:

(a) fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

(b) take any action that would cause Alabama National common stock to cease to be traded on the Nasdaq Stock Market, except for certain exceptions specified in the Merger Agreement.

Each party has also agreed to give written notice to the other party promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

PB Financial has also agreed to not solicit or encourage the submission of any acquisition proposal involving PB Financial and any third party acquiror prior to the termination of the Merger Agreement or the consummation of the Merger. PB Financial has also agreed that, unless it receives a superior acquisition proposal and pays the termination fee (as discussed below), it will not (1) withdraw, modify or change its recommendation to its shareholders with respect to approval of the Merger Agreement or the Merger, (2) resolve to engage in any acquisition proposal involving PB Financial, (3) authorize or permit PB Financial or any of its subsidiaries to enter into any acquisition agreement, subject to certain exceptions in the Merger Agreement.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either Alabama National or PB Financial may waive any default in performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of PB Financial and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual consent of Alabama National and PB Financial;

(b) in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c) by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of PB Financial fail to approve the Merger;

(d) by either party, in the event there is a material adverse effect on the business, operations or financial condition of the other party that is not remedied;

(e) by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by January 31, 2007, and such failure was not the fault of the terminating party;

(f) by Alabama National, if the holders of greater than 10% of the outstanding shares of PB Financial common stock properly assert dissenters’ rights under Georgia law;

(g) by Alabama National, if (1) the board of directors of PB Financial withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the Merger, (2) the board of directors of PB Financial approves another acquisition proposal or recommends approval of another acquisition proposal to the shareholders, (3) the board of directors of PB Financial fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 25% or more of the outstanding shares of PB Financial stock;

(h) by PB Financial, if the board of directors of PB Financial shall have authorized an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, and after written notice to Alabama National, Alabama National does not make an offer that the PB Financial board determines is as favorable as the third-party proposal; or

(i) by PB Financial, in the event that the Average Quoted Price of Alabama National common stock is less than $54.00.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination. Such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination. Also, a termination under paragraphs (g) or (h) above will require PB Financial to pay to Alabama National a termination fee of $4.0 million.

Management and Operations After the Merger

From and after the Effective Time, the Alabama National board of directors will consist of the then current directors of Alabama National. Upon the consummation of the Merger, Peachtree Bank will become a wholly-owned subsidiary of Alabama National. The Board of Directors of Peachtree Bank will consist of the current directors of Peachtree Bank plus one or more officers of Alabama National. Following the Merger, Monty G. Watson will continue to serve as the President and Chief Executive Officer of Peachtree Bank, Kelly J. Johnson will continue to serve as Senior Vice President, Chief Financial Officer and Chief Operating Officer of Peachtree Bank, and James O. Olson will continue to serve as Senior Vice President and Chief Credit Officer of Peachtree Bank. Peachtree Bank has entered into employment agreements with several existing officers of Peachtree Bank, in addition to Mr. Watson, Ms. Johnson and Mr. Olson, as discussed below. It is not expected that any significant change in employees at Peachtree Bank will be made as a result of the merger.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. All directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

No director or executive officer of Alabama National has any material direct or indirect financial interest in PB Financial or the Merger, except as a director, executive officer or shareholder of Alabama National or its subsidiaries. Certain officers and directors of Peachtree Bank will continue to serve as officers and directors of Peachtree Bank following the Merger.

In addition, Mr. Watson will serve as President and Chief Executive Officer, and Ms. Johnson will serve as Senior Vice President, Chief Financial Officer and Chief Operating Officer, as described above. Mr. Watson and Ms. Johnson have entered into new employment agreements with Peachtree Bank. Each of these new employment agreements is being held in escrow and is to become effective upon completion of the merger. Mr. Watson’s new employment agreement will provide Mr. Watson with an annual salary of at least $300,000 for up to five years following the Merger, for service as President and Chief Executive Officer of Peachtree Bank. Ms. Johnson’s new employment agreement will provide Ms. Johnson with an annual salary of at least $180,000 for up to five years following the Merger for service as the Senior Vice President, Chief Financial Officer and Chief Operating Officer of Peachtree Bank. Mr. Watson and Ms. Johnson will each have the opportunity to earn annual bonuses under their new employment agreements. These new employment agreements also provide for certain fringe benefits and certain non-compete restrictions.

In the event that either Mr. Watson or Ms. Johnson is terminated other than for cause, or if either terminates his or her employment because of a material breach by Peachtree Bank, then such terminated officer is entitled to receive his or her base salary plus certain fringe benefits through the fifth anniversary of the effective date of his or her employment agreement.

These new employment agreements, once they become effective, will supersede all of the terms of Mr. Watson’s and Ms. Johnson’s current employment agreements, which will automatically terminate on the date that the Merger is completed. If, for any reason, the Merger is not completed, the current employment agreements will continue to be effective.

Peachtree Bank has entered into employment agreements, effective July 10, 2006, with each of the following six officers: Jim Olson, Tammy Kraus, Bob Cash, Fran Fuchs, Richard Sikes and Chuck Oliver. These agreements have employment terms ranging from three to five years, provide for annual salaries ranging from $117,500 to $165,000, and provide each employee with the opportunity to earn annual bonuses. Additionally, certain of these persons will be entitled to receive a “stay” bonus ranging from $75,000 to $155,000 if they remain employed with Peachtree Bank through the date of the consummation of the Merger. The total amount of these “stay” bonuses in the aggregate is $605,000. If the employee does not voluntarily continue his or her employment with Peachtree Bank for a specific period of time following the Merger, then the employee is required to repay to Peachtree Bank a portion of the “stay” bonus. These employment agreements provide for certain fringe benefits and contain non-compete restrictions.

Additionally, Mr. Watson and Ms. Johnson will be entitled to certain change in control payments upon consummation of the Merger. See “PROPOSAL 2—APPROVAL OF 280G PAYMENTS” beginning at page 49. Also, each of the directors and certain officers of PB Financial will be entitled to receive payments upon the termination of their supplemental retirement agreements, as described above. The total amount of the payments related to the supplemental retirement agreements, excluding the payments to the five executive officers receiving 280G Payments described at “Proposal 2—APPROVAL OF 280G PAYMENTS”, is approximately $730,000 in the aggregate. See “APPROVAL OF THE MERGER AGREEMENT—Effect on Certain Employee Benefit Plans of PB Financial and Peachtree Bank”.

In addition, the directors and officers of PB Financial hold stock options that will be converted at the time we complete the Merger into options to purchase Alabama National common stock. These options are subject to accelerated vesting as a result of the Merger.

Each of the directors and certain executive officers of PB Financial and Peachtree Bank have entered into agreements, whereby they have agreed to vote in favor of matters required for consummation of the Merger with Alabama National.

The Merger Agreement provides that for a period of three years after the Effective Time, Alabama National will indemnify, defend and hold harmless each director and executive officer of PB Financial against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the maximum extent permitted under the PB Financial articles of incorporation and bylaws and applicable law, except for matters arising out of or related to (i) any conviction of a director for a violation of criminal law, or (ii) any transaction in which a director is determined to have received an improper personal benefit. These obligations continue during the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, but only to the extent mandated under the PB Financial articles of incorporation and bylaws and applicable law.

In the normal course of business, PB Financial makes loans to its directors and officers, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of PB Financial, do not involve more than the normal risk of collectibility. As of March 31, 2006, the amount of these loans (including amounts available under lines of credit) by Peachtree Bank to its directors and executive officers was 7.14% of Peachtree Bank’s net loans.

Prior to the Effective Time of the Merger, PB Financial will take all steps which may be required to cause the transactions contemplated by the Merger Agreement, including any disposition of securities of PB Financial (including stock options) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Federal Income Tax Consequences

Neither Alabama National nor PB Financial has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for Alabama National, has delivered an opinion to Alabama National and PB Financial regarding the federal income tax consequences of the Merger. In rendering its opinion, Maynard, Cooper & Gale, P.C. made certain assumptions, including the following: (1) that the Merger will take place as described in the Merger Agreement,

(2) that certain factual matters represented by Alabama National and PB Financial are true and correct at the time of consummation of the Merger, (3) that the Merger will qualify as a statutory merger under the applicable laws of the State of Georgia, and (4) that the Merger will be reported by Alabama National and PB Financial on their respective federal income tax returns in a manner consistent with such opinion.

Based on these assumptions, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger:

1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2. No gain or loss will be recognized by Alabama National or PB Financial in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code);

3. No gain or loss will be recognized by PB Financial on the distribution of Alabama National common stock to holders of PB Financial common stock.

4. The exchange of PB Financial common stock for Alabama National common stock will not give rise to gain or loss to shareholders of PB Financial common stock in the exchange (except to the extent of any cash received by such holders).

5. The aggregate basis of Alabama National common stock received by a PB Financial shareholder in exchange for PB Financial common stock will be the same as the aggregate basis of the PB Financial common stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

In addition, PB Financial shareholders who receive cash, in connection with the exercise of dissenters’ rights or instead of fractional shares, should be aware of the following consequences:

Exercise of Dissenters’ Rights. With respect to a PB Financial shareholder who receives only cash in exchange for his or her shares of PB Financial common stock in connection with the exercise of dissenters’ rights under Georgia law, the cash received will be treated as a distribution in redemption of the PB Financial common stock held by such shareholder, subject to the deemed dividend provisions of Section 302 of the Internal Revenue Code. If the distribution is not recharacterized as a dividend pursuant to Section 302, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the PB Financial common stock surrendered. Such gain or loss will be capital in nature if the PB Financial common stock was held by the shareholder as a capital asset under Section 1221 of the Internal Revenue Code.

Cash Instead of Fractional Shares. The payment of cash to PB Financial’s shareholders instead of fractional shares of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares of Alabama National stock were issued in the Merger and then were redeemed by Alabama National. PB Financial’s shareholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

The discussion set forth above is based upon the opinion of Maynard, Cooper & Gale, P.C., and applies only to PB Financial’s shareholders who hold PB Financial common stock as a capital asset. This discussion may not apply to special situations, such as PB Financial’s shareholders, if any, who received their PB Financial common stock upon exercise of employee stock options or otherwise as compensation and PB Financial’s shareholders that are insurance companies, securities dealers, financial institutions or foreign persons. It does not address the state, local or foreign tax aspects of the Merger or any tax consequences of a subsequent transaction involving Alabama National common stock, including any redemption or transfer of Alabama National common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each PB Financial shareholder should consult his own tax advisor with respect to the specific tax consequences of the Merger, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

The Merger will be accounted for as a purchase by Alabama National of PB Financial under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

Expenses and Fees

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Stock Exchange Listing

Alabama National has agreed to use its commercially reasonable efforts to ensure that the Alabama National common stock to be issued in the Merger is designated as a NASDAQ “national market security.”

Resales of Alabama National Common Stock

The shares of Alabama National common stock issued under the Merger Agreement will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any shareholder who may be deemed to be an “affiliate” (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of the common stock) of PB Financial for purposes of Rule 145 under the Securities Act as of the date of the PB Financial Special Meeting. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed “affiliates” of PB Financial under Rule 145. This proxy statement-prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of PB Financial.

PROPOSAL 2. APPROVAL OF 280G PAYMENTS

PB Financial is submitting for shareholder approval in accordance with Section 280G of the Code and applicable Treasury regulations, payments that could be payable under (i) the existing agreements and arrangements with Monty G. Watson, Kelly J. Johnson, Jim Olson, Fran Fuchs and Greg Griffin of PB Financial who could be considered “disqualified individuals” within the meaning of Section 280G of the Code and (ii) the new Peachtree Bank employment agreements with each of Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs, and Mr. Griffin being executed in connection with the Merger, in each case that could reasonably be expected, in the absence of such a vote, to be a “parachute payment” under Section 280G of the Code. These payments are referred to in this proxy statement-prospectus as “280G Payments.” Under Section 280G of the Code, parachute payments may arise when there is a change of control of an employer and as a result, certain employees, officers or directors receive compensation equal to or in excess of three times their average annual taxable compensation from the employer for the five years preceding the taxable year in which the change of control occurs. If parachute payments are paid and no applicable exception applies, the amount by which the change of control payments and benefits exceeds one times that five-year average (1) are not deductible by the employer and (2) are subject to a 20% excise tax payable by the recipient of the payment or benefit.

Section 280G(b)(5) of the Code provides an exception from these tax penalties for a corporation undergoing a change of control if no stock in the corporation is readily tradeable on an established securities market, as long as the payments that would otherwise be parachute payments are contingent on shareholder approval, and are approved in a timely manner by a vote of the shareholders owning more than 75% of the voting power of all outstanding stock of such corporation, after having received adequate disclosure of all material facts concerning such payments. For purposes of this exception, stock of the corporation that is actually or constructively owned by a person who is to receive a payment that would otherwise constitute a “parachute payment” under Section 280G of the Code (if such exception is not satisfied) is not counted as outstanding stock, unless this is the case with respect to all shareholders. The right of a disqualified individual to receive such payments must be conditioned upon satisfying this exception.

The Merger will constitute a change of control of PB Financial for purposes of Section 280G of the Code, the individuals identified below may be determined to be “disqualified individuals” with respect to Section 280G of the Code and the payments described below may be considered “parachute payments” under Section 280G of the Code. Approval of the 280G Payments by more than 75% of the pertinent shareholders of PB Financial should satisfy the exception under Section 280G(b)(5) of the Code.

In connection with the Merger, several categories of payments could be characterized as 280G Payments, as follows:

(1) Existing Employment Agreements. Mr. Watson and Ms. Johnson are each parties to employment agreements with PB Financial and Peachtree Bank that provide for a payment in the event of a change in control. Historically, the purpose of such arrangements has been to provide key executives with a sense of sufficient financial security so that they would be able to evaluate whatever strategic alternatives may be presented to, or pursued by, their employer over time while focusing exclusively on what would be in the best interests of shareholders.

(2) Supplemental Retirement Agreements. Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs and Mr. Griffin are each parties to existing retirement arrangements with Peachtree Bank that provide for payment of their full retirement benefits in the event of a change in control. Such arrangements are not uncommon in retirement agreements of this type because an affected executive is often deprived of the opportunity to earn his or her full retirement benefit as a result of a change in control through no fault of the executive.

(3) Special Achievement Bonus. The board of directors of PB Financial has unanimously approved, subject to shareholder approval, special achievement bonuses for each of Mr. Watson, Ms. Johnson and Ms. Fuchs in recognition of their service with the institution and, more particularly, for the exceptional financial results from their collective efforts throughout those years that have culminated in the opportunity presented by the proposed Merger.

(4) Accelerated Vesting of Stock Options. Mr. Olson and Mr. Griffin each hold options to purchase common stock of PB Financial which are currently unvested. These stock options will be converted automatically into options to purchase Alabama National common stock and will automatically vest as a result of the Merger. The value attributable to such acceleration in vesting is considered a 280G Payment.

(5) New Employment Agreements. Mr. Olson, Ms. Fuchs and Mr. Griffin recently became parties to employment agreements with Peachtree Bank and Mr. Watson and Ms. Johnson entered into revised employment agreements that are to become effective upon consummation of the Merger. Each of these agreements provides for the payment of severance and, in certain cases, COBRA benefits upon a termination of employment under certain circumstances following the Merger. If any such severance payments were made within a one-year period following a consummation of the Merger, such payments would be considered 280G Payments. Neither Alabama National, Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs nor Mr. Griffin currently expect circumstances to develop that would trigger the payment of severance under these contracts, particularly within one year following the Merger.

Collectively, all of the payments and benefits that may or will be paid or provided to Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs and Mr. Griffin as a result of the Merger, including those payable under the new employment agreements with Peachtree Bank being executed in connection with the Merger, are referred to in this proxy statement-prospectus as the “executive benefits.”

The table below provides the estimated parachute value (assuming the Effective Time of the Merger occurs on October 1, 2006) of the executive benefits that may be received in connection with the Merger without taking into consideration the potential amount of executive benefits payable under the new employment agreements with Peachtree Bank:

Name	Existing Employment Agreement	Pay-Out of Supplemental Retirement	Special Achievement Bonus	Accelerated Vesting of Stock Options	Total Estimated Value of Benefits
Monty G. Watson	$1,876,300	$373,675	$1,506,770	—	$3,756,745
Kelly Johnson	$632,573	$299,414	$313,973	—	$1,245,960
Jim Olson	—	$284,673	—	$21,538	$306,211
Fran Fuchs	—	$164,673	$100,000	—	$264,673
Greg Griffin	—	$422,913	—	$1,378	$424,291

The table below provides the potential additional executive benefits that may be received with respect to each of Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs and Mr. Griffin pursuant to the terms of their new employment agreements with Peachtree Bank, assuming such officer’s employment with Peachtree Bank is terminated immediately following the Effective Time of the Merger:

Name	Potential Severance
Monty G. Watson	$1,541,189
Kelly Johnson	$941,189
Jim Olson	$800,000
Fran Fuchs	$675,000
Greg Griffin	$690,000

To avoid the loss of deductibility and the imposition of the excise tax, which would otherwise apply to the executive benefits that are 280G Payments, PB Financial’s shareholders are being asked to approve all of the executive benefits summarized above. The terms of each of Mr. Watson’s, Ms. Johnson’s, Mr. Olson’s, Ms. Fuchs’ and Mr. Griffin’s existing employment agreements contain a provision pursuant to which they have waived their right to their executive benefits to the extent the aggregate value thereof, determined in accordance with Section 280G of the Code and applicable Treasury regulations, equals or exceeds that executive’s parachute threshold, if the requisite percentage of PB Financial’s shareholders do not approve the payment thereof.

Estimates of the respective dollar amounts of each of Mr. Watson’s, Ms. Johnson’s, Mr. Olson’s, Ms. Fuchs’ and Mr. Griffin’s parachute threshold is set forth next to each individual’s name in the column with the heading “Parachute Threshold” below.

Name	Parachute Threshold
Monty G. Watson	$1,876,300
Kelly Johnson	$632,573
Jim Olson	$400,102
Fran Fuchs	$300,499
Greg Griffin	$350,393

Approval of the executive benefits requires the affirmative vote of more than 75% of the outstanding shares of PB Financial common stock, excluding those shares held or constructively owned by the five executive officers. If the requisite 75% approval by the PB Financial shareholders is not obtained, then Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs and Mr. Griffin will forfeit the executive benefits described above to the extent that the aggregate value of each executive’s benefits equals or exceeds the executive’s respective “parachute threshold”. Regardless of whether the PB Financial shareholders approve or do not approve the executive benefits, each of Mr. Watson, Ms. Johnson, Mr. Olson, Ms. Fuchs and Mr. Griffin will still be entitled to receive their respective executive benefits up to the amounts not to exceed one dollar less than their respective parachute thresholds.

The board of directors of PB Financial, with Mr. Watson abstaining, recommends that PB Financial shareholders vote “FOR” approval of the executive benefits. The board of directors believes the executive benefits described above represent reasonable compensation for these executives given their performance and is comparable to that paid in similar circumstances in other transactions of which the board of directors is aware.

Whether the shareholders of PB Financial approve or do not approve the executive benefits will not change the value or number of shares of Alabama National common stock a PB Financial shareholder will receive if the Merger is completed.

DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

General

The authorized capital stock of Alabama National currently consists of 50,000,000 shares of Alabama National common stock, par value $1.00 per share, of which 18,641,872 shares were outstanding as of July 10, 2006, and 100,000 shares of preferred stock, par value $1.00 per share (the “Alabama National Preferred Stock”), of which no shares were outstanding as of July 10, 2006. The following is a summary description of Alabama National’s capital stock.

Common Stock

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National board out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Alabama National Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

Preferred Stock

The Alabama National Certificate of Incorporation provides that the Alabama National board of directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock. Such preferred stock may be issued in one or more classes or series. The Alabama National board of directors has the authority to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National board of directors, without shareholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

Certain Anti-Takeover Effects

The provisions of the Alabama National Certificate of Incorporation, the Alabama National Bylaws and the Delaware General Corporation Law (“DGCL”) summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders and may make removal of management more difficult.

Authorized but Unissued Stock

The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National’s management.

Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings

The Alabama National Certificate of Incorporation and Alabama National Bylaws prohibit shareholder action by written consent in lieu of a meeting and provide that shareholder action can be taken only at an annual or special meeting of shareholders. The Alabama National Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Alabama National board of directors or the Chairman of the Alabama National board. Shareholders will not be permitted to call a special meeting of shareholders. Such provision may have the effect of delaying consideration of a shareholder proposal until the next special meeting unless a special meeting is called by the Alabama National board of directors or the Chairman of the Alabama National board.

Section 203 of the Delaware Corporation Law

Subject to certain exclusions summarized below, Section 203 of the DGCL (“Section 203”) prohibits any “Interested Shareholder” from engaging in a “Business Combination” with a Delaware corporation for three years following the date such person became an Interested Shareholder. “Interested Shareholder” generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person’s status as an Interested Shareholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a “Business Combination” includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested shareholder except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested Shareholder; and (v) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

Section 203 does not apply to a Business Combination if (i) before a person became an Interested Shareholder, the board of directors of the corporation approved either the transaction in which the Interested

Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of shareholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

SUPERVISION AND REGULATION OF ALABAMA NATIONAL

AND PB FINANCIAL

Alabama National, its subsidiary banks, PB Financial and Peachtree Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Alabama National and/or PB Financial.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following in 1991 with the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry, and additional changes have been proposed. The operations of Alabama National and PB Financial may be affected by legislative changes and the policies of various regulatory authorities. Alabama National and PB Financial are unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

As bank holding companies, Alabama National and PB Financial are subject to the regulation and supervision of the Federal Reserve. Alabama National’s subsidiary banks and Peachtree Bank (collectively, the “Banks”) are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and, in the case of PB Financial and Peachtree Bank, the Georgia Department of Banking and Finance (the “Department”). These Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” as such terms are defined under regulations issued by each of the federal banking agencies. In general, the agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders’ equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Alabama National, its subsidiary banks and PB Financial and Peachtree Bank are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, a total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and a Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively.

The Federal Reserve has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution’s ongoing trading activities.

The Banks are subject to Regulation W, which comprehensively implemented statutory restrictions on transactions between a bank and its affiliates. Regulation W combines the Federal Reserve’s interpretations and exemptions relating to Section 23A and 23B of the Federal Reserve Act. Regulation W and Section 23A of the Federal Reserve Act place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In general, following the Merger, the Banks’ “affiliates” will be Alabama National and Alabama National’s non-bank subsidiaries.

Regulation W and Section 23B of the Federal Reserve Act prohibit, among other things, a bank from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

The Banks are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. Each of the Banks received at least a satisfactory rating in its most recent evaluation.

There are various legal and regulatory limits on the extent to which banks may pay dividends or otherwise supply funds to their holding companies. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report on its responsibility for preparing its institution’s financial statements and for establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC recently has proposed changes to its assessment system that are designed to require premium payments by a greater number of banks and other FDIC-insured depository institutions and that also would provide rebates to some institutions. If any of these changes were to take effect, the assessment obligations of the Banks could change.

The Gramm-Leach-Bliley Act, which became effective in 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company by filing a declaration if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. At this time, Alabama National has not registered to become a financial holding company.

The Gramm-Leach-Bliley Act broadly defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking; and activities that the Federal Reserve has determined to be closely related to banking. The Act also permits the Federal Reserve, in consultation with the Department of Treasury, to determine that other activities are “financial in nature” and therefore permissible for financial holding companies. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature (other than insurance underwriting, insurance company portfolio investment, merchant banking, real estate development and real estate investment) through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank at issue has a CRA rating of satisfactory or better. Bank holding companies that have not become financial holding companies are prohibited from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Act preserves the role of the Federal Reserve as the umbrella supervisor for holding companies while at the same time incorporating a system of functional regulation designed to take advantage of the strengths of the various federal and state regulators. In particular, the Act replaces the broad exemption from Securities and

Exchange Commission regulation that banks previously enjoyed with more limited exemptions, and it reaffirms that states are the regulators for the insurance activities of all persons, including federally-chartered banks.

The Gramm-Leach-Bliley Act also establishes a minimum federal standard of financial privacy. In general, the applicable regulations issued by the various federal regulatory agencies prohibit affected financial institutions (including banks, insurance agencies and broker/dealers) from sharing information about their customers with non-affiliated third parties unless (1) the financial institution has first provided a privacy notice to the customer; (2) the financial institution has given the customer an opportunity to opt out of the disclosure; and (3) the customer has not opted out after being given a reasonable opportunity to do so.

On October 26, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

As a result of the Merger, PB Financial shareholders will become shareholders of Alabama National. PB Financial is a Georgia corporation governed by the GBCC, and PB Financial’s Articles of Incorporation (“Articles”) and Bylaws. Alabama National, on the other hand, is a Delaware corporation governed by the Delaware General Corporation Law (“DGCL”), and Alabama National’s Certificate of Incorporation and Bylaws. Certain significant differences exist between the rights of PB Financial shareholders and those of Alabama National shareholders. The differences deemed material by PB Financial and Alabama National are summarized below.

The following discussion is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders under the laws of the GBCC and the DGCL, or the rights of such persons under Alabama National’s Certificate of Incorporation and Bylaws and PB Financial’s Articles of Incorporation and Bylaws. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the GBCC and the DGCL, as well as to Alabama National’s Certificate of Incorporation and Bylaws and PB Financial’s Articles of Incorporation and Bylaws.

Shareholder Meetings

Special Meetings. Under PB Financial’s Bylaws, a special meeting of shareholders may be called upon the request of the Board of Directors, the President, or at the request of any one or more shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the common stock of PB Financial.

Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation’s certificate of incorporation or bylaws. Alabama National’s Certificate of Incorporation does not confer to its shareholders the right to call a special shareholders meeting.

Notice of Meetings. Under Delaware and Georgia law, shareholders generally must be provided written notice of a shareholders meeting not less than ten (10) days nor more than sixty (60) days prior to a meeting. However, under Delaware law, in the case of a shareholder meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, shareholders must be given written notice of not less than twenty (20) days before the meeting.

The Bylaws of Alabama National provide for shareholder notice consistent with Delaware law, and PB Financial’s Bylaws provide for shareholder notice consistent with Georgia law.

Written Consent of Shareholders

Under the GBCC and the DGCL, shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. PB Financial’s Articles and Bylaws do not prohibit such action by written consent. On the other hand, Alabama National’s Certificate of Incorporation specifically limits shareholder action to annual or special meetings and denies shareholder action by written consent in lieu of a meeting.

Election of Directors

PB Financial. Under the Articles of PB Financial, the board of directors is divided into three classes, with directors in each class elected for a staggered three year term. PB Financial’s Articles do not provide for cumulative voting for directors. When any vacancy occurs among the directors, a majority of the remaining members of the Board may appoint a director to fill such vacancy until the expiration of the remaining term.

Alabama National. Under Alabama National’s Certificate of Incorporation, all directors are elected annually for a one-year term. Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Alabama National’s Certificate of Incorporation does not provide for cumulative voting. When any vacancy occurs among the directors, a majority of the remaining members of the Board may appoint a director to fill such vacancy until the next election of directors.

Removal of Directors

PB Financial. PB Financial’s Bylaws provide that a director may be removed by the shareholders with cause upon a majority vote. PB Financial’s Articles of Incorporation provide that a director may be removed without cause only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote in the election of directors.

Alabama National. Under the DGCL, a majority of the shares entitled to vote may affect a removal of a director with or without cause. The Alabama National Certificate of Incorporation does not contain any supermajority requirements for the removal of directors.

Shareholder Approval of Business Combinations

PB Financial. The GBCC provides that certain mergers, consolidations, and sales of substantially all of the assets of a Georgia corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. PB Financial’s Articles of Incorporation provide that in any case where the GBCC requires shareholder approval of a merger, such approval requires either the affirmative vote of two-thirds of the directors then in office and the affirmative vote of a majority of the issued and outstanding shares entitled to vote, or the affirmative vote of the majority of directors then in office and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares entitled to vote.

Alabama National. The DGCL permits a merger to become effective without the approval of the surviving corporation’s shareholders provided certain requirements are met. Under the DGCL, if the certificate of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no shareholder approval is required.

Where shareholder approval is required under the DGCL, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an “interested person” or “affiliated transaction,” however, the DGCL imposes supermajority approval requirements with certain qualifications. The Alabama National Certificate of Incorporation does not contain any supermajority requirements. See also “—Antitakeover Laws.”

Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or bylaws require a greater vote. Alabama National’s Certificate of Incorporation and Bylaws do not require a greater vote.

Amendments to the Articles or Certificate of Incorporation

PB Financial. Under the GBCC, PB Financial’s Articles of Incorporation may be amended upon the affirmative vote of the holders of a majority of the issued and outstanding shares. In some instances, PB

Financial’s Articles of Incorporation require a vote of two-thirds of the issued and outstanding shares to amend a particular article. The GBCC allows for bylaws to be amended by either the board of directors or the shareholders unless the articles of incorporation reserve this power exclusively to the shareholders or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. PB Financial’s Bylaws provide that they may be amended by a majority of shareholders or a majority of directors and the Articles of Incorporation do not reserve this power exclusively to the shareholders.

Alabama National. Unless the certificate of incorporation provides otherwise, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. Delaware law requires the shares of a class to vote separately on amendments in certain circumstances. Alabama National currently has no separate classes of stock.

The DGCL states that only the shareholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. Alabama National’s Certificate of Incorporation permits the Board of Directors, as well as the shareholders, to amend Alabama National’s Bylaws.

Dissenters’ Rights

PB Financial. Under Georgia law, holders of record of PB Financial’s common stock are entitled to dissenters’ rights. For a description of dissenters’ rights under Georgia law, see “APPROVAL OF THE MERGER AGREEMENT — Dissenters’ Rights.”

Alabama National. Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value of his shares in cash in lieu of the consideration he otherwise would receive in the transaction. In order for a dissenting shareholder to assert his dissenters’ right, he must timely file a petition for appraisal with the Delaware Court of Chancery which will appraise the shares (excluding any appreciation or depreciation in the share price which occurs as a consequence of or in expectation of the transaction). In addition, a Delaware corporation can provide in its certificate of incorporation that appraisal rights are available to shareholders in certain other situations in which such rights are not otherwise available under Delaware law. No such provision is included in Alabama National’s Certificate of Incorporation.

Under the DGCL, unless the certificate of incorporation provides otherwise, appraisal rights are not available to shareholders of a corporation if the shares are listed on a national securities exchange or quoted on the Nasdaq Stock Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares:

(1)	shares of stock of the surviving or resulting corporation,

(2)	shares of stock of another corporation which is listed on a national securities exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 shareholders,

(3)	cash in lieu of fractional shares described in (1) and (2) above, or

(4)	any combination of the consideration described in (1) through (3) above.

In addition, appraisal rights are not available to shareholders of a Delaware corporation in a merger if the corporation is the surviving corporation and no vote of its shareholders is required. Alabama National’s Certificate of Incorporation does not contain any provision regarding shareholder appraisal rights.

Dividends

PB Financial. Georgia law provides that dividends may be declared and paid only if, after giving it effect, the company is able to pay its debts as they become due in the usual course of business, and its total assets would be greater than the sum of its total liabilities plus the amount that would be needed if the company were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

Alabama National. Under Delaware law, a corporation can pay dividends to the extent of its surplus, and if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Alabama National are derived from its subsidiary banks, and there are various statutory limitations on the ability of such banks to pay dividends to Alabama National. See “RISK FACTORS—Restrictions on Dividends” and “WHERE YOU CAN FIND MORE INFORMATION.”

Preferred Stock

PB Financial. Georgia law provides that, if authorized by the articles of incorporation, a corporation’s board of directors may issue preferred stock with certain rights and privileges. PB Financial’s Articles do not authorize the issuance of preferred stock.

Alabama National. Alabama National’s Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock of which the designations and powers, preferences and rights and qualifications, limitations or restrictions thereof, are undetermined until fixed by resolution of the Board of Directors. The purpose of such preferred stock is to provide the Board of Directors with the financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors with the ability to respond to hostile takeover bids. By leaving the characteristics of the preferred stock undetermined until resolved by the Board of Directors, the Board of Directors is able to issue customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the shareholders. Such preferred stock also allows the Board of Directors to react quickly, in the case of a hostile bid, by issuing preferred stock with characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical.

Preemptive Rights

PB Financial. Holders of PB Financial common stock have no preemptive rights to subscribe for additional shares that may be issued from time to time by PB Financial.

Alabama National. Under Delaware law, shareholders of a corporation are denied preemptive rights unless such rights are expressly granted to shareholders in the certificate of incorporation. The Certificate of Incorporation of Alabama National does not provide for preemptive rights.

Limitation of Liability of Directors

PB Financial. PB Financial’s Articles of Incorporation provide that directors are protected from liability to the corporation or shareholders for monetary damages for breach of any duty as a director, except for liability for any improper appropriation of a business opportunity of the corporation, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, liability for unlawful distributions under the GBCC, or any transaction involving an improper material tangible personal benefit to the director.

Alabama National. Subject to certain exceptions, Delaware law permits the certificate of incorporation or bylaws to include a provision that eliminates a director’s liability to shareholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation or bylaws, however, cannot eliminate the liability of a director for breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchase or redemption; or any transactions from which the director derived an improper personal benefit. The Restated Certificate of Incorporation of Alabama National includes a provision restricting such director liability to the extent permitted by the DGCL.

Indemnification of Directors

Under Delaware and Georgia law, a corporation can indemnify its directors if a director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware and Georgia law each allows for a corporation to indemnify its directors with respect to any criminal action or proceeding when the director had no reasonable cause to believe his conduct was unlawful. Indemnification is not allowed under either Delaware or Georgia law if a director has been adjudged liable to the corporation.

Alabama National’s Bylaws authorize the indemnification of its directors to the fullest extent permitted by law. Similarly, PB Financial’s Bylaws authorize indemnification of its directors to the fullest extent permitted under Georgia law.

Antitakeover Laws

Affiliated Transactions and Certain Business Combinations. The DGCL prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested shareholder” (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation’s Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested shareholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested shareholder’s beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested shareholder if: (a) the business combination is approved by the corporation’s Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder, or (b) such interested shareholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. Alabama National’s Certificate of Incorporation does not contain such a provision.

The GBCC contains a law similar to the DGCL regarding affiliated transactions and business combinations. However, under the GBCC, a corporation must elect in its bylaws to be covered by this law. PB Financial’s Bylaws do not make such an election.

CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

General

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: 205/583-3600).

As a bank holding company, Alabama National is currently the corporate parent of 11 banks, which operate in Alabama, Florida and Georgia. The largest subsidiary of the holding company is Birmingham-based First American Bank (“FAB”). Other Alabama subsidiaries include: Bank of Dadeville; and Alabama Exchange Bank in Tuskegee. Florida subsidiaries are: First Gulf Bank, N.A. in Escambia County, Florida and Baldwin County, Alabama; Community Bank of Naples, N.A.; Millennium Bank in Gainesville; Public Bank in metropolitan Orlando; Florida Choice Bank in metropolitan Orlando and Ocala; CypressCoquina Bank in Ormond Beach; and Indian River National Bank in Vero Beach. Alabama National has one subsidiary in Georgia, Georgia State Bank in metropolitan Atlanta. Alabama National provides full banking services to individuals and businesses. Brokerage services are provided to customers through FAB’s wholly-owned subsidiary, NBC Securities, Inc. Insurance services are provided through ANB Insurance Services, Inc., a wholly-owned subsidiary of First American Bank.

At March 31, 2006, Alabama National had total assets of approximately $6.1 billion, total deposits of approximately $4.4 billion, total net loans of approximately $4.2 billion and total shareholders’ equity of approximately $582.9 million. Additional information about Alabama National is included in documents incorporated by reference in this proxy statement-prospectus. See “SUMMARY—Alabama National Selected Consolidated Financial Data” and “WHERE YOU CAN FIND MORE INFORMATION.”

Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Alabama National is incorporated by reference or set forth in Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

CERTAIN INFORMATION CONCERNING PB FINANCIAL

General

PB Financial is a registered bank holding company subject to the supervision and regulation of the Federal Reserve and is a corporation organized under the laws of the State of Georgia. Its main office is located at 9570 Medlock Bridge Road, Duluth, Georgia 30097 (Telephone Number: (770) 814-8100).

PB Financial is the parent company of Peachtree Bank, which is a Georgia state-chartered bank, and a member of the Federal Reserve System. Peachtree Bank offers full banking services to individuals and businesses through its main office at 9570 Medlock Bridge Road, Duluth, Georgia, and its three full-service branches located in Dunwoody, Lawrenceville and Roswell, Georgia.

At March 31, 2006, PB Financial had assets of approximately $517.0 million, total net loans of approximately $398.4 million, and total shareholders equity of approximately $36.5 million.

Additional Information

Information relating to executive compensation, various benefit plans, voting securities, and principal holders of voting securities, relationships and related transactions, and other related matters as to PB Financial is found in PB Financial’s Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2005, which is attached as Appendix D, its Quarterly Report on Form 10-QSB for the period ended March 31, 2006, which is attached as Appendix E, and the Proxy Statement for the Annual Meeting of Shareholders held May 16, 2006, which is attached as Appendix F.

SHAREHOLDER PROPOSALS

If the Merger is completed, PB Financial’s shareholders will become shareholders of Alabama National. Alabama National expects to hold its next annual meeting of shareholders after the Merger during May 2007. Under SEC rules, proposals of Alabama National shareholders intended to be presented at the 2007 annual meeting must be received by Alabama National at its principal executive offices by November 29, 2006, to be considered for inclusion in Alabama National’s proxy material related to such meeting.

A shareholder must notify Alabama National before February 12, 2007 of a proposal for the 2007 annual meeting which the shareholder intends to present other than by inclusion in Alabama National’s proxy material. If Alabama National does not receive such notice prior to February 12, 2007, proxies solicited by the Alabama National board of directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Alabama National BanCorporation, Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama (“Maynard, Cooper”). As of July 10, 2006, attorneys in the law firm of Maynard, Cooper owned an aggregate of 36,411 shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for PB Financial by Powell Goldstein LLP, Atlanta, Georgia.

Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences.”

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of The PB Financial Services Corporation for the year ended December 31, 2005 included and incorporated by reference in this proxy-statement-prospectus have been so included and incorporated upon the reliance of Porter Keadle Moore, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement-prospectus, PB Financial’s board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. If any other matters properly come before the special meeting, or any adjournments or postponements of the meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of PB Financial.

WHERE YO U CAN FIND MORE INFORMATION

Alabama National and PB Financial file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that either company files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at “http://www.sec.gov.” In addition, Alabama National common stock is traded on the Nasdaq Global Select Market. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

Alabama National filed a Registration Statement on Form S-4 (the “Registration Statement”) to register with the SEC the shares of Alabama National common stock to be issued to PB Financial’s shareholders in the Merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Alabama National’s Registration Statement.

The SEC allows Alabama National and PB Financial to “incorporate by reference” information into this proxy statement-prospectus, which means that these companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

This proxy statement-prospectus includes and/or incorporates by reference the documents set forth below that Alabama National and PB Financial have previously filed with the SEC. These documents contain important information about Alabama National and PB Financial. Some of these filings have been amended by later filings, which are also listed.

Alabama National SEC Filings (File No. 0-25160)

1.	Annual Report on Form 10-K for the year ended December 31, 2005.

2.	Quarterly Report on Form 10-Q for the period ended March 31, 2006.

3.	The portions of Alabama National’s proxy statement for the annual meeting of stockholders held on May 3, 2006 that have been incorporated by reference in the 2005 Alabama National Form 10-K.

4.	Current Reports on Form 8-K filed on January 27, April 4, May 4 and May 25, 2006.

5.	The description of Alabama National’s common stock contained in Alabama National’s Registration Statement on Form 8-A filed with the SEC on November 21, 1994, including any amendment or report filed with the SEC for the purpose of updating this description.

The PB Financial Services Corporation SEC Filings (File No. 0-51100)

1.	Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2005.

2.	Quarterly Report on Form 10-QSB for the period ended March 31, 2006.

3.	The portions of PB Financial’s proxy statement for the annual meeting of shareholders held on May 16, 2006 that have been incorporated by reference in the 2005 PB Financial Form 10-KSB and 10-KSB/A.

4.	Current Reports on Form 8-K filed on March 29, March 31 and May 25, 2006.

Alabama National and PB Financial also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the date of the Special Meeting of PB Financial shareholders or the termination of the Merger Agreement. These include all documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

Alabama National has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Alabama National, and PB Financial has supplied all such information relating to PB Financial.

PB Financial shareholders who have further questions about their share certificates or the exchange of their PB Financial common stock for Alabama National common stock should call the Exchange Agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference from Alabama National, PB Financial, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Alabama National or PB Financial, as applicable without charge. PB Financial’s shareholders may obtain documents incorporated by reference in this proxy statement-prospectus relating to Alabama National by requesting them in writing or by telephone at the following address:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Kimberly Moore

Telephone: (205) 583-3600

Disclosure of detailed financial information of PB Financial is included in this proxy statement-prospectus in Appendix D, PB Financial’s Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2005, and Appendix E, PB Financial’s Quarterly Report on Form 10-QSB for the period ended March 31, 2006. PB Financial’s shareholders may obtain other documents incorporated by reference in this proxy statement-prospectus relating to PB Financial by requesting them in writing or by telephone at the following address:

The PB Financial Services Corporation

9570 Medlock Bridge Road

Duluth, Georgia 30097

Attn: Monty G. Watson

Telephone: (770) 814-8100

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated             , 2006. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to shareholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and between

THE PB FINANCIAL SERVICES CORPORATION

and

ALABAMA NATIONAL BANCORPORATION

Dated as of

May 24, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 24, 2006, by and between THE PB FINANCIAL SERVICES CORPORATION (“PBF”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Duluth, Georgia, and ALABAMA NATIONAL BANCORPORATION (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

Preamble

The Boards of Directors of PBF and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of PBF with and into ANB. At the Effective Time of such Merger, the outstanding shares of the capital stock of PBF shall be converted into the right to receive shares of the common stock of ANB as provided for herein. As a result, stockholders of PBF shall become stockholders of ANB. The Merger is subject to the approvals of the stockholders of PBF, the Georgia Department of Banking and Finance and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. .Subject to the terms and conditions of this Agreement, at the Effective Time, PBF shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the GBCC and with the effect provided in Sections 259 and 261 of the DGCL and the applicable provisions of the GBCC. ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the PBF Board.

1.2 Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Closing will take place at 9:00 A.M. Central Standard Time on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement); provided, however, that the closing will not occur prior to September 29, 2006, unless mutually agreed upon in writing by the chief executive officers of each Party.

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Georgia, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless ANB and PBF otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the first business day following the date of the Closing (e.g. October 2, 2006, if the date of the Closing is September 29, 2006).

1.4 Support Agreements. Concurrently with the execution of this Agreement and as a material condition hereto, each member of the PBF Board and certain executive offices of PBF have executed and delivered a Support Agreement in the form attached as Exhibit A hereto.

ARTICLE 2

EFFECT OF MERGER

2.1 Certificate of Incorporation. The Restated Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time, until otherwise amended.

2.2 Bylaws. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3 Officers and Directors. The incumbent officers and directors of ANB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, PBF or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) (1) Subject to the potential adjustment provided for in Section 3.1(b)(2) and/or Section 3.2 below, each share of PBF Common Stock (excluding shares held by any PBF Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.054 shares of ANB Common Stock (as such may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”).

(2) For purposes of this Agreement, the term “Dollar Equivalent Per Share Consideration” shall be a dollar amount (rounded to the nearest cent) equal to the product of (A) the Average Quoted Price multiplied by (B) the Exchange Ratio. For example, if the Average Quoted Price were $60.00, the Dollar Equivalent Per Share Consideration would be $63.24. If the Average Quoted Price is less than $60.00 (and, therefore, the Dollar Equivalent Per Share Consideration is less than $63.24), then the Exchange Ratio shall automatically be increased to an amount equal to the quotient (rounded to the nearest thousandth) of $63.24 (the “Minimum Dollar Equivalent Per Share Consideration”) divided by the Average Quoted Price, such that the Dollar Equivalent Per Share Consideration is at least $63.24; provided, however, that the Exchange Ratio shall be capped at, and shall not exceed, 1.171 as a result of any such adjustment. In lieu of an increase in the Exchange Ratio as provided for in the preceding sentence, ANB, at its sole option and election, may pay additional Merger consideration with respect to each share of PBF Common Stock to be converted into shares of ANB Common Stock pursuant to Section 3.1(b)(1) above in an amount of cash equal to the difference of (i) the Minimum Dollar Equivalent Per Share Consideration minus (ii) the product (rounded to the nearest cent) of the Average Quoted Price multiplied by 1.054 (such difference is referred to as the “Additional Optional Cash Consideration Per Share”); provided, however, that the Additional Optional Cash Consideration Per Share shall be capped at, and shall not exceed, $6.32 as a result of any such election. For example, if the Average Quoted Price were $58.00, the Exchange Ratio would automatically increase to 1.090 (i.e., the quotient of $63.24 divided by $58.00), unless ANB elected instead to make an additional cash payment of $2.11 (i.e., the difference between $63.24 and $61.13) for each share of PBF Common Stock to be converted into shares of ANB Common Stock. Notwithstanding the foregoing, if the Average Quoted Price is less than $54.00, then the PBF Board may terminate this Agreement by providing written notice thereof to the Chief Executive Officer of ANB prior to the Closing, as set forth in Section 10.1(1). PBF and the PBF Subsidiaries shall not, and shall use their best efforts to ensure that each of their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of PBF do not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of ANB Common Stock or any options, rights or other securities convertible into shares of ANB Common Stock during the determination period for the Average Quoted Price. If ANB effects a stock split, reverse stock split, stock dividend or similar recapitalization between the date of this Agreement and the conclusion of the determination period for the Average Quoted Price, the prices for the ANB Common Stock shall be appropriately adjusted for the purposes of applying this Section 3.1(b)(2).

(c) Each outstanding and unexercised option to purchase shares of PBF Common Stock pursuant to the PBF Stock Option Plans (each, a “PBF Option”) will cease to represent an option to purchase PBF Common Stock at the Effective Time and will be converted automatically into an option to purchase ANB Common Stock (each, an “ANB Option”), and ANB will assume each PBF Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing such PBF Option; provided, however, that after the Effective Time:

(1) the number of shares of ANB Common Stock purchasable upon exercise of each PBF Option will equal the product of (A) the number of shares of PBF Common Stock that were purchasable under the PBF Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;

(2) the per share exercise price for each PBF Option will equal the quotient of (A) the per share exercise price of the PBF Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent; and

(3) where the context so requires, all references to PBF shall be deemed to be references to ANB and its Subsidiaries, and all references to the PBF Board (or the Compensation Committee thereof) shall be deemed to be references to the ANB Board (or the Compensation Committee thereof).

If the Dollar Equivalent Per Share Consideration is less than the Minimum Dollar Equivalent Per Share Consideration and ANB elects to pay Additional Optional Cash Consideration Per Share as provided for in Section 3.1(b)(2) above, then for purposes of Sections 3.1(c)(1) and (2) above, the Exchange Ratio shall be an amount equal to the quotient (rounded to the nearest thousandth) of $63.24 divided by the Average Quoted Price (as if ANB had not elected to pay Additional Optional Cash Consideration Per Share in lieu of an increase in the Exchange Ratio); provided, however, that the Exchange Ratio for purposes of Sections 3.1(c)(1) and (2) above shall be capped at, and shall not exceed, 1.171 as a result of any such adjustment.

Notwithstanding the foregoing, each PBF Option shall be adjusted in accordance with the requirements of Proposed Treasury Regulations Section 1-409A-1(b)(5)(v)(D) (or any successor guidance), and each PBF Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As soon as practicable after the Effective Time, ANB will file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to converted PBF Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as any such converted PBF Options remain outstanding. Subject to the foregoing, the PBF Stock Option Plans shall be frozen as of the Effective Time such that no additional options shall be available or granted thereunder following the Effective Time.

(d) Assuming (1) that no holders of PBF Common Stock exercise their rights under the Dissenter Provisions, (2) that there is no adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2) above or Section 3.2 below, and (3) that the holders of PBF Options exercise all of the PBF Options and/or all of the ANB Options, as the case may be (and do so by paying the exercise price in cash), the holders of PBF Common Stock and holders of PBF Options shall have the right to receive, in the aggregate, a maximum of 1,942,027 shares of ANB Common Stock as a result of the Merger.

(e) PBF will take such steps that may be required to cause the transactions contemplated by this Agreement, including any disposition of securities of PBF (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to PBF to be exempt under rule 16b-3 promulgated under the 1934 Act.

3.2 Anti-Dilution Provisions. If ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(b).

3.3 Shares Held by PBF. Each of the shares of PBF Common Stock held by any PBF Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of PBF Common Stock who perfects his dissenter’s rights of appraisal in accordance with and as contemplated by Sections 14-2-1320 through 14-2-1327 of the GBCC (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Corporation the certificate or certificates representing the shares of PBF Common Stock for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice of dissent to PBF, PBF will promptly give ANB notice thereof, and ANB will have the right to participate in all negotiations and proceedings with respect to any such demands. PBF will not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that a dissenting stockholder of PBF fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of PBF Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of PBF Common Stock held by him.

3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of PBF who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of PBF appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PBF Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of PBF Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, for fractional shares and/or Additional Optional Cash Consideration Per Share which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares, Additional Optional Cash Consideration Per Share, or unpaid dividends and distributions, if any, payable to holders of certificates for PBF Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of PBF Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of PBF Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for PBF Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of PBF Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former PBF Stockholders. At the Effective Time, the stock transfer books of PBF shall be closed as to holders of PBF Common Stock immediately prior to the Effective Time, and no transfer of PBF Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PBF Common Stock (“PBF Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PBF Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders (with a record date after the Effective Time) the number of whole shares of ANB Common Stock into which their respective shares of PBF Common Stock are converted, regardless of whether such holders have exchanged their PBF Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any PBF Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said PBF Certificate held after the Cutoff, until such person surrenders said PBF Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such PBF Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such PBF Certificate. No holder of shares of PBF Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the ANB Common Stock with a record date before the Effective Time of the Merger.

4.3 Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of PBF Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of PBF Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the PBF Certificate that represents PBF Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such PBF Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each PBF Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such PBF Certificate for exchange pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PBF

PBF hereby represents and warrants to ANB as follows:

5.1 Corporate Organization, Standing and Power. PBF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PBF is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF. PBF has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) PBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PBF, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of PBF Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of PBF, enforceable against PBF in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by PBF, nor the consummation by PBF of the transactions provided for herein, nor compliance by PBF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PBF’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any PBF Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PBF Company under, any Contract or Permit of any PBF Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such PBF Company, or, (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any PBF Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of PBF of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the PBF Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by PBF of the Merger and the other transactions provided for in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of PBF consists of 10,000,000 shares of PBF Common Stock, of which 1,766,517 shares are issued and outstanding (none of which is held in the treasury of PBF). All of the issued and outstanding shares of PBF Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of PBF has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of PBF. Pursuant to the terms of the PBF Stock Option Plans, there are currently outstanding options with the right to purchase a total of 76,013 shares of PBF Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of PBF outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PBF or contracts, commitments, understandings or arrangements by which PBF is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. PBF has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

5.4 PBF Subsidiaries.

(a) The PBF Subsidiaries include PBF Bank, which is a Georgia, FDIC-insured, member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of the PBF Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each PBF Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(b) The authorized and issued and outstanding capital stock of each PBF Subsidiary, including without limitation PBF Bank, is set forth on Schedule 5.4(b). PBF or PBF Bank owns all of the issued and outstanding shares of capital stock of each PBF Subsidiary, other than PB Capital Trust I and PB Capital Trust II (collectively, the “Trusts”). PBF owns all of the outstanding common voting securities of the Trusts. None of the shares of capital stock or other securities of any PBF Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any PBF Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any PBF Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PBF Company is or may be bound to transfer any shares of the capital stock of any PBF Subsidiary. There are no

Contracts relating to the rights of any PBF Company to vote or to dispose of any shares of the capital stock of any PBF Subsidiary. All of the shares of capital stock of each PBF Subsidiary held by a PBF Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the PBF Company free and clear of any Lien. No PBF Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any PBF Company that is a limited liability company.

(c) The minute books of PBF, PBF Bank and each PBF Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since such entity’s formation.

(d) None of the PBF Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e) No PBF Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any PBF Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(f) Schedule 5.4(f) lists the type and current outstanding amount of debentures issued to, and securities issued by each of the Trusts. Each of PBF and the Trusts is in material compliance with all of its obligations relating to any issuance of trust preferred securities or debentures to which it is a party. Except as disclosed on Schedule 5.4(f), no actions or Consents are required with respect to such debentures or securities in connection with the consummation of the transactions provided for in this Agreement.

5.5 Financial Statements.

(a) Attached hereto as Schedule 5.5 are copies of all PBF Financial Statements and PBF Call Reports for periods ended prior to the date hereof, and PBF will deliver to ANB promptly copies of all PBF Financial Statements and PBF Call Reports prepared subsequent to the date hereof. The PBF Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the PBF Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the PBF Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the PBF Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The PBF Call Reports have been prepared in material compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

(b) Porter Keadle Moore, LLP is and has been (i) since at least the date of its engagement by PBF, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, and (ii) throughout the periods covered by the financial statements filed with the SEC by PBF, “independent” with respect to PBF within the meaning of Regulation S-X under the 1934 Act.

(c) PBF and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2005, there has not been any material change in the internal controls utilized by PBF to assure that its consolidated financial statements conform with GAAP. PBF has designed and maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by PBF in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to PBF’s management as appropriate to allow timely decisions regarding required disclosures and to allow PBF’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of PBF required under the 1934 Act.

5.6 Absence of Undisclosed Liabilities. No PBF Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF, except Liabilities accrued or reserved against in the consolidated balance sheets of PBF as of December 31, 2005, included in the PBF Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No PBF Company has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2000: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of PBF or PBF Bank with any Regulatory Authority, (ii) the PBF Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PBF provided in Article 7 of this

Agreement, and (iii) to PBF’s Knowledge, no fact or condition exists which PBF believes will cause a Material Adverse Effect on PBF or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the PBF Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of PBF or PBF Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PBF, except as reserved against in the PBF Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the PBF Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the PBF Companies for the period or periods through and including the date of the respective PBF Financial Statements has been made and is reflected on such PBF Financial Statements.

(d) Any and all deferred Taxes of the PBF Companies have been provided for in accordance with GAAP.

(e) None of the PBF Companies is responsible for the Taxes of any other Person other than the PBF Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the PBF Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which PBF, PBF Bank or any PBF Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of PBF immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the PBF Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the PBF Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by PBF in the PBF Financial Statements.

(i) PBF has delivered or made available to ANB correct and complete copies of all Tax returns filed by PBF and each PBF Subsidiary for each fiscal year ended on and after December 31, 1998.

5.9 Loan Portfolio; Documentation and Reports.

(a) (i) Except as disclosed in Schedule 5.9(a)(i), none of the PBF Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii) Except as otherwise set forth in Schedule 5.9(a)(ii), none of the PBF Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of PBF or PBF Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(iii) All of the Loans held by any of the PBF Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and PBF loan policies, except for deviations from such policies that (a) have been approved by current management of PBF, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of PBF management, will not adversely affect the ultimate collectibility of such Loan.

(iv) Except as set forth in Schedule 5.9(a)(iv), none of the PBF Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by PBF, PBF Bank or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

(v) The allowance for possible loan or credit losses (the “PBF Allowance”) shown on the consolidated balance sheets of PBF included in the most recent PBF Financial Statements dated prior to the date of this Agreement was, and the PBF Allowance shown on the consolidated balance sheets of PBF included in the PBF Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PBF Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PBF Companies as of the dates thereof. The reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any PBF Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on PBF.

5.10 Assets; Insurance. The PBF Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the PBF Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), in each case free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the PBF Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PBF’s past practices. All Assets that are material to PBF’s business on a consolidated basis, held under leases or subleases by any of the PBF Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by PBF or PBF Bank or, to the Knowledge of PBF or PBF Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the PBF Companies or in which any PBF Company has any ownership or leasehold interest. Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any PBF Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any PBF Company. None of the PBF Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on PBF. As to each parcel of real property owned or used by any PBF Company, no PBF Company has received notice of any pending or, to the Knowledge of each of the PBF Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the PBF Companies include all assets required to operate the business of the PBF Companies as now conducted. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the PBF Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PBF Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the PBF Companies, and PBF has provided true and correct copies of each such policy to ANB. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no PBF Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11 Environmental Matters.

(a) Each PBF Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(b) There is no Litigation pending or, to the Knowledge of PBF and PBF Bank, threatened before any court, governmental agency or authority or other forum in which any PBF Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PBF Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(c) There is no Litigation pending or, to the Knowledge of PBF and PBF Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PBF with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(d) To the Knowledge of PBF and PBF Bank, there is no objectively reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(e) To the Knowledge of PBF and PBF Bank, during the period of (i) any PBF Company’s ownership or operation of any of its respective current properties, (ii) any PBF Company’s participation in the management of any Participation Facility or (iii) any PBF Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF. To the Knowledge of PBF and PBF Bank, prior to the period of (i) any PBF Company’s ownership or operation of any of its respective current properties, (ii) any PBF Company’s participation in the management of any Participation Facility, or (iii) any PBF Company’s holding of a security interest in a Loan Property, to the Knowledge of PBF and PBF Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

5.12 Compliance with Laws. PBF is duly registered as a bank holding company under the BHC Act. Each PBF Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF, and there has occurred no Default under any such Permit. Except as described in Schedule 5.12(b), each of the PBF Companies:

(a) is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b) has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PBF Company is not, or suggesting that any PBF Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any PBF Company, or suggesting that any PBF Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any PBF Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, PBF Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination. PBF Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by PBF Bank.

5.13 Labor Relations; Employees.

(a) No PBF Company is the subject of any Litigation asserting that it or any other PBF Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PBF Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PBF Company, pending or threatened, nor to its Knowledge, is there any activity involving any PBF Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each PBF Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the PBF Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2003, 2004 and 2005. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the PBF Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and PBF has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PBF Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “PBF Benefit Plans”). Any of the PBF Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “PBF ERISA Plan.” Each PBF ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as a “PBF Pension Plan”. No PBF Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All PBF Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF. Each PBF ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype arrangement, as applicable, from the Internal Revenue Service, and PBF is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No PBF Company has engaged in a transaction with respect to any PBF Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PBF Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF. To the knowledge of PBF, there are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any PBF Benefit Plan or any PBF Company with regard to any PBF Benefit Plan, any trust which is a part of any PBF Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any PBF Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) No PBF Company maintains or has ever maintained a PBF Pension Plan that is intended to be qualified under Section 401(a) of the IRC or is subject to Title IV of ERISA.

(d) No PBF Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBF.

(e) Except as disclosed on Schedule 5.14(e), no PBF Company has any obligations for retiree health or retiree life benefits under any of the PBF Benefit Plans, and there are no restrictions on the rights of such PBF Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on PBF.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any PBF Company under any PBF Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any PBF Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all PBF Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions required to be made under any PBF Benefit Plan have been made by the applicable due date and such contributions meet the requirements for deductibility under the IRC.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the PBF Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any PBF Company or the guarantee by any PBF Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the PBF Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PBF Companies, any member of the immediate family of the foregoing or, to the Knowledge of PBF, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the PBF Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any PBF Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the PBF Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PBF Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “PBF Contracts”). PBF has delivered or made available to ANB correct and complete copies of all PBF Contracts. Each of the PBF Contracts is in full force and effect, and none of the PBF Companies is in Default under any PBF Contract. Other than the indebtedness under the subordinate debentures held by the Trusts, indebtedness to the Federal Home Loan Bank, and deposit relationships entered into in the ordinary course of business, all of the indebtedness of any PBF Company for money borrowed is prepayable at any time by such PBF Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of PBF or PBF Bank, threatened (or unasserted but considered probable of assertion) against any PBF Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of PBF or PBF Bank, threatened against any PBF Company. No PBF Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any PBF Company, would have a Material Adverse Effect on such PBF Company or would materially restrict the right of any PBF Company to carry on its businesses as presently conducted.

5.17 Reports. Since its formation, each PBF Company has timely filed all reports, registrations statements, statements, and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the PBF Companies, to the Knowledge of any PBF Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any PBF Company, investigation into the business or operations of any PBF Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PBF Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the PBF Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the PBF Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the PBF Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any PBF Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PBF Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of PBF Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or PBF, contains or will contain any untrue statement of a material fact or fails or will fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PBF Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Tax and Regulatory Matters. No PBF Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20 Offices. The headquarters of each PBF Company and each other office, branch or facility maintained and operated by each PBF Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the PBF Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the PBF Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the PBF Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.

5.22 Intellectual Property. Each of the PBF Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the PBF Companies has received any notice of conflict with respect thereto that asserts the rights of others. The PBF Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the PBF Companies. Each of the PBF Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23 Administration of Trust Accounts. PBF Bank currently possesses but does not exercise trust powers.

5.24 Advisory Fees. PBF has retained the PBF Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the PBF Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the PBF Financial Advisor and the Advisory Fee, neither PBF nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. PBF knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. PBF has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any PBF Company has purchased securities subject to an agreement to resell, such PBF Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any PBF Company has sold securities subject to an agreement to repurchase, no PBF Company has pledged collateral in excess of the amount of the debt secured thereby. No PBF Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

No PBF Company is a party to, nor has any PBF Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28 Antitakeover Provisions. Each PBF Company has taken all actions required to exempt such PBF Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of PBF Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the PBF Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the PBF Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of PBF Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of PBF Bank represents a deposit of any Affiliate of PBF.

5.31 Accounting Controls. Each of the PBF Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable PBF Company; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable PBF Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of each of the PBF Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.32 Deposit Insurance. The deposit accounts of PBF Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). PBF Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33 Registration Obligations. Neither of PBF or PBF Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities Laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ANB

ANB hereby represents and warrants to PBF as follows:

6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.2 Authority; No Breach By Agreement.

(a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms.

(b) Except as set forth on Schedule 6.2(b), neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Restated Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

(c) Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.

6.3 Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 50,000,000 shares of ANB Common Stock, of which 18,637,730 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the shares of ANB Common Stock to be issued in exchange for shares of PBF Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of ANB Common Stock to be issued in exchange for shares of PBF Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of ANB.

6.4 Reports and Financial Statements.

(a) Since January 1, 2003, or the date of organization or acquisition if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The ANB Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

(b) PricewaterhouseCoopers LLP is and has been (i) since October 22, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, and (ii) throughout the periods covered by the financial statements filed with the SEC by ANB, “independent” with respect to ANB within the meaning of Regulation S-X under the 1934 Act.

(c) ANB and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since

June 30, 2005, there has not been any material change in the internal controls utilized by ANB to assure that its consolidated financial statements conform with GAAP. ANB has designed and maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by ANB in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ANB’s management as appropriate to allow timely decisions regarding required disclosures and to allow ANB’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of ANB required under the 1934 Act.

6.5 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of March 31, 2006, included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since March 31, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.6 Absence of Certain Changes or Events. Since March 31, 2006: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB in the future, subject to changes in general economic or industry conditions.

6.7 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8 Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.9 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

6.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to PBF pursuant to this Agreement, including the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to PBF’s stockholders in connection with the PBF Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of PBF, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11 Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.12 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that ANB makes no representation or warranty about any information therein provided by PBF or its representatives.

6.13 Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.14 Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Time or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of ANB and PBF shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and PBF shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and PBF shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and PBF shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of PBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PBF covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any PBF Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PBF Subsidiaries consistent with past practices (which shall include, for PBF Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PBF Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PBF Company, or declare or pay any dividend or make any other distribution in respect of PBF’s capital stock; provided, however, that if the Effective Time does not occur prior to the record date for ANB’s dividend declared in the 3rd quarter of 2006, PBF may declare and pay a cash dividend on PBF Common Stock in a per share amount not to exceed the product of (a) the per share dividend amount declared by ANB in the 3rd quarter of 2006 multiplied by (b) the Exchange Ratio. For example, assuming that the record date for ANB’s dividend declared in the 3rd quarter of 2006 is September 15, 2006, that the Effective Time occurs on October 2, 2006, that the per share dividend amount declared by ANB in the 3rd quarter of 2006 is $0.375, and that there are no adjustments to the Exchange Ratio, then PBF may declare and pay a dividend of $0.395 per share, for an aggregate dividend of $697,774.22 (assuming there remains a total 1,766,517 shares of PBG Common Stock outstanding at such time); or

(iv) except for this Agreement or as required upon exercise of any of the PBF Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PBF Common Stock or any other capital stock of any PBF Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any PBF Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PBF Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii) except as set forth on Schedule 7.2(vii), grant any increase in compensation or benefits to the directors, officers or employees of any PBF Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the PBF Board prior to the date of this Agreement; or enter into or amend any severance or change in control agreements with directors, officers or employees of any PBF Company; or

(viii) enter into or amend any employment Contract between any PBF Company and any Person (unless such amendment is required by Law) that the PBF Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix) adopt any new employee benefit plan of any PBF Company or make any material change in or to any existing employee benefit plans of any PBF Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any PBF Company for material money damages or restrictions upon the operations of any PBF Company, or, (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) make any Loan or advance to any 5% stockholder, director or officer of PBF or any of the PBF Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of PBF or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any PBF Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of PBF or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PBF Company or any member of the immediate family of the foregoing, or any Related Interest (Known to PBF or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office; or

(xix) except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and PBF shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any PBF Company more than an aggregate of $2,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with PBF and PBF Bank’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of PBF with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of PBF or PBF Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of PBF, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the ANB Common Stock to cease to be traded on NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and PBF shall deliver to ANB copies of all such reports filed by PBF or its Subsidiaries promptly after the same are filed.

7.6 Acquisition Proposals.

(a) PBF shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the PBF Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), PBF receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the PBF Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, PBF may (x) furnish information (including non-public information) with respect to PBF to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between ANB and PBF, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the PBF Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b) Except as set forth in Section 10.1(k), neither the PBF Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ANB, the approval or recommendation by the PBF Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit PBF or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) PBF agrees that it and its Subsidiaries shall, and PBF shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. PBF agrees that it will notify ANB promptly (but no later than 24 hours) if, to PBF’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, PBF, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter PBF shall keep ANB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. PBF also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, take commercially reasonable steps to ensure that all ANB Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 600 of Regulation NMS under the 1934 Act.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, PBF shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and

PBF shall furnish all information concerning PBF and the holders of PBF Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, PBF will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of PBF. Subject to Section 10.1(k) of this Agreement, the PBF Board shall recommend that the holders of PBF Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. ANB and PBF shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or PBF, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) ANB and PBF shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, PBF or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) ANB and PBF shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or PBF, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) ANB will indemnify and hold harmless PBF and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse PBF, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ANB Company.

(f) PBF will indemnify and hold harmless ANB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ANB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any PBF Company.

8.2 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, ANB and PBF shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, contracts, commitments and records and, during such period, each of ANB and PBF shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by ANB to PBF or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, PBF and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PBF shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in PBF’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to PBF by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by PBF or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of PBF and, if the Merger shall not occur, ANB and its representatives shall return to PBF all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by PBF or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of PBF and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4 PBF Stockholders’ Meeting. PBF shall call a meeting of its stockholders (the “PBF Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the PBF Stockholders’ Meeting, (a) PBF shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that PBF may reasonably request in connection with conducting the PBF Stockholders’ Meeting; (c) ANB shall prepare and furnish to PBF, for printing, copying and for distribution to PBF’s stockholders at PBF’s expense, the form of the Proxy Statement/Prospectus; (d) PBF shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the PBF Board shall recommend to its stockholders the approval of this Agreement; and (f) PBF shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to PBF’s stockholders. PBF will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the PBF Stockholders’ Meeting, PBF shall deliver to ANB a certificate of the Secretary of PBF containing the names of the stockholders of PBF that both (a) gave written notice prior to the taking of the vote on this Agreement at the PBF Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of PBF Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6 Publicity. Neither ANB nor PBF shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of PBF and the PBF Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by PBF and the PBF Companies shall not exceed $85,000 in the aggregate, exclusive of the Advisory Fee. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) PBF expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinion. The PBF Board has engaged Burke Capital Group, LLC (the “PBF Financial Advisor”) to act as advisor to the PBF Board during the transaction and to opine separately as to the fairness from a financial point of view of the total consideration to the PBF shareholders. PBF has received from the PBF Financial Advisor an opinion that, as of the date hereof, the total consideration to the PBF shareholders is fair to the shareholders of PBF from a financial point of view. PBF may elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Agreement of Affiliates. PBF has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of PBF for purposes of Rule 145 under the 1933 Act. PBF shall cause each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit B providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of PBF Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of PBF pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

8.12 Environmental Audit; Title Policy; Survey.

(a) At the election of ANB, PBF will procure and deliver, at PBF’s expense, with respect to each parcel of real property that any of the PBF Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB.

(b) At the election of ANB, PBF will, at PBF’s expense, with respect to each parcel of real property that PBF or PBF Bank owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction.

(c) At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, PBF, at PBF’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, PBF shall deliver to

ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any PBF Company or in which any PBF Company has any ownership or leasehold interest.

8.13 Compliance Matters. Prior to the Effective Time, PBF shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by PBF or PBF Bank; provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to PBF, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14 Conforming Accounting and Reserve Policies. At the request of ANB, PBF shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform PBF Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).

8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which PBF or PBF Bank is a party.

8.16 Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, PBF shall take, or shall cause to be taken, an inventory of all fixed assets of the PBF Companies to verify the presence of all items listed on their respective depreciation schedules, and PBF shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.

8.17 Director’s and Officer’s Indemnification.

(a) For a period of three (3) years after the Effective Time, ANB shall indemnify each director and executive officer of PBF (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent permitted under the articles of incorporation and bylaws of PBF as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Sections 14-2-850 through 14-2-859 of the GBCC. During the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, ANB shall indemnify each Indemnified Party against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of PBF as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Sections 14-2-850 through 14-2-859 of the GBCC.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation shall promptly notify ANB thereof. In the event of any claim or litigation that may give rise to indemnity obligations on the part of ANB

(whether arising before or after the Effective Time), (i) ANB shall have the right to assume the defense thereof, and ANB shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if ANB elects not to assume such defense, or if counsel for the Indemnified Party advises in good faith that there are substantive issues that raise conflicts of interest between ANB and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and ANB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that ANB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such litigation; and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further, that ANB shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

8.18 Assumption of Trust Preferred Obligations. ANB acknowledges that (i) the Trusts hold Floating Rate Junior Subordinated Debentures (“Debentures”) issued by PBF under a Junior Subordinated Indenture between PBF and Wilmington Trust Company, as trustee, dated as of December 20, 2002, and a Junior Subordinated Indenture between PBF and JP Morgan Chase Bank, N.A., as trustee, dated as of March 29, 2005 (collectively, the “Indentures”), (ii) the Trusts have issued Floating Rate Preferred Securities (the “Trust Preferred”) under an Amended and Restated Trust Agreement by and between PBF and Wilmington Trust Company, as trustee and Delaware trustee, dated as of December 20, 2002, and an Amended and Restated Declaration of Trust by and among PBF, JP Morgan Chase Bank, N.A., as institutional trustee, Chase Bank USA, N.A., as Delaware trustee, and certain administrative trustees, dated as of March 29, 2005 (collectively, the “Trust Agreements”), and (iii) PBF has issued guarantees (the “Guarantees”) related to the Trust Preferred pursuant to a Guarantee Agreement by and between PBF and Wilmington Trust Company, as trustee, dated as of December 20, 2002, and a Guarantee Agreement by and between PBF and JPMorgan Chase Bank, N.A., as trustee, dated as of March 29, 2005 (collectively, the “Guarantee Agreements”). Subject to the provisions of this Agreement, ANB shall upon the Effective Time expressly assume all of PBF’s obligations under the Indentures and the Guarantees (including, without limitation, being substituted for PBF) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indentures, the Trust Agreements, the Guarantee Agreements, the Debentures, the Guarantees or the Trust Preferred and thereafter shall perform all of PBF’s obligations with respect to the Debentures, the Guarantees and the Trust Preferred (the “Trust Preferred Assumption”). PBF shall use commercially reasonable efforts to obtain the Consents of the Trustees to any supplemental indentures or other documents, instruments or agreements and to take such other actions as are required to evidence such assumption by ANB, and ANB shall cooperate in good faith with such efforts. In addition, PBF shall use commercially reasonable efforts to obtain the Consents of all necessary parties (i) as required by the Indentures, to a supplemental indenture to each of the Indentures that shall expressly state that the Debentures shall rank pari passu to ANB’s outstanding trust preferred related debentures in all respects (the “Pari Passu Supplemental Indentures”), (ii) as required by the Guarantee Agreements, to an amendment to each of the Guarantee Agreements that shall expressly state that the Guarantees shall rank pari passu to ANB’s outstanding trust preferred related debentures and related guarantees in all respects (the “Pari Passu Guarantees”), and (iii) as required by the Trust Agreements, to an amendment to each Trust Agreement that shall expressly state that ANB is substituted for PBF in all respects under the Trust Agreement (the “Succession Amendments”), and ANB shall cooperate in good faith with such efforts.

8.19 401(k) Plan. Prior to the Effective Time, PBF shall take all steps that, in the reasonable determination of ANB, are necessary or advisable to terminate the PBF 401(k) Plan effective immediately prior to the Effective Time. Upon the Effective Time, the employees of the PBF Companies who were eligible to participate in the PBF 401(k) Plan will be eligible to participate in ANB’s 401(k) plan and will be granted credit for their service with the PBF Companies for purposes of participation and vesting in ANB’s 401(k) Plan.

8.20 Employment Agreements. The parties will use all reasonable efforts to ensure that Monty G. Watson and Kelly J. Johnson have entered into new Employment/Non-Compete Agreements with PBF Bank prior to the Closing on terms and conditions acceptable to ANB and the parties to the new Employment/Non-Compete Agreements.

8.21 Section 280G Matters. Prior to the Closing, ANB and PBF will work together in good faith to attempt to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including without limitation any “excess parachute payment” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of PBF shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and PBF shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the PBF Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. PBF and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of PBF Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of PBF with respect to such exchange (except to the extent of any cash received), and (iii) neither PBF nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of PBF and ANB reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. ANB shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the ANB Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of PBF set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this

Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of PBF to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. PBF shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the PBF Board and the PBF stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

(d) Opinion of Counsel. PBF shall have delivered to ANB an opinion of Powell Goldstein LLP, counsel to PBF, dated as of the Closing, in substantially the form of Exhibit C hereto.

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, PBF and PBF Bank shall have a minimum net worth of at least $34 million and $40 million, respectively (or, if the Executive and Director Supplemental Retirement Plans identified on Schedule 5.14(a) are cashed out prior to the Effective Time, $32.5 million and $38.0 million, respectively). For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (i) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (ii) any amounts due from or owed by any Subsidiary thereof; provided, however, that unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”

(f) Comfort Letter. ANB shall have received from Porter Keadle Moore, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of PBF as ANB may reasonably request.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.

(h) 280G Matters. ANB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments, shareholder approval or otherwise, that PBF shall have taken any and all reasonably necessary steps such that the Merger will not trigger any

“excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, PBF Benefit Plans, supplemental compensation, retirement or similar arrangements between a PBF Company and any officers, directors, or employees thereof.

(i) Employment Agreements. (i) ANB shall have received documentation reasonably satisfactory to ANB that any and all employment agreements, change in control agreements, severance agreements, and similar agreements between any PBF Company and any individual shall be terminated as of the Effective Time on terms and conditions satisfactory to ANB; and (ii) each of Monty G. Watson, Kelly J. Johnson, Jim Olson, Tammy Kraus, Bob Cash, Chuck Oliver, Fran Fuchs, and Richard Sikes shall have entered into a new Employment / Non-Compete Agreement with PBF Bank on terms and conditions acceptable to ANB.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any PBF Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any PBF Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such PBF Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the judgment of ANB, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, PBF or PBF Bank or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, or (iii) would be materially adverse to the interests of ANB on a consolidated basis.

(l) Consents Under Agreements.

(1) PBF shall have obtained the Consents and taken the actions set forth on Schedule 5.4(f) and as described in Section 8.18 with respect to the Debentures, the Guarantees and the Trust Preferred, including, without limitation, the Consents necessary to the Pari Passu Supplemental Indentures, the Pari Passu Guarantees and the Succession Amendments. Additionally, the Trustees shall have received a written opinion of counsel from counsel to PBF, reasonably satisfactory to ANB, covering, among other matters, the following: (i) that the Merger and the substitution of ANB for PBF under the Indentures, the Guarantee Agreements and the Trust Agreements is permitted by the terms of the Indentures, the Guarantee Agreements and the Trust Agreements, respectively; (ii) that the adoption of the Pari Passu Supplemental Indentures is permitted by the Indentures; (iii) that the adoption of the Pari Passu Guarantees is permitted by the Guarantee Agreements; and (iv) that the Succession Amendments are permitted by the Trust Agreements.

(2) PBF shall have obtained all other consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by PBF Bank or any other PBF Subsidiary of, as the case may be, any obligation, right or interest of PBF, PBF Bank or such PBF Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on either the Surviving Corporation, PBF Bank, or any other PBF Subsidiary at issue.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including without limitation any requirement that ANB sell or dispose of any significant amount of the assets of PBF, PBF Bank and their respective subsidiaries, or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of PBF or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. PBF shall have delivered a certificate to ANB that PBF is not aware of any pending, threatened or potential claim against the directors or officers of PBF or PBF Bank or under the directors and officers insurance policy or the fidelity bond coverage of PBF or any PBF Company.

(o) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans required to be described in Schedule 5.9(a)(iv).

(p) PBF 401(k) Plan. ANB shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the PBF’s 401(k) Plan.

(q) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any PBF Company and/or their respective officers or directors which would result in a Material Adverse Effect on such PBF Company.

(r) Line of Credit. Without any penalty or other cost or additional expense to ANB, PBF or PBF Bank, PBF shall have paid off in full and terminated its line of credit with The Bankers Bank, and all Liens and collateral for such loan, including without limitation all shares of capital stock of PBF Bank, shall have been released in full.

(s) [Reserved]

9.3 Conditions to Obligations of PBF. The obligations of PBF to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PBF pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. ANB shall have delivered to PBF (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to PBF’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as PBF and its counsel shall request.

(d) Opinion of Counsel. ANB shall have delivered to PBF an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit D hereto.

(e) Comfort Letter. PBF shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as PBF may reasonably request.

(f) Fairness Opinion. The fairness opinion shall not have been withdrawn by the PBF Financial Advisor for good reason.

(g) ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(h) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of PBF, restricts or impairs the conduct of such ANB Company’s business or future prospects.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PBF, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the ANB Board and the PBF Board; or

(b) by the ANB Board or the PBF Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the ANB Board or the PBF Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the ANB Board or the PBF Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PBF fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such PBF stockholders for approval and voted upon; or

(e) by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to PBF, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to PBF, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by PBF of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the PBF Board, if (i) there shall have occurred any Material Adverse Effect with respect to ANB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ANB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from PBF specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the ANB Board or the PBF Board if the Merger shall not have been consummated by January 31, 2007, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the ANB Board or the PBF Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i) by the ANB Board if the holders of in excess of ten percent (10%) of the outstanding shares of PBF Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the ANB Board if (i) the PBF Board shall have withdrawn, or adversely modified, or failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the PBF Board shall have approved or recommended to the stockholders of PBF that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) PBF fails to call the PBF Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than PBF or an Affiliate of PBF) or group becomes the beneficial owner of 25% or more of the outstanding shares of PBF Common Stock; or

(k) by the PBF Board if (i) the PBF Board authorizes PBF, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and PBF notifies ANB in writing that it intends to enter into such an agreement, and (ii) ANB does not make, within seven (7) business days of the receipt of PBF’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the PBF Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of PBF as the Superior Proposal. Any termination under this Section 10.1(k) shall be subject to ANB’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by ANB in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. PBF agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the tenth (10th) business day after it has provided the notice to ANB required thereby, and (y) to notify ANB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification; or

(l) by the PBF Board in the event that the Average Quoted Price is below $54.00.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the ANB Board or the PBF Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of ANB or PBF or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the event that this Agreement is terminated (i) by the ANB Board pursuant to Section 10.1(j) or (ii) by the PBF Board pursuant to Section 10.1(k), then PBF shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to ANB, by wire transfer of immediately available funds, the amount of $4,000,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by PBF stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to PBF and thereafter this Agreement is terminated by the ANB Board or the PBF Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination PBF enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then PBF shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to ANB, by wire transfer of immediately available funds, the Termination Fee.

(d) PBF acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, ANB would not enter into this Agreement; accordingly, if PBF fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, ANB commences a suit which results in a judgment for any of the Termination Fee, PBF shall pay ANB its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to PBF, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving PBF or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, PBF or any of its Subsidiaries, including a plan of liquidation of PBF or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall have the meaning provided in Section 5.32 of this Agreement.

“Additional Optional Cash Consideration Per Share” shall have the meaning provided in Section 3.1(b)(2) of this Agreement.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“ANB” shall mean Alabama National BanCorporation, a Delaware corporation.

“ANB Board” shall mean the Board of Directors of ANB.

“ANB Common Stock” shall mean the $1.00 par value common stock of ANB.

“ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.

“ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ANB as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by ANB to PBF, and (ii) the unaudited consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by ANB to PBF with respect to periods ended subsequent to December 31, 2005.

“ANB Option” shall have the meaning given to such term in Section 3.1(c) hereof.

“ANB Subsidiaries” shall mean the Subsidiaries of ANB.

“Articles of Merger” shall mean the Articles of Merger to be signed by ANB and PBF and filed with the Secretary of State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price (rounded to two decimal places) derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the date of the Closing, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Debentures” shall have the meaning provided in Section 8.18 of this Agreement.

“Designated Representative”

(a) with respect to PBF shall mean Monty G. Watson; and/or Kelly J. Johnson.

(b) with respect to ANB shall mean John H. Holcomb, III; William E. Matthews, V; and/or Richard Murray, IV.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b)(2) of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.

“Exchange Agent” shall mean Computershare Trust Company, N.A.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(b) of this Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Guarantees” shall have the meaning provided in Section 8.18 of this Agreement.

“Guarantee Agreements” shall have the meaning provided in Section 8.18 of this Agreement.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indemnified Party” shall have the meaning provided in Section 8.17(a) of this Agreement.

“Indentures” shall have the meaning provided in Section 8.18 of this Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a)(i) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Merger” shall mean the merger of PBF with and into ANB referred to in the Preamble of this Agreement.

“Minimum Dollar Equivalent Per Share Consideration” shall have the meaning provided in Section 3.1(b)(2) of this Agreement.

“NASD” shall mean the National Market System of the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Pari Passu Guarantees” shall have the meaning provided in Section 8.18 of this Agreement.

“Pari Passu Supplemental Indentures” shall have the meaning provided for in Section 8.18 of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either PBF or ANB, and “Parties” shall mean both PBF and ANB.

“PBF” shall mean The PB Financial Services Corporation, a Georgia corporation.

“PBF Allowance” shall have the meaning provided for in Section 5.9(a)(v) of this Agreement.

“PBF Bank” shall mean The Peachtree Bank, a Georgia banking corporation.

“PBF Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“PBF Board” shall mean the Board of Directors of PBF.

“PBF Call Reports” shall mean (i) the Reports of Income and Condition of PBF Bank for the years ended December 31, 2005, 2004 and 2003, as filed with the FRB; (ii) the Reports of Income and Condition of PBF Bank delivered by PBF to ANB with respect to periods ended subsequent to December 31, 2005; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of PBF for the years ended December 31, 2005, 2004 and 2003; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of PBF with respect to periods ended subsequent to December 31, 2005.

“PBF Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“PBF Common Stock” shall mean the $5.00 par value common stock of PBF.

“PBF Companies” shall mean, collectively, PBF and all PBF Subsidiaries.

“PBF Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“PBF ERISA Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“PBF Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“PBF Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of PBF as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Porter Keadle Moore, LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheets of PBF (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005.

“PBF Option” shall have the meaning provided in Section 3.1(c) of this Agreement.

“PBF Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“PBF Stock Option Plans” shall mean The PB Financial Services Corporation 1998 Outside Director Stock Incentive Plan and The Peachtree Bank 1998 Stock Option Plan, as amended.

“PBF Stockholders’ Meeting” shall mean the meeting of the stockholders of PBF to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“PBF Subsidiaries” shall mean the Subsidiaries of PBF, which shall include the PBF Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of PBF in the future and owned by PBF at the Effective Time.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Succession Amendments” shall have the meaning provided in Section 8.18 of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal which the PBF Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that the PBF Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving PBF and not its Subsidiaries.

“Support Agreement” shall have the meaning provided in Section 1.4 of this Agreement.

“Surviving Corporation” shall mean ANB as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Trust Agreements” shall have the meaning provided in Section 8.18 of this Agreement.

“Trust Preferred” shall have the meaning provided in Section 8.18 of this Agreement.

“Trust Preferred Assumption” shall have the meaning provided in Section 8.18 of this Agreement.

“Trustees” shall mean the persons serving as trustees under the Indentures, the Guarantee Agreements and the Trust Agreements.

“Trusts” shall have the meaning provided in Section 5.4(b) of this Agreement.

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of PBF Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the PBF stockholders without the further approval of the PBF stockholders.

11.4 Waivers.

(a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PBF, to waive or extend the time for the compliance or fulfillment by PBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, PBF, acting through the PBF Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PBF. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that PBF and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to PBF, then to:		The PB Financial Services Corporation
9570 Medlock Bridge Road
Duluth, Georgia 30097
Telecopy Number: (770) 814-8804

	Attention:	Monty G. Watson
President and Chief Executive Officer

with a copy to:		Powell Goldstein LLP
One Atlantic Center - Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309-3488
Telecopy Number: (404) 572-6999

	Attention:	Walter G. Moeling, Esq.
Beth Lanier, Esq.

If to ANB, then to:		Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Telecopy Number: (205) 583-3275

	Attention:	Mr. John H. Holcomb, III,
Chief Executive Officer

with a copy to:		Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999

	Attention:	Mark L. Drew, Esq.
John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this

Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PBF or ANB, each of PBF and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

THE PB FINANCIAL SERVICES CORPORATION
Attest:

By:	/s/ Kelly J. Johnson	By:	/s/ Monty G. Watson
	Kelly J. Johnson		Monty G. Watson
Its:	Secretary	Its:	President and Chief Executive Officer

[CORPORATE SEAL]

ALABAMA NATIONAL BANCORPORATION
Attest:

By:	/s/ Kimberly Moore	By:	/s/ John H. Holcomb, III
	Kimberly Moore		John H. Holcomb, III
Its:	Secretary	Its:	Chief Executive Officer

[CORPORATE SEAL]

List of Exhibits

Exhibit A:	Form of Support Agreement

Exhibit B:	Form of Rule 145 Affiliate Agreement

Exhibit C:	Form of Opinion of Powell Goldstein LLP

Exhibit D:	Form of Opinion of Maynard, Cooper & Gale, P.C.

Exhibit A

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the      day of                     , 2006, by and between the undersigned, a resident of the State of Georgia, and ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (“ANB”).

On even date herewith, ANB and The PB Financial Services Corporation, a Georgia corporation (“PBF”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of PBF with and into ANB (the “Merger”) and the conversion of the issued and outstanding shares of the common stock of PBF (“PBF Common Stock”) into shares of the common stock of ANB. The Merger Agreement is subject to the affirmative vote of the shareholders of PBF, the receipt of certain regulatory approvals and the satisfaction of other conditions. Capitalized terms not otherwise defined herein have the meanings assigned in the Merger Agreement.

The undersigned is the beneficial owner (as defined by Rule 13d-3 of the Securities Exchange Act of 1934) of                              shares of PBF Common Stock (collectively, “Shares”). As a material inducement for ANB to enter into the Merger Agreement, the undersigned is entering into this Agreement with ANB to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of PBF with respect to the Shares.

NOW, THEREFORE, in consideration of the transactions provided for in the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. Without the prior written consent of ANB, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey or encumber any of the Shares during the term of this Agreement except (i) transfers in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2 and 3 of this Agreement as fully as the undersigned, or (ii) to ANB pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement vote the Shares to approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any other party as a result of a consolidation, merger, share exchange or acquisition.

2. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority in favor of the Merger Agreement and all of the transactions provided for therein, including without limitation the Merger, at any meeting of shareholders of PBF (or any adjournment thereof) called to vote on the Merger Agreement or the Merger or in any other circumstance upon which a vote, consent or other approval with respect to the Merger Agreement or the Merger is sought. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to ANB upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have relating to Shares for which the undersigned holds the right to agree to such waivers.

3. Except as otherwise provided in this Agreement, at any meeting of shareholders of PBF or at any adjournment thereof or any other circumstances upon which their vote, consent or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (i) against any merger agreement, share exchange or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation or winding-up of or by PBF or (ii) any amendment of PBF’s Articles of Incorporation or Bylaws or other proposal or transaction involving PBF or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions provided for therein.

4. The undersigned acknowledges and agrees that ANB could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that ANB, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the date on which the Merger Agreement is terminated in accordance with the terms and conditions of Article 10 thereof; provided, however, that if the Merger Agreement is terminated pursuant to Section 10.1(j) or 10.1(k) thereof, this Agreement will remain in full force and effect unless and until the ANB has received the Termination Fee.

6. This Agreement shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of ANB and its Subsidiaries and their respective successors and assigns.

7. Any proceeding to enforce the provisions of this Agreement or the declaration of any rights arising from the provisions of this Agreement shall only be brought by either party in the Circuit Court of Jefferson County, Alabama or, if federal jurisdictional requirements be met, in the United States District Court for the Northern District of Alabama. Each party hereby waives any present or future objection to such venue and irrevocably consents and submits to the exclusive jurisdiction in personam of such courts. TO THE EXTENT THAT ANY DISPUTE ARISES UNDER THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

8. Other than the number of Shares set forth in the recitals above, the undersigned represents and warrants to ANB that the undersigned is not the beneficial owner of any shares of PBF Common Stock as of the date hereof. If the undersigned becomes the beneficial owner of any additional shares of

PBF Common Stock subsequent to the date of this Agreement, (i) the undersigned shall promptly notify ANB, (ii) the number of Shares set forth above shall automatically be adjusted to include such additional shares, and (iii) the undersigned agrees that ANB may unilaterally amend this Agreement to reflect the inclusion of such additional shares as part of the Shares.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the Undersigned,

signed in the presence of:

(signature)

(Please print or type name)	(Please print or type name)

ALABAMA NATIONAL BANCORPORATION

By:
Its:

Exhibit B

Form of Rule 145 Affiliate Agreement

                            , 2006

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of The PB Financial Services Corporation, a Georgia corporation (“PBF”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of                             , 2006 (the “Merger Agreement”), executed by PBF and Alabama National BanCorporation, a Delaware corporation (“ANB”), PBF will be merged with and into ANB (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for shares of common stock of PBF owned by the undersigned.

The undersigned represents, warrants and covenants to ANB that:

(a) The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for PBF.

(c) The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of PBF, the undersigned may be deemed to have been an affiliate of PBF and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                             , 2006, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”

(f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) It is understood and agreed that at the request of the undersigned the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (ii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of PBF as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Agreed and Accepted this      day of                     , 2006 by

ALABAMA NATIONAL BANCORPORATION

By:
Name:
Title:

Exhibit C

Form of Opinion of Powell Goldstein LLP

[Letterhead of Powell Goldstein LLP]

[Date]

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Chairman

Re:	Merger of The PB Financial Services Corporation with and into Alabama National BanCorporation

Gentlemen:

We have acted as counsel to The PB Financial Services Corporation (“PBF”), a Georgia corporation, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May     , 2006 (the “Merger Agreement”), between Alabama National BanCorporation (“ANB”) and PBF. We render this opinion pursuant to Section 9.2(d) of the Merger Agreement. Capitalized terms not otherwise defined in this letter have the definitions set forth in the Merger Agreement.

[Mutually agreeable assumptions and qualifications to be inserted.]

Based upon and subject to the foregoing, we are of the opinion that:

1. PBF is a corporation organized under the laws of the State of Georgia, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the PBF stockholders of the transactions provided for in the Merger Agreement, and to own the properties owned by it. PBF Bank is a state banking corporation organized under the laws of the State of Georgia, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the PBF stockholders of the transactions provided for in the Merger Agreement, and to own the properties owned by it.

2. The execution and delivery of the Merger Agreement by PBF, and PBF’s compliance with its terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of PBF. To our knowledge but without any independent investigation, the execution and delivery of the Merger Agreement, and compliance with its terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any PBF Company is a party or by which any PBF Company is bound.

Alabama National BanCorporation

[Date]

3. In accordance with applicable Law and the Bylaws of PBF and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Merger Agreement has been duly approved by the Board of Directors of PBF by unanimous vote and by the holders of at least a majority of the outstanding shares of PBF at the Stockholders’ Meeting.

4. The Merger Agreement has been duly and validly executed and delivered by PBF. Assuming valid authorization, execution and delivery by ANB, the Merger Agreement constitutes the binding agreement of PBF, enforceable against PBF.

5. The authorized capital stock of PBF consists of 10,000,000 shares of PBF Common Stock, of which [1,766,517] shares are issued and outstanding. The shares of PBF Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Georgia law. There are currently outstanding options with the right to purchase a total of [76,153] shares of PBF Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating PBF to issue any equity securities or to acquire any of its equity securities.

6. The authorized capital stock of PBF Bank consists of [                    ] shares of common stock, par value $[            ] per share, of which [                    ] shares are issued and outstanding. All of the outstanding shares of capital stock of PBF Bank are owned beneficially and of record by PBF. The shares of common stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Georgia law. To our knowledge, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating PBF Bank to issue any equity securities or to acquire any of its equity securities.

7. To our knowledge, other than as disclosed in the Merger Agreement, there is no Litigation instituted, pending, or threatened against any PBF Company or against any of their respective directors or officers, nor, to our knowledge, are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending, or threatened against any PBF Company.

Exhibit D

Form of Opinion of Maynard, Cooper & Gale, P.C.

[Letterhead of Maynard, Cooper & Gale, P.C.]

[Date]

The PB Financial Services Corporation

9570 Medlock Bridge Road

Duluth, Georgia 30097

Attn: Chairman

Re:	Merger of The PB Financial Services Corporation with and into Alabama National BanCorporation

Gentlemen:

We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of                     , 2006 (the “Agreement”), between The PB Financial Services Corporation (“PBF”) and ANB. This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

[Mutually agreeable assumptions and qualifications to be inserted.]

Based upon and subject to the foregoing, we are of the opinion that:

1. ANB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the PBF stockholders of the transactions provided for the Agreement, and to own the properties owned by it.

2. The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Restated Certificate of Incorporation or Amended and Restated Bylaws of ANB. To the best of our knowledge, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

The PB Fianncial Services Corporation

[Date]

3. In accordance with the Amended and Restated Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

4. The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by PBF, the Agreement constitutes the valid and binding agreement of ANB, enforceable against ANB.

5. The authorized capital stock of ANB consists of 50,000,000 shares of ANB Common Stock, of which [                    ] shares were issued and outstanding as of [                    ], and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders. The shares of ANB Common Stock to be issued to the stockholders of PBF as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

Appendix B

PROVISIONS OF GEORGIA BUSINESS CORPORATION CODE

RELATING TO DISSENTERS’ RIGHTS

GEORGIA BUSINESS CORPORATION CODE

ARTICLE 13.

DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301    Definitions.—As used in this article, the term:

(1)	“Beneficial Shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)	“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)	“Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302    Right To Dissent.—(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party:

(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)	The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)	Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)	The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)	Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)	In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)	The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303    Dissent By Nominees And Beneficial Owners.—A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

14-2-1320    Notice Of Dissenters’ Rights.—(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321    Notice Of Intent To Demand Payment.—(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)	Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322    Dissenters’ Notice.—(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)	Be accompanied by a copy of this article.

14-2-1323    Duty To Demand Payment.—(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324    Share Restrictions.—(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325    Offer Of Payment.—(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)	A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326    Failure To Take Action.—(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327    Procedure If Shareholder Dissatisfied With Payment Or Offer.—(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)	The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)	The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES

14-2-1330    Court Action.—(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331    Court Costs And Counsel Fees.—(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332    Limitation Of Actions.—No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

OPINION OF BURKE CAPITAL GROUP, L.L.C.

May 24, 2006

Board of Directors

PB Financial Services Corporation

9570 Medlock Bridge Road

Duluth, GA 30097

Members of the Board of Directors:

PB Financial Services Corporation (“PB Financial”) and Alabama National BanCorporation (“Alabama National”) have entered into an Agreement and Plan of Merger (the “Agreement”), dated as of the 24th day of May, 2006, whereby PB Financial will merge with and into Alabama National (the “Merger”), with Alabama National being the surviving corporation and with the issued and outstanding shares of common stock of PB Financial (“PB Financial Common Stock”) and options to purchase PB Financial common stock being converted into the right to receive 1.054 shares of common stock of Alabama National (“Alabama National Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Alabama National will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. PB Financial has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)	The Agreement and certain of the schedules thereto;

(ii)	Certain publicly available financial statements and other historical financial information of PB Financial that it deemed relevant;

(iii)	Projected earnings estimates for PB Financial for the years ending December 31, 2006 through 2011 prepared by and reviewed with senior management of PB Financial and the views of senior management regarding PB Financial’s business, financial condition, results of operations and future prospects;

(iv)	Internal financial and operating information with respect to the business, operations and prospects of PB Financial furnished to BCG by PB Financial that is not publicly available;

(v)	Certain publicly available financial statements and other historical financial information of Alabama National that it deemed relevant;

(vi)	The reported prices and trading activity of Alabama National’s common stock and compared those prices and activity with other publicly-traded companies that BCG deemed relevant;

(vii)	The pro forma financial impact of the merger on Alabama National’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of PB Financial and BCG;

(viii)	The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

(ix)	The current market environment generally and the banking environment in particular;

(x)	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

C-1

Board of Directors—PB Financial Services Corporation

May 24, 2006

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that PB Financial and Alabama National or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of PB Financial and Alabama National that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PB Financial, Alabama National or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PB Financial or Alabama National, nor have we reviewed any individual credit files relating to PB Financial or Alabama National. We have assumed, with your consent, that the respective allowances for loan losses for both PB Financial and Alabama National are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for PB Financial and Alabama National and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of PB Financial, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of PB Financial and Alabama National and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have assumed in all respects material to our analysis that PB Financial and Alabama National will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which PB Financial’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to PB Financial and for rendering this opinion. BCG does not have an investment banking relationship with Alabama National; nor does it have any contractual relationship with Alabama National.

This opinion is directed to the Board of Directors of PB Financial and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.
Burke Capital Group, L.L.C.

C-2

Appendix D

THE PB FINANCIAL SERVICES CORPORATION

ANNUAL REPORT ON

FORM 10-KSB AND FORM 10-KSB/A FOR THE YEAR ENDED DECEMBER 31, 2005

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-KSB

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number

THE PB FINANCIAL SERVICES CORPORATION

(Name of small business issuer in its charter)

Georgia	58-2466560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9570 Medlock Bridge Road, Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number (770) 814-8100

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, Par Value $5 Per Share

Check whether the issuer is not required to file reports pursuant to Section 13 of 15(d) of the Exchange Act.  ☐

Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2) of the Exchange Act.    Yes  ☐    No  ☒

State issuer’s revenues for its most recent fiscal year. $29,227,003

Aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days: There is no public trading market for the Company’s common stock. The aggregate market value of the Company’s common stock held by non-affiliates is approximately $30,388,280, based on the last sale of the Company’s common stock known to management, which occurred on December 15, 2005 at $32.50 per share.

APPLICABLE ONLY TO CORPORATE REGISTRANTS

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the last practicable date. 1,766,517 as of March 31, 2006

Transitional Small Business Disclosure format (check one):    Yes  ☐    No  ☒

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Shareholders for the fiscal year ended December 31, 2005, are incorporated by reference into Part II. Portions of the Proxy Statement for the Annual Meeting of Shareholders, scheduled to be held May 16, 2006, are incorporated by reference into Part III.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Report on Form 10-KSB contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “target”, “plan”, “project”, or “continue” or the negatives hereof or other variations thereon or similar terminology and are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results for fiscal 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

An investment in our common stock involves risks. If any of the following risks or other risks, which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. In such a case, the trading price of our common stock could decline, and shareholders may lose all or part of their investment. The risk discussed below includes forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Our profitability is vulnerable to interest rate fluctuations.

Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits and out-of-market certificates of deposit. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

The Company

In July 1999, The PB Financial Services Corporation (the “Company”) became the holding company for The Peachtree Bank (the “Bank”) upon regulatory and shareholder approvals. The Company is the sole shareholder of The Peachtree Bank. The holding company structure provides flexibility for expansion of the Company’s banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services that a traditional commercial bank may not provide under present laws. In addition, the holding company structure makes it easier to raise capital for the Bank. For example, banking regulations require the Bank to maintain a minimum ratio of capital to assets. In the event that the Bank’s growth prevents it from maintaining this minimum ratio, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner unavailable to the Bank under the existing banking regulations.

The Company has no present plans to acquire any additional operating subsidiaries. The Company may, however, make additional acquisitions in the future in the event that the acquisitions are deemed to be in the best interests of the Company and its shareholders. Any future acquisitions would be subject to certain regulatory approvals and requirements. See “Business—Bank Holding Company Regulation.”

The Bank

General

In January 1998, the Georgia Department of Banking and Finance and the FDIC granted final approval to the organizers of The Peachtree Bank to organize the Bank as a state-chartered commercial bank and for FDIC insurance of the Bank’s deposits. The Bank began its banking operations on October 5, 1998. During the fourth quarter of 2002, the Bank became a member of the Federal Reserve System and consequently, the Federal Reserve replaced the FDIC as the Bank’s primary federal regulator.

The Bank is a full-service commercial bank, specializing in the banking needs of individuals and small to medium sized businesses and professional affiliations. The Bank offers personal and business checking accounts, money market accounts, interest-bearing accounts, savings accounts, and various types of certificates of deposit. The Bank also offers installment loans, real estate loans, construction loans, second mortgage loans, commercial loans and home equity lines of credit. It also acts as an issuing agent for U.S. Savings Bonds, travelers checks, and cashier’s checks. It offers ATM cards, debit cards, official bank checks, telephone banking, bank by mail, direct deposit of payroll and social security checks and wire transfer facilities. The Bank has a drive-in teller facility, and automatic teller machine offering 24-hour transactions, safe deposit boxes and night depository facilities.

Market Area and Competition

The Bank competes with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Bank’s market area. Currently, there are several financial institutions with branch locations or main offices in the Bank’s primary market area of northeast Fulton County, western Gwinnett County, and northern Dekalb County, Georgia. Several of the financial institutions located in the Bank’s market area are large regional banks, such as Wachovia, SunTrust, SouthTrust, First Union and Bank of America. The larger regional banks’ presence in the area is through branch offices, with many of the customer service functions, as well as authority for loan approval, being located outside of the Bank’s primary market area. The Bank competes with the larger regional banks as well as other financial institutions in its market area by emphasizing its local management and ownership and by focusing on personal service to its customers and strong community involvement.

Deposits

The bank offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The Bank attracts deposits with an aggressive marketing plan, a broad product line, and competitive products and services. The Bank pays competitive interest rates on money market accounts and certificates of deposit and has implemented a service charge fee schedule competitive with other financial institutions in the Bank’s market area. The primary sources of deposits are northeast Fulton County, Georgia, western Gwinnett County, Georgia and northern Dekalb County, Georgia residents and businesses and their employees.

Loan Portfolio

General. The Bank engages in a broad range of lending activities, including real estate-related loans, construction loans for residential and commercial properties, consumer/installment loans and home equity lines of credit to individuals, and commercial loans with particular emphasis on small and medium sized businesses and professional concerns. The principal economic risk associated with each category of loans is the creditworthiness of the borrower. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. In addition, a commercial borrower’s ability to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services, and to respond effectively to these changes, are significant factors in determining risks associated with the creditworthiness of a commercial borrower. Other economic factors affecting a commercial borrower’s ability to repay a loan include interest, inflation, employment rates, customers, suppliers and employees.

Loan Categories. The Bank makes commercial real estate loans, construction and development loans, residential real estate and consumer loans in and around its primary market area. The Bank also makes commercial loans where the Bank takes a security interest in real estate out of an abundance of caution, but not as the principal collateral for the loan.

Commercial Real Estate Loans. Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates generally will not be fixed for a period exceeding 60 months. The Bank generally charges an origination fee on this type of loan. Credit risk on commercial real estate loans is managed by: 1) emphasizing loans on owner-occupied office and retail buildings; 2) limiting the ratio of the principal amount of the loan to the value of the collateral, as established by an independent appraisal, to generally no more than 80%, and 3) requiring that the net projected cash flow available for debt service comfortably exceeds the debt service requirement.

In addition, the Bank may require personal guarantees from the property owners supported by the Bank’s review of the owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The Bank tries to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

Construction and Development Loans. Construction and development loans are made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, the loan is considered to be made on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be made on a speculative basis. Construction and development loans made on a pre-sold basis are generally made with a term of nine months and interest is paid monthly. Typically the ratio of the principal amount of the loan to the discounted cash flow value of the collateral, as established by independent appraisal, generally does not exceed 75%. Speculative loans are based on the borrower’s financial strength and cash flow position. The ratio of the principal amount of the loan to the discounted cash flow value of the collateral generally does not exceed 75% on speculative loans. Loan proceeds are disbursed as the project is completed and only after the project has been inspected by an experienced construction lender or board approved appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

Commercial Loans. The Bank makes commercial loans to small-and medium-sized businesses and professional concerns. The terms of these loans vary by their purpose and underlying collateral. The Bank typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan being fully amortized over the term. Equipment loans are generally secured by the equipment, and normally the ratio of the loan amount to the value of the financed equipment (or other collateral) is 75% or less. Loans to support working capital typically have terms of one year or less and usually are secured by accounts receivable, inventory and/or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, the principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management, its ability to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services, and its ability to respond effectively to such changes are significant factors in a commercial borrower’s continued creditworthiness.

Consumer Loans. The Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured lines of credit. Consumer loan repayments follow standard banking practices for repayment considering local area market conditions and competition. Because depreciable assets such as boats, cars and trailers secure many consumer loans, the Bank amortizes these loans over the useful life of the asset. The loan officer reviews the borrower’s past credit history, past income level, debt history and, when applicable, cash flow to determine the impact of all of these factors on the borrower’s ability to make future payments as agreed.

Investments

Company invests primarily in obligations of the United States, corporate bonds, state and county municipals, Federal Home Loan Bank stock, Federal Reserve Bank stock and Community Financial Services Inc stock. The Company also engages in Federal funds transactions with its principal correspondent banks and acts as a net seller of such funds. The sale of federal funds amounts to a short-term loan from the Bank to another bank.

Asset/Liability Management

The Bank’s objective is to manage its assets and liabilities to provide a satisfactory and consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain Bank officers are responsible for developing and monitoring policies and procedures that ensure acceptable composition of the asset/liability mix. Management’s overall philosophy is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, and corporations. Management seeks to invest the largest portion of the Bank’s assets in commercial, construction, and consumer loans.

The Bank’s asset/liability mix is monitored daily, and a report reflecting interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Bank’s Board of Directors monthly. The objective of this regular review is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank’s earnings.

Employees

At December 31, 2005, the Company employed 67 full time employees and 4 part-time employees through its subsidiary, the Bank. The Company considers its relationship with its employees to be excellent.

SUPERVISION AND REGULATION

Both the Company and the Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

The Company

Since the Company owns all of the capital stock of the Bank, it is a bank holding company under the federal Bank Holding Company Act of 1956. As a result, the Company is primarily subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Acquisitions of Banks. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	Acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	Acquiring all or substantially all of the assets of any bank; or

•	Merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, the Company or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. Because the Bank has been incorporated for more than three years, this limitation does not apply to the Bank or the Company.

Change in Bank Control. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Act of 1934; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

Permitted Activities. A bank holding company is generally permitted under the Bank Holding Company Act to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•	Banking or managing or controlling banks; and

•	Any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	Factoring accounts receivable;

•	Making, acquiring, brokering or servicing loans and usual related activities;

•	Leasing personal or real property;

•	Operating a non-bank depository institution, such as a savings association;

•	Trust company functions;

•	Financial and investment advisory activities;

•	Conducting discount securities brokerage activities;

•	Underwriting and dealing in government obligations and money market instruments;

•	Providing specified management consulting and counseling activities;

•	Performing selected data processing services and support services;

•	Acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	Performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company, permitting the bank holding company to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	Lending, trust and other banking activities;

•	Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	Providing financial, investment, or advisory services;

•	Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	Underwriting, dealing in or making a market in securities;

•	Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	Merchant banking through securities or insurance affiliates; and

•	Insurance company portfolio investments.

To qualify to become a financial holding company, the Bank and any other depository institution subsidiary of the Company must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, the Company must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. While the Company meets the qualification standards applicable to financial holding companies, the Company has not elected to and has no plans to elect to become a financial holding company at this time.

Support of Subsidiary Institutions. Under Federal Reserve policy, the Company is expected to act as a source of financial strength for the Bank and to commit resources to support the Bank. This support may be required at times when, without this Federal Reserve policy, the Company might not be inclined to provide it. In addition, any capital loans made by the Company to the Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of the Company’s bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The Bank

Since the Bank is a commercial bank chartered under the laws of the State of Georgia and is a Federal Reserve member bank, it is primarily subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance and the Federal Reserve Bank of Atlanta. The Federal Reserve and the Georgia Department of Banking and Finance regularly examine the Bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank’s deposits are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. Under current Georgia law, the Bank may open branch offices throughout Georgia with the prior approval of the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, the Bank may acquire branches of existing banks located in Georgia. The Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states’ laws. Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At December 31, 2005, we qualified for the well-capitalized category.

Federal banking regulators are required to take some mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions’ that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted annual and is set at 1.32 cents per $100 of deposits for the first quarter of 2006.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank and the Company as a financial holding company. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate of more than 6% on any obligation for which the borrower is a person on active duty with the United States Military. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	The Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity thefts protections and certain other disclosures;

•	The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank are subject to:

•	The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the Company, and the FDIC and Georgia Department of Banking and Finance, in the case of the Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. The Bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common shareholders’ equity, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock and hybrid capital and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2005, the Bank’s ratio of total capital to risk-weighted assets was 11.18% and the Bank’s ratio of Tier 1 Capital to risk-weighted assets was 10.27%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2005, the Company’s leverage ratio was 9.21%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank and the Company are also both subject to leverage capital guidelines issued by the Georgia Department of Banking and Finance, which provide for minimum ratios of Tier 1 capital to total assets.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See “—Prompt Corrective Action.”

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. The principal source of the Company’s cash flow, including cash flow to pay dividends to its shareholders, is dividends that the Bank pays to it. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders.

If, in the opinion of the federal banking regulator, the Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See “—Prompt Corrective Action” above.

The Georgia Department of Banking and Finance also regulates the Bank’s dividend payments and must approve dividend payments that would exceed 50% of the Bank’s net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Restrictions on Transactions with Affiliates

The Company and the Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	loans or extensions of credit to affiliates;

•	investment in affiliates;

•	the purchase of assets from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	any guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

The Company and the Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism and Money Laundering Legislation

The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise have implemented policies and procedures to comply with the foregoing rules.

Federal Deposit Insurance Reform

On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (FDIRA). The FDIC must adopt rules implementing the various provisions of FDIRA by November 5, 2006.

Among other things, FDIRA changes the Federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the DIF); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

RISK FACTORS

An investment in our common stock involves risks. If any of the following risks or other risks, which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. In such a case, the trading price of our common stock could decline, and shareholders may lose all or part of their investment. The risk discussed below includes forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Our profitability is vulnerable to interest rate fluctuations.

Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits and out-of-market certificates of deposit. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. Recently, interest rate spreads have generally narrowed due to changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow even further. This narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

ITEM 2. DESCRIPTION OF PROPERTY

The main office of The Peachtree Bank is located on a 1.2-acre tract of land in northeast Fulton County, Georgia, which was purchased at a price of approximately $610,000. The Bank’s operations are conducted through its main office, which is located at this site. The Bank operates its business in a building of approximately 16,000 square feet in size which was constructed and furnished at cost, including all furnishings, site preparation, landscaping, paving, security equipment and automatic teller machine, of approximately $3,297,000. Currently, the Bank utilizes approximately 11,400 square feet of the space in the building. Additional space over and above that required to operate the Bank is leased and generates lease income for the Bank. The Bank will continue to lease this space until such time as the Bank requires use of the space. The building is of brick construction and has six inside teller windows, four drive-in lanes and one drive-up ATM.

The Bank also leases and operates three full-service banking offices and one limited service banking offices.

(1) The Peachtree Bank of Dunwoody

The full service banking office is located at 1725 Mount Vernon Road, Dunwoody, GA 30338 in northern Dekalb County, Georgia and is 3,037 square feet. The lease expense is approximately $4,000 per month, increasing 3% each year of the lease term. The lease expires on May 31, 2011.

(2) The Peachtree Bank of Gwinnett

The full service banking office is located at 185 Gwinnett Drive, Lawrenceville, GA 30045 in western Gwinnett County, Georgia and is 5,200 square feet. The lease expense is approximately $5,200 per month, increasing 4% each year of the lease term. The lease expires on June 30, 2008.

(3) The Peachtree Bank of North Fulton

The full service banking office is located at 695 Mansell Road, Roswell, GA 30076 in northwestern Fulton County, Georgia. The space is approximately 5,600 square feet and the lease expense is $5,800 per month, increasing 3% per each year of the lease term. The lease expires on October 30, 2013.

(4) The Peachtree Bank of Forsyth

The limited service loan production office was closed in 2005, and the space is currently being sub-let. It is located at 2450 Atlanta Highway Suite 500, Cumming, GA 30040 in south Forysth County, Georgia. The space is approximately 2,300 square feet and the lease expense is $2,000 per month, increasing 5% per each year of the lease term. The lease expires on July 15, 2006, in the period from the closing of the office to the end of the lease, the Bank has sub-let the space for same amount as our lease expense.

Other than normal real estate commercial lending activities of the Bank, the Company generally does not invest in real estate, interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

In the opinion of management, all properties are adequately covered by insurance.

ITEM 3. LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Company is a party or of which any of its properties is subject; nor are there material proceedings known to the Company to be contemplated by any governmental authority; nor are there material proceedings known to the Company, pending or contemplated, in which any director, officer, or affiliate or any principal security holder of the Company or any associate of any of the foregoing, is a party or has an interest adverse to the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is not traded on an established trading market. As a result, sales prices known to the Company do not necessarily reflect the price that would be paid for the common stock in an active market. A Determination of the Fair Market Value of the Common Stock of PB Financial Service Corp. was conducted in the third quarter of 2005, valuing the price of The PB Financial Services Corporation common stock at $32.50 per share. The sales price of all stock sales since this date have been $32.50 per share.

	High	Low
Fiscal year ended December 31, 2005
First Quarter	18.25	18.25
Second Quarter	18.25	18.25
Third Quarter	32.50	18.25
Fourth Quarter	32.50	32.50
Fiscal year ended December 31, 2004
First Quarter	18.25	18.25
Second Quarter	18.25	18.25
Third Quarter	18.25	18.25
Fourth Quarter	18.25	18.25

As of March 31, 2006, the number of holders of record of the Company’s common stock was 578.

It is the policy of the Board of Directors of the Company to reinvest earnings for such period of time as is necessary to ensure the success of the operations of the Company. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on the Company’s earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. The Company declared no dividends in 2005 and 2004.

The Company did not repurchase any of its shares of common stock during the forth quarter of 2005.

In the last quarter of 2005, the Company issued 282,050 shares of unregistered stock in connection with the exercise of warrants and employee stock options at prices ranging from $10.00 to $18.25 per share.

ITEM 6. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s financial statements, related notes and statistical information included herein. The Bank’s main office is located in Duluth, Georgia in North Fulton County. The Bank currently has three full service branch locations in the following areas:

•	Lawrenceville, Georgia operating under the trade name of “The Peachtree Bank of Gwinnett”

•	Dunwoody, Georgia operating under the trade name of “The Peachtree Bank of Dunwoody”

•	Roswell, Georgia operating under the trade name of “The Peachtree Bank of North Fulton”

In addition, the Bank had one loan production office in Cumming, Georgia. This office was closed during the fourth quarter of 2005. All loans at this office were absorbed by our Main Office.

The Bank does have a Trust and Financial Services Division, however, at the March 2004, meeting of the Board of Directors it was decided that the Bank would discontinue offering Trust services at this time. Trust powers granted by the Georgia Department of Banking and Finance and FDIC still remain but are currently inactive.

The Company was formed on July 15, 1999, for the purpose of becoming a bank holding company by acquiring and owning the capital stock of the Bank. Because the primary activity of the Company is the ownership and operation of the Bank, the Company’s financial performance has been determined primarily by the operation of the Bank. Accordingly, the discussion below relates principally to the operations of the Bank.

Significant Accounting Policies

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of the specific accounting guidance. A description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2005 Annual Report to Shareholders. The following is a summary of the more judgmental and complex accounting policies of the Company.

Many of the Company’s assets and liabilities are recorded using various valuation techniques that require significant judgment as to recoverability. The collectibility of loans is reflected through the Company’s estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes or market comparisons.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RESULTS OF OPERATIONS

The Company’s results of operations are impacted by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income depends on the Company’s ability to maintain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

Net interest income

The Company reported net interest income of approximately $16,130,000 for the year ended December 31, 2005, compared to $11,926,000 as of December 31, 2004. The increase in interest income was attributed to both the increase in volume of average earning assets and the increase in the yields for average earning assets.

Average interest-earning assets increased $99.4 million from 2004 and average total assets for 2005 grew $102.1 million. Both of these increases are due primarily to an increase of $77.0 million in average loans outstanding, an increase of $11.8 million in average investment securities, and a $9.9 million increase in average federal funds sold. As of December 31, 2005 the yield on average earning assets was 6.94% compared to 5.85% as of December 31, 2004. The increase in the yield on average-earning assets can be attributed to the increases in the prime rate during 2005, combined with the increases in volumes in interest bearing assets.

Average interest-bearing liabilities increased by $83.8 million in 2005, while average noninterest-bearing deposits grew by $12.0 million and average total liabilities grew by $13.3 million during the same period. The Bank’s cost of funds for December 31, 2005 was 3.34% compared to 2.09% for the same period in 2004. Again, the increase in the costs of interest bearing liabilities can be attributed to the increase in prime rate, as this rate increases the Bank reprices it liabilities.

Overall, the Company’s net interest margin was 4.13% for the year ended December 31, 2005 compared to 4.08% as of December 31, 2004.

The Company reported net interest income of approximately $11,926,000 for the year ended December 31, 2004, compared to approximately $7,467,000 as of December 31, 2003. The increase can be attributed to a greater volume of interest-earning assets that earn a higher interest rate than the rate paid on interest-bearing liabilities. The increase in interest income was attributed to both the increase in volume of average earning assets and the increase in the yields for average earning assets. Average interest-earning assets increased $94.0 million from 2003 and average assets for 2004 grew $97.3 million. Both of these increases are due primarily to an increase of $92.9 million in average loans outstanding. As of December 31, 2004 the yield on average earning assets was 5.85% compared to 5.73% as of December 31, 2003. The increase in the yield on average-earning assets can be attributed to the slight increases in the prime rate during the fourth quarter of 2004. Average interest-bearing liabilities increased by $72.6 million in 2004, while average noninterest-bearing deposits grew by $14.7 million during the same period. The Bank’s cost of funds for December 31, 2004 was 2.09% compared to 2.19% for the same period in 2003.

Average balance sheets and net interest analysis

The tables below show the year-end average balances for each category of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2005, 2004, and 2003 and the average rate of interest earned or paid thereon. The data is presented using daily average balances.

December 31, 2005

(Dollars in Thousands)

	Average Balance	Interest	Yield/ Rate
Average Assets
Interest-earning assets:
Taxable investment securities (1)	$33,166	$1,369	4.13%
Tax exempt investment securities (1) (2)	2,927	180	6.15%
Interest-bearing deposits with banks	1,439	43	2.99%
Federal funds sold	17,472	544	3.11%
Net loans (including loan fees) (3)	337,434	25,114	7.44%

Total interest-earning assets	392,438	27,250	6.94%

Allowance for loan losses	(3,247)
Cash and due from banks	9,566
Other assets	12,784

Total average assets	$411,541

Average Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$35,861	$292	0.81%
Savings	119,874	4,488	3.74%
Time, $100,000 or more	82,454	2,917	3.54%
Other time	77,943	2,635	3.38%
Fed funds purchased	12	1	8.33%
Junior subordinated debentures	6,856	224	3.27%
Other borrowings	8,018	489	6.10%

Total interest-bearing liabilities	331,018	11,046	3.34%

Noninterest-bearing deposits	50,039
Other liabilities	2,317

Total average liabilities	52,356

Stockholders’ equity	28,167

Total average liabilities and stockholders’ equity	$411,541

Excess of interest-bearing assets over interest-bearing liabilities	$61,420

Ratio of interest-earning assets to interest-bearing liabilities	118.55%

Net interest income		$16,204

Net interest spread			3.60%

Net yield on average interest-earning assets			4.13%

(1)	Average balance has been calculated based on amortized costs of investment securities.
(2)	Interest income on tax-exempt loans and securities is presented on a taxable-equivalent basis basis, using a income tax rate of 38%. The taxable-equivalent amounts included in the above table aggregated approximately $111,000 in 2005.
(3)	Interest earned on net loans includes $1,740,313 in loan fees.

December 31, 2004

(Dollars in Thousands)

	Average Balance	Interest	Yield/ Rate
Average Assets
Interest-earning assets:
Taxable investment securities (1)	$22,247	$890	4.00%
Tax exempt investment securities (1) (2)	2,004	94	4.69%
Interest-bearing deposits with banks	852	15	1.76%
Federal funds sold	7,536	105	1.39%
Net loans (including loan fees) (3)	260,434	16,041	6.16%

Total interest-earning assets	293,073	17,145	5.85%

Allowance for loan losses	(2,542)
Cash and due from banks	9,110
Other assets	9,830

Total average assets	$309,471

Average Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$46,995	$186	0.40%
Savings	38,828	834	2.15%
Time, $100,000 or more	63,479	1,754	2.76%
Other time	75,040	1,899	2.53%
Repurchase agreements	19	1	5.26%
Fed funds purchased	558	7	1.25%
Junior subordinated debentures	4,120	214	5.19%
Other borrowings	18,228	282	1.55%

Total interest-bearing liabilities	247,267	5,177	2.09%

Noninterest-bearing deposits	38,036
Other liabilities	997

Total average liabilities	39,033

Stockholders’ equity	23,171

Total average liabilities and stockholders’ equity	$309,471

Excess of interest-bearing assets over interest-bearing liabilities	$45,806

Ratio of interest-earning assets to interest-bearing liabilities	118.52%

Net interest income		$11,968

Net interest spread			3.76%

Net yield on average interest-earning assets			4.08%

(1)	Average balance has been calculated based on amortized costs of investment securities.
(2)	Interest income on tax-exempt securities is presented on a taxable-equivalent basis basis, using a income tax rate of 38%. The taxable-equivalent amounts included in the above table aggregated approximately $58,000 in 2004.
(3)	Interest earned on net loans includes $1,654,574 in loan fees.

December 31, 2003

(Dollars in Thousands)

	Average Balance	Interest	Yield/ Rate
Average Assets
Interest-earning assets:
Taxable investment securities (1)	$15,672	$584	3.73%
Tax exempt investment securities (1) (2)	5,310	297	5.59%
Interest-bearing deposits with banks	790	9	1.14%
Federal funds sold	9,775	100	1.02%
Net loans (including loan fees) (3)	167,544	10,417	6.22%

Total interest-earning assets	199,091	11,407	5.73%

Allowance for loan losses	(1,614)
Cash and due from banks	6,370
Other assets	8,303

Total average assets	$212,150

Average Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$42,165	$259	0.61%
Savings	15,514	261	1.68%
Time, $100,000 or more	47,768	1,359	2.85%
Other time	56,615	1,587	2.80%
Repurchase agreements	2,009	16	0.80%
Fed funds purchased	12	—	0.00%
Other borrowings	6,500	133	2.05%
Junior subordinated debentures	4,120	211	5.12%

Total interest-bearing liabilities	174,703	3,826	2.19%

Noninterest-bearing deposits	23,288
Other liabilities	1,022

Total average liabilities	24,310

Stockholders’ equity	13,137

Total average liabilities and stockholders’ equity	$212,150

Excess of interest-bearing assets over interest-bearing liabilities	$24,388

Ratio of interest-earning assets to interest-bearing liabilities	113.96%

Net interest income		$7,581

Net interest spread			3.54%

Net yield on average interest-earning assets			3.81%

(1)	Average balance has been calculated based on amortized costs of investment securities.
(2)	Interest income on tax-exempt loans and securities is presented on a taxable-equivalent basis basis, using a income tax rate of 38%. The taxable-equivalent amounts included in the above table aggregated approximately $101,000 in 2003.
(3)	Includes one non accrual loan with an approximate balance of $131,000 at December 31, 2003. Interest earned on net loans includes $1,079,673 in loan fees.

Rate and volume analysis

The following tables reflect the changes in net interest income resulting from changes in interest rates and from changes in the asset and liability volume. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to change in average balance outstanding between years. Thus, the change in interest due to both rate and volume has been allocated equally to the volume and rate components.

Year Ended December 31, 2005

Compared with Year Ended December 31, 2004

	Total Increase (Decrease)	Changes Due to
		Rate	Volume
	(Dollars in Thousands)
Income from interest-earning assets:
Taxable investment securities	$479	$35	444
Tax exempt investment securities (1)	86	36	50
Deposits at other banks	28	14	14
Federal funds sold	439	215	224
Loans and fees on loans	9,073	3,836	5,237

Total interest income	10,105	4,136	5,969

Expense from interest-bearing liabilities:
Demand and money market	106	173	(67)
Savings	3,654	1,266	2,388
Time, $100,000 or more	1,163	565	598
Other time	736	650	86
Repurchase agreements	(1)	(1)	—
Other borrowings	(6)	20	(26)
Junior subordinated debentures	(58)	216	(274)
Federal funds purchased	275	55	220

Total interest expense	5,869	2,944	2,925

Net interest income	$4,236	$1,192	$3,044

(1)	Interest income on tax-exempt securities is presented on a taxable-equivalent basis.

Year Ended December 31, 2004

Compared with Year Ended December 31, 2003

	Total Increase (Decrease)	Changes Due to
		Rate	Volume
	(Dollars in Thousands)
Income from interest-earning assets:
Taxable investment securities	$306	$52	$254
Tax exempt investment securities (1)	(203)	(33)	(170)
Deposits at other banks	6	6	—
Federal funds sold	5	32	(27)
Loans and fees on loans	5,624	(124)	5,748

Total interest income	5,738	(67)	5,805

Expense from interest-bearing liabilities:
Demand and money market	(73)	(97)	24
Savings	573	127	446
Time, $100,000 or more	395	(46)	441
Other time	312	(179)	491
Repurchase agreements	(15)	45	(60)
Other borrowings	71	(62)	133
Junior subordinated debentures	81	3	78
Federal funds purchased	7	4	3

Total interest expense	1,351	(205)	1,556

Net interest income	$4,387	$138	$4,249

Provision for loan losses

The provision for loan losses was $753,757 in 2005 compared to $963,432 in 2004. The provision for loan losses reflects management’s estimate of probable loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately .98% and 1.0% of total loans outstanding at December 31, 2005 and 2004, respectively. During 2005, there were net charges-offs of $9,855 compared to net charge-offs of $115,085 in 2004. See additional discussion regarding the provision for loan losses and the allowance loan losses under the section entitled “Allowance for Loan Losses.”

The provision for loan losses was $963,432 in 2004 compared to $971,686 in 2003. The provision for loan losses reflects management’s estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately 1.0% of total loans outstanding at December 31, 2004 and 2003.

Non-interest income

Below are the components of noninterest income at December 31, 2005, 2004 and 2003:

	December 31, 2005	December 31, 2004	December 31, 2003
Service charges on deposit accounts	$358,990	$342,801	$366,784
Gain on sale of securities	—	148,586	—
Mortgage referral commissions	1,258,434	865,981	986,072
Other	432,996	340,334	329,461

Total noninterest income	$2,050,420	$1,697,702	$1,682,317

Non-interest income for 2005 was $2,050,420 compared to $1,697,702 for the year ended December 31, 2004, an increase of $352,718. The largest increase was in mortgage referral commissions which increased $392,453. This was primarily due to the fact that the refinance market was strong in 2005 as many consumers who originally refinanced when rates first began to drop in 2001 financed with three and five year ARMS, and therefore they decided to refinance in 2005 for longer terms such as 15 and 30 years while rates were still low. Additional increase was due to the increase in service charge of $16,189 which is due to the increase in deposit accounts for 2005. In addition, other income increased $92,662. This increase was primarily due to $58,000 that the Bank received from a sale of an easement to the front of our main office lot for a water line improvement project by Fulton County. Additional increases included increases in cash value life insurance of $44,000 and increases in income from our official check processor, Travelers Express of approximately $29,000. These other income increases were offset by the decrease in trust income of $57,000, due to the divesture of trust assets in 2004.

Non-interest income for 2004 was $1,691,702 compared to $1,682,317 for December 31, 2003. The decrease in service charge on deposit accounts was primarily due to the approximately $24,000 decrease in NSF & Overdraft fees during 2004. Mortgage referral commissions decreased $120,091, primarily due to the fact that as rates began to rise the number of mortgage originations decreased. These declines were offset by gain on sales of securities of $148,586 and an increase of $10,873 in other income. This increase is partially attributable to the approximately $10,000 increase in cash value life insurance income and the approximately $15,000 increase in income from our official check processor, Travelers Express. These increases are offset by the decline in miscellaneous mortgage fees of approximately $28,000 again due to the decrease in number of mortgage originations during 2004.

Non-interest expense

Below are the components of noninterest expense at December 31, 2005, 2004 and 2003:

	December 31, 2005	December 31, 2004	December 31, 2003
Salaries and employee benefits	$5,716,286	$5,061,196	$3,985,688
Occupancy expense	955,200	900,668	722,875
Other operating expense (1)	2,919,455	2,452,486	2,165,230

Total noninterest expense	$9,590,941	$8,414,350	$6,873,793

(1)	Significant components (those greater than 1% of total income) of other operating expenses include:

	December 31, 2005	December 31, 2004	December 31, 2003
Data processing	347,685	262,634	224,133
Directors fees	519,050	335,250	264,600

The largest component of non-interest expense is salaries and benefits, which increased to $5,716,286 as of December 31, 2005 compared to $5,061,196 for the same period in the prior year. This is largely due to the increase in salaries of $305,000 due to additional employees as well as normal annual raises which were around 5% per employee. In addition, due to the increase in mortgage originations described above, commissions paid for these originations increased $355,000.

Net occupancy expense increased $54,532, due to increases such as $26,000 increase in annual rent expense and $14,000 increase in real property taxes.

Last, other operating expense increased $466,969 during 2005. This is partially attributable to such increases as $85,000 in data processing fees due to the increase in number of accounts that were added in 2005, and $12,000 for the Department of Banking and Finance assessment, Other operating expense increases include $101,000 in directors fees due to an increase in fees paid for committee meeting as well as an increase number of meetings in 2005, a $101,000 increase in cash value life insurance expense to properly record our liability, a $21,000 increase in net worth taxes. The bank also incurred an additional $48,000 in audit and accounting fees during 2005, higher audit fees due to compliance of the Sarbanes-Oxley Act, quarterly outside compliance reviews, and an audit of our Information Technology during 2005.

The increases in non-interest expenses have a direct effect on the efficiency ratio (non-interest expense divided by total income) which was 32.8% at December 31, 2005 compared to 44.8% at December 31, 2004. As a percentage of total average assets, non-interest expense was 2.33% and 2.72% at December 31, 2005 and 2004, respectively.

In 2004, non-interest expense increased $1,540,557 from 2003. The largest increase was due salaries and benefits, which increased to $5,061,196 as of December 31, 2004 compared to $3,985,688 for the same period in the prior year. This increase was primarily due the addition of the North Fulton and Cumming staff during late 2003 and therefore, realizing a full years’ salary on these approximately 12 full time employees. In addition, the North Fulton and Cumming offices became fully operational in 2004 thus recognizing a full years depreciation and occupancy expense at these locations. Thus explaining the approximately $178,000 increase in occupancy expense. Last other operating expense increased $287,256 during 2004. This is partially attributable to increases in branch offices, such as increases as $11,000 in ATM expenses, $39,000 in data processing fees, $22,000 in donations, $35,000 in auto allowances and $21,000 in advertising expenses. Other operating expense increases include $70,000 in directors fees due to an increase in fees paid for committee meeting as well as an increase number of meetings in 2004, $62,000 increase in cash value life insurance expense from a change in the accounting treatment of such plan, $28,000 in Federal Reserve charges due to a customer in our Dunwoody office who processes large volumes of transactions. The bank also incurred an additional $17,000 in audit and accounting fees during 2004.

Income tax expense

The Company’s effective tax rates were 37.2%, 37.9%, and 34.6% for the years ended December 31, 2005, 2004 and 2003, respectively.

FINANCIAL CONDITION

	Balance at December 31, 2005	Balance at December 31, 2004	Balance at December 31, 2003
Total assets	$456,121	$353,421	$256,358
Net loans	$374,807	$291,537	$203,961
Total deposits	$409,795	$303,905	$220,273

At December 31, 2005, the Company’s total assets were approximately $456,121,000 compared to approximately $353,421,000 at December 31, 2004. The increase in total assets from 2004 to 2005 was approximately 29.1%. Total assets as of December 31, 2005, principally consisted of $24,708,000 in cash and cash equivalents, $42,603,000 in investment securities, and $374,807,000 in net loans. Total assets as of December 31, 2004, principally consisted of $20,212,000 in cash and cash equivalents, $29,066,000 in investment securities, and $291,537,000 in net loans.

At December 31, 2004, the Company’s total assets were approximately $353,421,000 compared to approximately $256,358,000 at December 31, 2003. The increase in total assets from 2003 to 2004 was approximately 37.9%. Total assets as of December 31, 2004, principally consisted of $20,212,000 in cash and cash equivalents, $29,066,000 in investment securities, and $291,537,000 in net loans. Total assets as of December 31, 2003, principally consisted of $19,743,000 in cash and cash equivalents, $22,523,000 in investment securities, and $203,961,000 in net loans.

Investments

During 2005, investment securities increased $13.5 million due to excess liquidity from a significant increase in deposit accounts.

The investment portfolio consists of U.S. government agency and agency sponsored debt securities, corporate bonds, state and county municipals, federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and Community Financial Service Inc. that provide the Bank with a source of liquidity and a long-term and relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

Types of investments

The amortized cost and estimated market value of securities held to maturity are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2005:
Mortgage-backed securities	2,493,326	—	24,905	$2,468,421

	$2,493,326	$—	$24,905	$2,468,421

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2004:
Mortgage-backed securities	2,774,383	6,862	—	$2,781,245

	$2,774,383	$6,862	$—	$2,781,245

The amortized cost and estimated market value of securities available for sale are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2005:
U.S. Government agencies	$19,384,608	$—	$394,555	$18,990,053
Muncipal securities	7,574,846	7,391	45,105	$7,537,132
Mortgage-backed securities	10,852,038	7,627	199,098	$10,660,567
Corporate bonds	1,000,000	—	—	$1,000,000

	$38,811,492	$15,018	$638,758	$38,187,752

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2004:
U.S. Government agencies	$12,402,144	$21,088	$34,106	$12,389,126
Muncipal securities	1,252,249	8,197	8,614	$1,251,832
Mortgage-backed securities	9,709,693	19,491	99,141	$9,630,043
Corporate bonds	1,000,000	—	—	$1,000,000

	$24,364,086	$48,776	$141,861	$24,271,001

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2003:
U.S. Government agencies	$9,524,748	$97,355	$56,956	$9,565,147
Muncipal securities	6,054,580	188,379	40,340	$6,202,619
Mortgage-backed securities	5,754,433	36,170	35,511	$5,755,092
Corporate bonds	1,000,000	—	—	$1,000,000

	$22,333,761	$321,904	$132,807	$22,522,858

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. The Company does not have investments to one issuer totaling more than 10% of equity.

Maturities of investments

The carrying amounts of investment securities in each category as of December 31, 2005 is shown in the following table according to maturity:

	U.S Govt Agencies	WTD Avg Yield	Municipal Securities (1)	WTD Avg Yield	Mortgage Backed Securities	WTD Avg Yield	Corporate Bonds	WTD Avg Yield	Total	WTD Avg Yield
	(Dollars in thousands)
Maturities Within one year	$—	—	$—	—	$47	6.49%	$—	—	$47	6.49%
After 1 to 5 years	17,024	4.01%	1,986	5.85%	10,614	3.81%	—	—	29,624	4.06%
After 5 to 10 years	1,966	5.02%	1,988	5.66%	2,493	5.03%	—	—	6,447	5.22%
After 10 years	—	—	3,563	6.03%	—	—	1,000	9.00%	4,563	6.68%

Total	$18,990	4.11%	$7,537	4.39%	$13,154	4.03%	$1,000	9.00%	$40,681	4.26%

(1)	Average yields are presented on a tax equivalent basis and are based on amortized costs

The above schedule excludes other investments which consists of Federal Home Loan Bank stock, Federal Reserve stock and Community Financial Services, Inc. stock which has no contractual maturity.

Loans

The Company’s total loans (net of the allowance for loan losses and deferred loan fees) increased to approximately $374,807,000 at December 31, 2005, from approximately $291,537,000 at December 31, 2004. The majority of this increase was due to loan growth of approximately $17.2 million at our Duluth office, $2.4 million at our Gwinnett office, $6.2 million at our Dunwoody branch, $45.6 million in our Duluth branch construction loans, and $12.7 million in new loans at our North Fulton office.

The Company’s total loans (net of the allowance for loan losses and deferred loan fees) increased to approximately $291,537,000 at December 31, 2004, from approximately $203,961,000 at December 31, 2003. The majority of this increase was due to loan growth of approximately $21.4 million in the Duluth office, $11.0 million at our Gwinnett office, $18.7 million in our Duluth branch construction loans, and $25.3 million in new loans at our North Fulton office which became a full service branch first quarter of 2004 and $11.6 million increase in loans at our Cumming loan production office.

Types of Loans

The composition of loans outstanding at the indicated dates is presented in the following table. Management is not aware of any additional concentrations.

	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Commercial	$72,440	$38,793	$31,659	$24,517	$15,775
Real estate—construction	124,683	88,607	59,214	44,309	24,707
Real estate—commercial and residential	166,342	146,422	100,712	59,851	48,814
Installment loans to individuals	5,506	8,351	9,314	8,038	5,686
Real estate—home equity	10,186	12,891	5,835	4,138	3,036

Total loans	379,157	295,064	206,734	140,853	98,018
Less: Allowance for loan losses	3,716	2,972	2,124	1,383	982
Net deferred loan fees	634	555	649	291	378

Loans, net	$374,807	$291,537	$203,961	$139,179	$96,658

Loans are reported at the gross amount outstanding, reduced by the net deferred loan fees and the allowance for loan losses. Interest income is recognized over the term of the loans based on the unpaid daily principal amount outstanding. Loan origination fees are deferred and recognized as income over the actual life of the loan using the interest method.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes major classifications of loans by contractual maturity of individual loans as of December 31, 2005, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	Due in 1 Year or Less	Due After 1 Year but Less Than 5 Years	Due After 5 Years	Total
	(Dollars in thousands)
Loan category:
Commercial	$52,930	$18,757	$753	$72,440
Real estate—commercial and residential	119,718	45,322	1,302	166,342
Real estate—construction	124,234	421	28	124,683
Installment loans to individuals	6,868	3,222	96	10,186
Real estate—home equity	5,506	—	—	5,506

Total loans	$309,256	$67,722	$2,179	$379,157

For the above loans, the following is a presentation of an analysis of sensitivities to changes in interest rates at December 31, 2005 (dollars in thousands):

	Due in 1 Year or Less	Due After 1 Year but Less Than 5 Years	Due After 5 Years	Total
Interest category:
Predetermined interest rate	$40,464	$67,722	$2,179	$110,365
Floating interest rate	268,792	—	—	268,792

Total loans	$309,256	$67,722	$2,179	$379,157

Loans are generally placed on nonaccrual status when the payment of principal and/or interest is past due 90 days or more or when management of the Bank determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.

A summary of non-performing assets at December 31, 2005, 2004, 2003, 2002, and 2001 follows:

Non performing Assets ($ in thousands)

	2005	2004	2003	2002	2001
Non accrual loans	$—	$545	$131	$588	$—
Accruing loans 90 days or more past due	—	—	—	64	—
Loans past due more than 30 days	205	2,888	9	632	539
Interest on non accrual loans which would have been reported	—	15	1	30	—
Interest recognized on non accrual loans prior to reclassifications of loans to non accrual	—	17	9	27	—

Allowance for Loan Losses

The Company’s allowance for loan losses was approximately $3,716,000 at December 31, 2005, compared to $2,972,000 at December 31, 2004 and $2,124,000 at December 31, 2003, representing 0.98%, 1.0% and 1.0% of year end total loans outstanding for December 31, 2005, 2004 and 2003, respectively.

The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by management and presented to the Board of Directors on a quarterly basis. In addition, the Bank has engaged an outside loan review consultant to perform, and report on an annual basis, an independent review of the quality of the loan portfolio relative to the accuracy of the Bank’s loan grading system.

The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Reserve, FDIC and the Department of Banking and Finance may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

While it is the Bank’s policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectability, management believes the allowance for loan losses is appropriate.

The following is an analysis of the allowance for loan losses for the years ended December 31, 2005, 2004, 2003, 2002 and 2001:

The following summarizes the activity in the allowance for loan losses for the following periods:

	December 31,
	2005	2004	2003	2002	2001
Average amount of loans outstanding	$338,016,978	$261,087,754	$167,544,217	$122,282,063	$81,963,058

Balance at beginning of period	$2,971,856	$2,123,509	$1,382,676	$981,639	$741,629

Charge-offs:
Commercial	19,318	86,334	102,968	—	—
Real estate—construction	—	—	—	—	—
Real estate—commercial and residential	—	—	—	—	—
Installment loans to individuals	41,893	52,317	184,855	10,682	—
Real estate—home equity	—	—	—	—	—

Total charge-offs	61,211	138,651	287,823	10,682	—

Recoveries:
Commercial	42,210	18,845	10,000	—	—
Real estate—construction	—	—	—	—	—
Real estate—commercial and residential	—	—	—	—	—
Installment loans to individuals	9,155	4,721	46,970	5,450	—
Real estate—home equity	—	—	—	—	—

Total recoveries	51,365	23,566	56,970	5,450	—

Net charge-offs	9,846	115,085	230,853	5,232	—

Provision charged to operations	753,757	963,432	971,686	406,269	240,010

Balance at end of year	$3,715,767	$2,971,856	$2,123,509	$1,382,676	$981,639

Ratio of net charge-offs during the period to average loans outstanding during the period	0.003%	0.044%	0.138%	0.004%	0.000%

Deposits

Deposits increased $105.9 million to $409.8 million during 2005. This growth is a result of an increase of $5.3 million decrease in interest-bearing demand and money market accounts, a $4.8 million increase in certificate of deposit accounts and an increase of $97.7 million in savings deposits.

The majority of this increase is due the $97.7 million increase in savings deposits. This is largely attributed to the attractiveness of “The Peachtree Prime” account. This product is available for individuals and businesses with a rate of 60% of the current prime rate. In the anticipated rising rate environment many customers feel that this fluctuating rate is an attractive option to place their savings dollars. Deposit growth at the various offices include: $34.7 million at Gwinnett, $47.8 at Dunwoody, and $23.4 million in North Fulton. The ratio of loans to deposits was 91.5% at December 31, 2005 and 95.9% at December 31, 2004.

Deposits increased $83.5 million to $303.9 million during 2004 as compared to 2003. This growth is a result of an increase of $24 million in noninterest-bearing demand, a $14.4 million decrease in interest-bearing demand and money market accounts, a $34.1 million increase in certificate of deposit accounts and an increase of $40.0 million in savings deposits.

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for December 31, 2005, 2004 and 2003 are presented below:

	December 31, 2005		December 31, 2004		December 31, 2003
	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand	$50,039	—	$38,036	—	$23,288	—
Interest-bearing demand	35,861	0.81%	46,995	0.40%	42,165	0.61%
Savings	119,874	3.74%	38,828	2.15%	15,514	1.68%
Time	160,397	3.46%	138,519	2.64%	104,383	2.82%

Total	$366,171		$262,378		$185,350

Maturities of Time Deposits of $100,000 or more

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2005 are summarized as follows:

(Dollars in thousands)
Months to maturity:
3 or less	$20,631
3 to 6	51,231
6 to 12	5,039
Over 12	8,933

Total	$85,834

Liquidity

The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company’s primary source of liquidity is its ability to maintain and increase deposits through the Bank, for example, deposits increased by $105.9 million in 2005.

The following are the key liquidity balances and ratios for the year ended December 31, 2005:

Cash and cash equivalents	$24,708,441
Investment securities available for sale	$38,187,752
CDs over $100,000 to total deposits ratio	20.9%
Loan to deposit ratio	91.5%

At December 31, 2005 cash and cash equivalents amounted to $24.7 million, representing 5.4% of total assets. Securities available for sale provide a secondary source of liquidity and amounted to $38.2 million at December 31, 2005.

At December 31, 2005, certificates of deposit over $100,000 represented 20.9% of total deposits. Certificates of deposit over $100,000 are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on certificates of deposit over $100,000 and periodically adjusts its rates in accordance with market demands. Significant withdrawals of the large certificates of deposit may have a material adverse effect on the Bank’s liquidity. As a majority of the certificates of deposit were obtained by Bank customers in its market area, management believes the volatility of the deposits is lower than if such deposits were obtained from depositors outside its market area, as outside depositors are more likely to be interest rate sensitive.

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. The Bank currently has arrangements with correspondent banks for short-term unsecured advances up to $12,000,000.

Capital Adequacy

The following table presents the Company’s and Bank’s regulatory capital position at December 31, 2005:

As of December 31, 2005:

	Actual Ratio	Required Ratio
Total Capital (to Risk-Weighted Assets)
Consolidated	11.81%	8.0%
Bank	11.18%	8.0%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	10.90%	4.0%
Bank	10.27%	4.0%
Tier 1 Capital (to Average Assets)
Consolidated	9.21%	4.0%
Bank	9.37%	4.0%

The above ratios indicate that the capital position of the Bank is sound and that the Bank is well positioned for future growth. For a more complete discussion of the actual and required ratios of the Bank as of December 31, 2005, see note 12 to the financial statements.

Selected Ratios

The rate of return information for the December 31, 2005, 2004 and 2003 are presented below.

	Year Ended December 31,
	2005	2004	2003
Return on assets	1.20%	0.85%	0.40%
Return on equity	17.48%	11.38%	6.43%
Dividend payout ratio	0.00%	0.00%	0.00%
Equity to assets ratio	6.84%	7.49%	6.25%

Junior Subordinated Debentures (related to Trust Preferred Securities)

In March 2005, the Company issued, through a wholly owned Delaware statutory trust, PB Capital Trust II (the “Trust II”), $5,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve

Board guidelines within certain limitations. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $5,155,000 of junior subordinated debentures of the Company, which carry a deferrable floating rate equal to the 3 month Libor rate + 195 basis points. The Trust II preferred securities accrue and pay distributions quarterly, equal to the 3 month Libor rate + 195 basis points per annum of the state liquidation value. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust. The trust preferred securities are mandatorily redeemable upon maturity of the debentures on March 29, 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after March 29, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

In December 2002, the Company issued, through a wholly owned Delaware statutory trust, PB Capital Trust I (the “Trust”), $4,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $4,120,000 of junior subordinated debentures of the Company, which carry a deferrable floating rate equal to the Wall Street Journal prime rate plus 100 basis points. The debentures and related accrued interest represent the sole assets of the Trust. The trust preferred securities accrue and pay distributions quarterly, equal to the Wall Street Journal prime rate plus 100 basis points per annum of the stated liquidation value of $50,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust. The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 31, 2032, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after December 31, 2007. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

The proceeds received by the Company from the sale of the junior subordinated debentures for Trust I and Trust II were used to strengthen the capital position of the Bank and to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of Trust I and Trust II.

Asset/Liability Management

It is the Company’s objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, and investment, borrowing and capital policies. Certain officers are charged with the responsibility of monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by local individuals, partnerships and corporations. The objective of the policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings.

The asset/liability mix is monitored on a regular basis. A report reflecting the interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Board of Directors on a monthly basis.

One method used to measure a bank’s interest rate exposure is through its repricing gap. The gap is calculated by determing all assets that reprice or mature within a given time frame and subtracting all liabilities that reprice or mature within the same time frame. The difference between these two amounts is called the “gap,” which is the amount of either liabilities or assets that will reprice without a corresponding asset or liability repricing.

A negative gap (more liabilities repricing that assets) generally indicates that a bank’s net interest income will decrease if interest rates rise and will increase if interest rates fall. A positive gap generally indicates that a bank’s net interest income will decrease if interest rates fall and will increase if interest rates rise.

The following table sets forth the distribution of the repricing of the Company’s interest earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the difference to total interest earning assets. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank’s customers. In addition, various assets and liabilities indicted as repricing within the same period may in fact reprice at different times within such period and at different rates.

Interest Rate Gap Sensitivity

At December 31, 2005

(Dollars in Thousands)

	Three Months or Less	Four to Twelve Months	One to Five Years	Over Five Years	Total
Interest-earning assets:
Federal funds sold	$16,307	$—	$—	$—	$16,307
Investment securities (1)	—	47	29,624	11,010	$40,681
Loans	278,159	31,097	67,722	2,179	$379,157

Total interest-earning assets	$294,466	$31,144	$97,346	$13,189	$436,145

Interest-bearing liabilities
Deposits
Interest-bearing demand and savings	$200,632	$—	$—	$—	$200,632
Time, $100,000 or more	20,631	51,231	13,972	—	85,834
Other time	11,321	51,869	9,674	—	72,864
Repurchase agreements	—	—	—	—	—
Other borrowings	1,000	—	—	—	1,000
Junior subordinated debentures	—	—	—	9,275	9,275

Total interest-bearing liabilities	$233,584	$103,100	$23,646	$9,275	$369,605

Interest rate sensitivity gap per period	$60,882	$(71,956)	$73,700	$3,914	$66,540

Interest rate sensitivity gap ratio	126.06%	30.21%	411.68%	142.20%	118.00%

Cumulative interest rate sensitivity gap	$60,882	$(11,074)	$62,626	$66,540

Cumulative difference to total interest earning assets	13.96%	-2.54%	14.36%	15.26%

(1)	The above schedule excludes stock in Federal Home Loan Bank and stock in the Federal Reserve Bank, which has no contractual maturity.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react, in different degrees, or at different points in time, to changes in market interest rates. Changes in interest rates, prepayment rates, early withdrawal levels and the ability of borrowers to service their debt, among other factors, may vary significantly from the assumptions made in the table. The Company actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets. In particular, approximately 68.8% of the loan portfolio is comprised of loans that are variable rate terms or short-term obligations.

Contractual Obligations and Off-Balance-Sheet Arrangements

The Company’s contractual obligations and other commitments as of December 31, 2005 are summarized in the table below. The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as payments under current lease agreements.

	Within one year	One to Three years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
FHLB advances	$1,000,000	—	—	—	$1,000,000
Junior subordinated debentures	—	—	—	9,275,000	9,275,000
Operating lease obligations	236,617	417,688	329,748	331,112	1,315,615

Total	$1,236,617	417,688	329,748	9,606,112	$11,590,165

Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Other Commitments
Commitments to extend credit	$116,884,000
Standby letters of credit	$2,476,000

ITEM 7. FINANCIAL STATEMENTS

The following financial statements, notes thereto and report of independent registered public accounting are included in the Company’s Annual Report to Shareholders are incorporated herein by reference.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 8A. CONTROLS AND PROCEDURES

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, and as of the date of this report, our management, including our Chief Executive Officer and Chief Financial Officer, reviewed the effectiveness and design of our disclosure controls and procedures under Exchange Act Rule 13a-14. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that such disclosure controls and procedures are adequate to ensure that material information relating to the Company, including its consolidated subsidiary, that is required to be included in its periodic filings with the Securities and Exchange Commission, is timely made known to them. During the quarter ended December 31, 2005, there were no significant changes in internal controls, or to management’s knowledge, in other factors that could significantly affect those internal controls, and there has been no corrective action with respect to significant deficiencies or material weaknesses.

ITEM 8B. OTHER INFORMATION

None

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The responses to this Item are included in the Company’s proxy statement for the Annual Meeting of Shareholders to be held May 16, 2006, under the headings, “Proposal 1—Election of Directors—(Nominees and Continuing Directors),” “Ownership of PB Financial Services Common Stock,” and “Compliance with Section 16(a) of the Exchange Act” and are incorporated herein by reference.

The Company has adopted a Code of Ethics that applies to its principal executive, financial and accounting officers. The Code of Ethics has been posted on the Company’s website at www.thepeachtreebank.com. A copy may also be obtained, without charge, upon written request addressed to The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia 30097, Attention: Corporate Secretary. The request may also be delivered by fax to the Corporate Secretary at (770) 814-8804.

ITEM 10. EXECUTIVE COMPENSATION

The responses to this Item are included in the Company’s proxy statement for the Annual Meeting of Shareholders to be held May 16, 2006, under the heading. “Compensation of Directors and Executive Officers,” and are incorporated herein by reference.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The responses to this Item are included in the Company’s proxy statement for the Annual Meeting of Shareholders to be held May 16, 2006, under the headings, “Ownership of PB Financial Services Common Stock” and are incorporated herein by reference.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The responses to this Item are included in the Company’s proxy statement for the Annual Meeting of Shareholders to be held May 16, 2006, under the headings, “Certain Transactions” and “Compensation of Directors and Executive Officers,” and are incorporated herein by reference.

ITEM 13. EXHIBITS

Exhibits

Exhibit Number		Exhibit
3.1		Articles of Incorporation (1)

3.2		Bylaws (2)

4.1		Instruments Defining the Rights of Security Holders. See Articles of Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto.

10.1	*	Amended and Restate Employment Agreement between Monty G. Watson and The PB Financial Services Corporation dated as of February 21, 2006. (3)

10.2	*	Employment Agreement between Kelly J. Johnson and The PB Financial Services Corporation dated as of February 21, 2006. (4)

10.3	*	The PB Financial Services 1998 Outside Directors Option Plan. (5)

13.1		The PB Financial Services Corporation 2004 Annual Report to shareholders. Except with respect to those portions specifically incorporated by reference into this Report, the Company’s 2004 Annual Report to Shareholders is not deemed to be filed as part of this Report.

Exhibit Number	Exhibit
21.1	Subsidiaries of The PB Financial Services Corporation. (5)

24.1	Power of Attorney (appears on the signature pages to this Annual Report on 10-KSB).

31.1	Certification of Chief Executive Officer pursuant Rule 13a-14(a).

31.2	Certification of Chief Financial Officer pursuant Rule 13a-14(a).

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Compensatory plan or arrangement
(1)	Incorporated herein by reference to Exhibit 2(a) in The PB Financial Services Corporation’s Registration Statement on Form 8-A, Commission File No. 000-26725, filed July 15, 1999.
(2)	Incorporated herein by reference to Exhibit 2(b) in The PB Financial Services Corporation’s Registration Statement on Form 8-A, Commission File No. 000-26725, filed July 15, 1999.
(3)	Incorporated by reference to exhibit number 99.1 in the Company’s Form 8-K dated March 28, 2006.
(4)	Incorporated by reference to exhibit number 99.2 in the Company’s Form 8-K dated March 28, 2006.
(5)	Incorporated by reference to exhibit of same number in the Company’s Annual Report on Form 10KSB for the year ended December 31, 1999.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this item is included in the Company’s proxy statement for the Annual Meeting of Shareholders to be held May 16, 2006, under the heading “Fees Paid to Independent Auditors” and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE PB FINANCIAL SERVICES CORPORATION

By:	/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

/s/ KELLY J. JOHNSON
Kelly J. Johnson Chief and Principal Financial Officer

Date:	March 31, 2006

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Report constitutes and appoints Monty G. Watson and Kelly J. Johnson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits hereto, and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ ROBERT D. CHEELEY Robert D. Cheeley, Director	DATE: March 31, 2006

/s/ DANIEL B. COWART Daniel B. Cowart, Director	DATE: March 31, 2006

/s/ PAUL D. DONALDSON Paul D. Donaldson, Director	DATE: March 31, 2006

/s/ DEXTER R. FLOYD Dexter R. Floyd, Director	DATE: March 31, 2006

/s/ J. EDWIN HOWARD J. Edwin Howard, Director	DATE: March 31, 2006

/s/ JOHN J. HOWARD John J. Howard, Director	DATE: March 31, 2006

/s/ J. STEPHEN HURST J. Stephen Hurst, Director	DATE: March 31, 2006

/s/ KELLY J. JOHNSON Kelly J. Johnson, Chief Financial Officer (Principal Financial and Accounting Officer)	DATE: March 31, 2006

/s/ CHARLES MACHEMEHL, III Charles Machemehl, III, Director	DATE: March 31, 2006

/s/ J. PAUL MAGGARD J. Paul Maggard, Director	DATE: March 31, 2006

/s/ MONTY G. WATSON Monty G. Watson, Director, President, and Chief Executive Officer	DATE: March 31, 2006

EXHIBIT 31.1

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Monty G. Watson, certify that:

1. I have reviewed this annual report on Form 10-KSB of The PB Financial Services Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) for the Registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrants most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5. The Registrant’s other certifying officers and I have disclosed, base on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: March 31, 2006	/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Kelly J. Johnson, certify that:

1. I have reviewed this annual report on Form 10-KSB of The PB Financial Services Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) for the Registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrants most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5. The Registrant’s other certifying officers and I have disclosed, base on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: March 31, 2006	/s/ KELLY J. JOHNSON
Kelly J. Johnson Principal Financial and Accounting Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that this Annual Report on Form 10 KSB for the year ended December 31, 2005 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

This 31st day of March, 2006.

/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

/s/ KELLY J. JOHNSON
Kelly J. Johnson Principal Financial and Accounting Officer

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-KSB/A

AMENDMENT NO. 1

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number

THE PB FINANCIAL SERVICES CORPORATION

(Name of small business issuer in its charter)

Georgia	58-2466560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9570 Medlock Bridge Road, Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number (770) 814-8100

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, Par Value $5 Per Share

Check whether the issuer is not required to file reports pursuant to Section 13 of 15(d) of the Exchange Act.  ☐

Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2) of the Exchange Act.    Yes  ☐    No  ☒

State issuer’s revenues for its most recent fiscal year. $29,227,003

Aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days: There is no public trading market for the Company’s common stock. The aggregate market value of the Company’s common stock held by non-affiliates is approximately $30,388,280, based on the last sale of the Company’s common stock known to management, which occurred on December 15, 2005 at $32.50 per share.

APPLICABLE ONLY TO CORPORATE REGISTRANTS

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the last practicable date. 1,766,517 as of April 12, 2006

Transitional Small Business Disclosure format (check one):    Yes  ☐    No  ☒

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Shareholders for the fiscal year ended December 31, 2005, are incorporated by reference into Part II. Portions of the Proxy Statement for the Annual Meeting of Shareholders, scheduled to be held May 16, 2006, are incorporated by reference into Part III.

Report of Independent Registered Accounting Firm

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A to the PB Financial Services Corp (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Original Filing”), which was filed with the Securities and Exchange Commission on March 31, 2006, is being filed to amend the Original Filing as follows:

•	To file Exhibit 13.1 The PB Financial Services Corporation 2005 Annual Report to shareholders, which was inadvertently omitted from the Original filing

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Financial Statements

December 31, 2005 and 2004

(with Independent Registered Public Accounting Firm’s Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

The PB Financial Services Corporation

Duluth, Georgia

We have audited the accompanying consolidated balance sheets of The PB Financial Services Corporation as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The PB Financial Services Corporation as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 23, 2006

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$6,639,943	13,605,257
Interest-bearing deposits with banks	1,761,498	851,546
Federal funds sold	16,307,000	5,755,000

Cash and cash equivalents	24,708,441	20,211,803

Investment securities available for sale	38,187,752	24,271,001
Investment securities held to maturity, fair value of $2,468,421 and $2,781,245, respectively	2,493,326	2,774,383
Other investments	1,921,680	2,022,750
Loans, net	374,807,020	291,536,663
Premises and equipment, net	4,081,927	4,418,128
Bank owned life insurance	4,302,590	4,153,731
Accrued interest receivable and other assets	5,345,883	4,032,360

	$455,848,619	353,420,819

Deposits:
Noninterest-bearing demand	$50,465,269	52,377,541
Interest-bearing demand	38,907,444	33,598,579
Savings	161,725,045	63,999,141
Time, $100,000 or more	85,833,509	77,835,516
Other time	72,863,894	76,093,746

Total deposits	409,795,161	303,904,523

Note payable and other borrowings	1,000,000	18,100,000
Junior subordinated debentures	9,275,000	4,120,000
Accrued interest payable and other liabilities	824,480	2,432,090

Total liabilities	420,894,641	328,556,613

Commitments

Shareholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized, 1,766,517 and 1,484,437 shares issued and outstanding, respectively	8,832,585	7,422,185
Additional paid-in capital	16,570,373	12,464,914
Retained earnings	9,962,689	5,038,543
Accumulated other comprehensive income (loss)	(411,669)	(61,436)

Total shareholders’ equity	34,953,978	24,864,206

	$455,848,619	353,420,819

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Statements of Earnings

For the Years Ended December 31, 2005 and 2004

	2005	2004
Interest income:
Interest and fees on loans	$25,114,285	16,040,700
Interest on federal funds sold	544,210	105,094
Interest and dividends on investment securities:
U.S. Government agencies and mortgage-backed securities	1,206,085	725,479
Municipals	111,384	57,815
Trust preferred securities	90,000	90,000
Other	110,619	84,455

Total interest income	27,176,583	17,103,543

Interest expense:
Interest-bearing demand deposits	292,455	185,482
Savings deposits	4,488,063	834,119
Time deposits	5,552,271	3,653,684
Other	713,470	503,784

Total interest expense	11,046,259	5,177,069

Net interest income	16,130,324	11,926,474

Provision for loan losses	753,757	963,432

Net interest income after provision for loan losses	15,376,567	10,963,042

Other income:
Service charges	358,990	342,801
Gain on sale of securities	—	148,586
Mortgage referral commissions	1,258,434	865,981
Other	432,996	340,334

Total other income	2,050,420	1,697,702

Other expenses:
Salaries and employee benefits	5,716,286	5,061,196
Occupancy	955,200	900,668
Other operating	2,919,455	2,452,486

Total other expenses	9,590,941	8,414,350

Earnings before income taxes	7,836,046	4,246,394
Income tax expense	2,911,900	1,610,711

Net earnings	$4,924,146	2,635,683

Basic earnings per share	$3.22	1.78

Diluted earnings per share	$2.94	1.66

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2005 and 2004

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, December 31, 2003	1,484,437	$7,422,185	12,464,914	2,402,860	124,804	22,414,763

Net earnings	—	—	—	2,635,683	—	2,635,683

Change in net unrealized gain (loss) on investment securities available for sale, net of tax	—	—	—	—	(186,240)	(186,240)

Balance, December 31, 2004	1,484,437	7,422,185	12,464,914	5,038,543	(61,436)	24,864,206

Net earnings	—	—	—	4,924,146	—	4,924,146

Exercise of stock options and warrants, including tax benefit of $2,028,599 from exercise of non qualified stock options	282,080	1,410,400	4,105,459	—	—	5,515,859

Change in net unrealized gain (loss) on investment securities available for sale, net of tax	—	—	—	—	(350,233)	(350,233)

Balance, December 31, 2005	1,766,517	$8,832,585	16,570,373	9,962,689	(411,669)	34,953,978

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2005 and 2004

	2005	2004
Net earnings	$4,924,146	2,635,683

Other comprehensive income (loss):
Unrealized losses arising during the period, net of taxes of $180,424 and $45,423, respectively	(350,233)	(88,173)
Reclassification adjustment for gains on sales of investment securities available for sale included in net earnings, net of taxes of $50,519 in 2004	—	(98,067)

Other comprehensive loss, net of tax	(350,233)	(186,240)

Comprehensive income	$4,573,913	2,449,443

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net earnings	$4,924,146	2,635,683
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	527,361	319,357
Provision for loan losses	753,757	963,432
Deferred income taxes	(415,997)	(298,160)
Gain on sale of investment securities	—	148,586
Change in:
Net deferred loan fees	(79,084)	(93,883)
Cash surrender value life insurance	(148,859)	(105,100)
Accrued interest receivable and other assets	(723,157)	(1,116,128)
Accrued interest payable and other liabilities	420,989	458,932

Net cash provided by operating activities	5,259,156	2,912,719

Cash flows from investing activities:
Purchase of investment securities available for sale	(16,797,753)	(15,985,918)
Purchase of investment securities held to maturity	—	(2,995,313)
Proceeds from calls and maturities of investment securities available for sale	2,292,221	8,797,552
Proceeds from calls and maturities of investment securities held to maturity	281,621	221,367
Proceeds from sales of investment securities available for sale	—	5,147,853
Purchase of other investments	(475,830)	(1,262,750)
Sales of other investments	576,900	—
Net change in loans	(84,470,030)	(88,445,466)
Purchases of premises and equipment	(127,545)	(613,839)
Purchase of cash value life insurance	—	(1,462,000)
Proceeds from sales of other real estate	525,000	—

Net cash used by investing activities	(98,195,416)	(96,598,514)

Cash flows from financing activities:
Net change in deposits	105,890,638	83,631,605
Net change in securities sold under retail repurchase agreements	—	(477,120)
Proceeds from Federal Home Loan Bank borrowings	—	18,000,000
Repayments on Federal Home Loan Bank borrowings	(17,100,000)	(7,000,000)
Proceeds from issuance of junior subordinated debentures	5,155,000	—
Exercise of stock option and warrants, net of tax benefit	3,487,260	—

Net cash provided by financing activities	97,432,898	94,154,485

Net change in cash and cash equivalents	4,496,638	468,690
Cash and cash equivalents at beginning of year	20,211,803	19,743,113

Cash and cash equivalents at end of year	$24,708,441	20,211,803

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,194,919	4,943,601
Income taxes	$3,371,150	1,551,000

Noncash investing and financing activities:
Change in net unrealized gain on investment Securities available for sale, net of tax	$350,233	(186,240)
Transfer of loans to other real estate	$525,000	—
Tax benefit from exercise of non qualified options	$2,028,599	—

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Organization

The Peachtree Bank (the “Bank”) was organized in January 1998 upon receipt of its banking charter from the Georgia Department of Banking and Finance. In 2002, the Bank was approved to become a member of the Federal Reserve Bank. The Bank is primarily regulated by the Federal Reserve Bank and undergoes periodic examinations by this regulatory agency. The Bank, whose main office is in Duluth, Georgia, provides a full range of commercial and consumer banking services primarily in Fulton County, Georgia and the surrounding metropolitan Atlanta area.

On July 15, 1999, the Bank became a subsidiary of The PB Financial Services Corporation (the “Company”) as a result of a tax-free reorganization in which the shareholders of the Bank exchanged all outstanding Bank stock for stock in the Company.

In March 2005, the Company formed PB Capital Trust II and in December 2002, the Company formed PB Capital Trust I. These Trusts were formed for the purpose of issuing trust preferred securities.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. Under current accounting rules, the Trusts are not included in consolidation.

Basis of Presentation

The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and the valuation of other real estate owned.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Reserve requirements maintained with the Federal Reserve Bank, totaled $18,000 and $1,375,000 at December 31, 2005 and 2004, respectively.

Investment Securities

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2005 and 2004, the Bank classified all of its investment securities as available for sale and held to maturity.

Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(1) Summary of Significant Accounting Policies—Continued

component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of shareholders’ equity. The unrealized holding gains or losses included in the separate component of shareholders’ equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

Management has the positive intent and ability to hold held to maturity securities to maturity.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include equity securities of the Federal Reserve Bank, Federal Home Loan Bank and Community Financial Services, Inc., which do not have readily determinable fair values. These investments are carried at cost.

Loans and Allowance for Loan Losses

Loans are stated at principal amount outstanding, net of the allowance for loan losses and deferred loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on nonaccrual status.

The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(1) Summary of Significant Accounting Policies—Continued

of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management’s estimate of potential loss which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (or the lesser of the estimated useful lives or lease terms for leasehold improvements). When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 40 years
Furniture and equipment	3 - 10 years
Leasehold improvements	10 years

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(1) Summary of Significant Accounting Policies—Continued

Mortgage Referral Commissions

The Company earns commissions from third party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company, and the commissions are recorded as they are earned (i.e., when the loan closes) in the accompanying consolidated statements of earnings as mortgage referral commissions.

Stock-Based Compensation

The Company’s stock-based compensation plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company’s net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

		2005	2004
Net earnings	As reported	$4,924,146	2,635,683
	Effect of stock options, net of tax	(456,870)	(58,644)

	Proforma	$4,467,276	2,577,039

Basic earnings per share	As reported	$3.22	1.78
	Effect of stock options, net of tax	(0.30)	(0.04)

	Proforma	$2.92	1.74

Diluted earnings per share	As reported	$2.94	1.66
	Effect of stock options, net of tax	(0.27)	(0.04)

	Proforma	$2.67	1.62

The weighted average grant-date fair value of options granted in 2005 and 2004 was $6.34 and $6.11, respectively. The fair value of each option is estimated on the date of grant using the Black Scholes options-pricing model with the following weighted average assumptions used for grants in 2005 and 2004: dividend yield of 0%, risk-free interest rate of 4%, expected volatility of 0%, and an expected life of ten years.

Net Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

The reconciliation of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for each period is presented as follows:

For the year ended December 31, 2005	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$4,924,146	1,528,548	$3.22
Effect of stock options	—	144,619

Diluted earnings per share	$4,924,146	1,673,167	$2.94

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(1) Summary of Significant Accounting Policies—Continued

For the year ended December 31, 2004	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$2,635,683	1,484,437	$1.78
Effect of stock options	—	104,297

Diluted earnings per share	$2,635,683	1,588,734	$1.66

Recent Accounting Pronouncements

Accounting for Changes and Error Corrections

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154 Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statements No. 3. SFAS No. 154 changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and all changes required by an accounting pronouncement when the new pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effects of the change. This standard is not expected to have a material effect on The Company’s financial position, results of operations, or disclosures.

Share-Based Payment

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 123 (R) beginning January 1, 2006. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

(2) Investment Securities

Investment securities available for sale at December 31, 2005 and 2004 are as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$19,384,608	—	394,555	18,990,053
Municipal securities	7,574,846	7,391	45,105	7,537,132
Trust preferred securities	1,000,000	—	—	1,000,000
Mortgage-backed securities	10,852,038	7,627	199,098	10,660,567

Total	$38,811,492	15,018	638,758	38,187,752

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$12,402,144	21,088	34,106	12,389,126
Municipal securities	1,252,249	8,197	8,614	1,251,832
Trust preferred securities	1,000,000	—	—	1,000,000
Mortgage-backed securities	9,709,693	19,491	99,141	9,630,043

Total	$24,364,086	48,776	141,861	24,271,001

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(2) Investment Securities—Continued

Investment securities held to maturity at December 31, 2005 and 2004 are as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$2,493,326	—	24,905	2,468,421

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$2,774,383	6,862	—	2,781,245

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2005 are summarized in the table below.

	Less than 12 Months		Greater than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies	$10,482,363	164,313	8,507,690	230,242
Municipal securities	$3,980,324	36,352	327,383	8,753
Mortgage-backed securities	$5,611,931	60,670	7,100,741	163,333

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2004 are summarized in the table below.

	Less than 12 Months		Greater than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies	$5,404,250	34,106	—	—
Municipal securities	$853,635	8,614	—	—
Mortgage-backed securities	$5,410,605	66,051	2,787,400	33,090

The unrealized losses on debt securities as of December 31, 2005 arose due to changing interest rates and are considered to be temporary. At December 31, 2005, four out of seventeen securities issued by municipalities and six out of nineteen securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities contained unrealized losses and are included in the table above. These unrealized losses are considered temporary because the repayment sources of principal and interest are government backed and the investment risk grades on each security are acceptable.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(2) Investment Securities—Continued

The amortized cost and estimated fair value of investment securities held to maturity and available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due from one to five years	$—	$—	19,387,280	19,009,824
Due from five to ten years	—	—	3,991,220	3,954,869
Due after ten years	—	—	4,580,954	4,562,492
Mortgage-backed securities	2,493,326	2,468,421	10,852,038	10,660,567

	$2,493,326	2,468,421	38,811,492	38,187,752

For the year ended December 31, 2005, the Company sold no investment securities available for sale. For the year ended December 31, 2004, the Company sold investment securities available for sale for $5,147,853 and realized gross gains of $154,234 and gross losses of $5,648 on those sales.

At December 31, 2005 and 2004 securities with a carrying value of approximately $8,665,000 and $8,159,000, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3) Loans

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Commercial	$72,440,193	38,793,340
Real estate—commercial and residential	166,342,308	146,421,435
Real estate—construction	124,682,506	88,607,022
Real estate—home equity	5,506,330	8,351,273
Consumer	10,185,933	12,890,848

	379,157,270	295,063,918
Less: Allowance for loan losses	3,715,767	2,971,856
Net deferred loan fees	634,483	555,399

	$374,807,020	291,536,663

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Fulton, DeKalb and Gwinnett Counties, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses were as follows:

	2005	2004
Balance at beginning of year	$2,971,856	2,123,509
Provision charged to operations	753,757	963,432
Loans charged off	(61,211)	(138,651)
Recoveries	51,365	23,566

Balance at end of year	$3,715,767	2,971,856

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(4) Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2005	2004
Land	$610,482	610,482
Buildings and improvements	2,729,907	2,729,907
Furniture and equipment	2,803,322	2,671,168
Leasehold improvements	348,507	348,507
Construction in process	1,200	11,057

	6,493,418	6,371,121

Less accumulated depreciation	2,411,491	1,952,993

	$4,081,927	4,418,128

Depreciation expense was $463,746 and $452,140 for the years ended December 31, 2005 and 2004, respectively.

The Bank leases certain office facilities to third parties. For the years ended December 31, 2005 and 2004, rental income totaled approximately $71,000 and $55,000, respectively.

(5) Deposits

At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$135,050,800
2007	4,667,211
2008	4,583,847
2009	5,709,383
2010	8,686,162

$158,697,403

(6) Note Payable and Other Borrowings

The Company has obtained a $250,000 line of credit with another financial institution. The debt is collateralized by 100% of the stock of the Bank, and calls for interest to be paid quarterly at the prime rate less 50 basis points. The line of credit matures in December 2006. The loan agreement contains covenants relating to the level of the allowance for loan losses, payments of dividends, regulatory capital adequacy and return on average assets. At December 31, 2005, the Company was in compliance with all loan covenants. The Company had no balances outstanding under this line of credit at December 31, 2005 and 2004.

The Bank is party to a credit facility with the Federal Home Loan Bank (“FHLB”) of Atlanta, whereby the FHLB provides credit to the Bank under varying terms. Amounts advanced by the FHLB are collateralized by a blanket lien on all 1–4 family first mortgage loans and selected commercial loans. At December 31, 2005, the carrying amount of eligible loans pledged as collateral totaled approximately $28,349,000.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(6) Note Payable and Other Borrowings—Continued

The FHLB advances at December 31, 2005 and 2004 are summarized as follows:

Maturity Date	Interest Rate December 31, 2005	Rate Type	2005	2004
August 11, 2005	—	Fixed	—	5,000,000
March 17, 2006	—	Adjustable	—	8,000,000
May 12, 2006	4.35%	Adjustable	$1,000,000	1,000,000
June 24, 2005	—	Adjustable	—	2,100,000
November 22, 2005	—	Daily	—	2,000,000

			$1,000,000	18,100,000

Additionally, the Bank has $12,000,000 available for the purchase of overnight federal funds from three correspondent financial institutions.

(7) Junior Subordinated Debentures

In March 2005, the Company issued, through a wholly owned Delaware statutory trust, PB Capital Trust II (the “Trust II”), $5,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $5,155,000 of junior subordinated debentures of the Company, which carry a deferrable floating rate equal to the 3 month Libor rate + 195 basis points. The Trust II preferred securities accrue and pay distributions quarterly, equal to the 3 month Libor rate + 195 basis points per annum of the state liquidation value. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust. The trust preferred securities are mandatorily redeemable upon maturity of the debentures on March 29, 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after March 29, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

In December 2002, the Company issued, through a wholly owned Delaware statutory trust, PB Capital Trust I (the “Trust”), $4,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $4,120,000 of junior subordinated debentures of the Company, which carry a deferrable floating rate equal to the Wall Street Journal prime rate plus 100 basis points. The debentures and related accrued interest represent the sole assets of the Trust. The trust preferred securities accrue and pay distributions quarterly, equal to the Wall Street Journal prime rate plus 100 basis points per annum of the stated liquidation value of $50,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(7) Junior Subordinated Debentures—Continued

The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 31, 2032, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after December 31, 2007. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

The proceeds received by the Company from the sale of the junior subordinated debentures for Trust I and Trust II were used to strengthen the capital position of the Bank and to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of Trust I and Trust II.

(8) Income Taxes

The components of income tax expense are as follows:

	2005	2004
Current	3,327,897	1,908,871
Deferred	(415,997)	(298,160)

	2,911,900	1,610,711

The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2005	2004
Pre-tax income at statutory rates	$2,664,256	1,443,774
Differences:
Nondeductible meals and entertainment	13,002	12,525
State taxes, net of federal benefit	248,358	114,694
Tax exempt interest	(32,925)	(26,076)
Increase in cash surrender value of life insurance	(50,612)	(35,700)
Other	69,821	101,494

	$2,911,900	1,610,711

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2005 and 2004.

	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,366,977	1,083,330
Deferred loan fees	240,850	210,829
Deferred compensation	331,056	207,741
Unrealized loss on investment securities and available for sale	212,072	31,649
Other	—	6,590

Total gross deferred tax assets	2,150,955	1,540,139

Deferred tax liabilities:
Accumulated depreciation	(225,068)	(210,672)

Total gross deferred tax liabilities	(225,068)	(210,672)

Net deferred tax asset	$1,925,887	1,329,467

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(9) Related Party Transactions

The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other customers. The following is a summary of activity for related party loans for 2005:

Beginning balance	$6,596,622
New loans	17,521,319
Repayments	(12,030,742)

Ending balance	$12,087,199

At December 31, 2005 and 2004, the Bank had deposit relationships with related parties of approximately $6,052,000 and $13,433,000, respectively.

The Bank had a lease agreement with one of its directors for office space located in the Bank’s building. Although the lease expired December 31, 2001, the Bank continues to lease the space to this director on a month-to-month basis and receives monthly lease payments of $2,037 plus certain executory costs.

(10) Commitments

The Bank leases various banking facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2005 are as follows:

Year Ending December 31,
2006	$236,617
2007	221,633
2008	196,055
2009	162,595
2010	167,153
Thereafter	331,112

Total minimum obligation	$1,315,165

The total rent expense was approximately $228,000 and $203,000 for 2005 and 2004, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(10) Commitments—Continued

In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$116,884,000	89,249,000
Standby letters of credit	$2,476,000	1,495,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank’s delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

(11) Benefit Plans

The Bank has a 401(k) plan for the benefit of employees with eligibility subject to certain minimum age and service requirements. Under this plan, employees may contribute from two to fifteen percent of their salaries, up to the legal contribution limit. At its discretion, the Bank may match a portion of participants’ contributions. The Bank may also make an annual discretionary profit sharing contribution to the plan. The Bank contributed approximately $91,200 and $64,600 to the plan in 2005 and 2004, respectively.

The Company has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 200,000 shares were reserved for possible issuance under the employee stock option plan. A total of 158,233 shares were reserved for possible issuance under the director stock option plan. The options vest over periods of time as specified in the option agreements and expire after ten years. At December 31, 2005, there were no remaining options available for grant. For those options outstanding, there is a weighted average remaining contractual life of approximately six years.

A summary of activity in these stock option plans is presented below:

	2005		2004
	Option Shares	Weighted Average Option Price Per Share	Option Shares	Weighted Average Option Price Per Share
Outstanding, beginning of year	310,383	$11.88	281,683	$11.26
Granted during the year	47,850	$18.25	34,450	$18.25
Cancelled during the year	—	—	(5,750)	$18.25
Exercised during the year	(282,080)	$12.36	—	—

Outstanding, end of year	76,153	$14.09	310,383	$11.88

Number of shares exercisable	39,223	$11.57	230,673	$10.38

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(11) Benefit Plans—Continued

A summary of options outstanding as of December 31, 2005 is presented below:

Options Outstanding	Price Per Share	Years Remaining	Options Currently Exercisable	Weighted Average Option Price Per Share of Options Currently Exercisable
31,653	$10.00	3-6	30,053	$10.00
12,000	$13.61	6-8	3,000	$13.61
32,500	$18.25	8-10	6,170	$18.25

76,153	$14.09		39,223	$11.57

The Company adopted a post-retirement benefit plan to provide retirement benefits to certain of the Company’s executive officers and its board of directors and to provide death benefits for the designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts were purchased on the lives of certain executive officers and members of the board of directors. The increase in the cash surrender value of the contracts, less the Bank’s cost of funds, constitutes the Company’s contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Company has no obligation to contribute to the plan. At December 31, 2005 and 2004, the cash surrender value of the insurance contracts was $4,302,590 and $4,153,731, respectively, and is included in the consolidated balance sheet. For the years ended December 31, 2005 and 2004, the Company recorded income, representing the increase in the cash surrender value of the contracts, of approximately $149,000 and $105,000, respectively, and incurred expenses of approximately $276,000 and $185,000, respectively.

(12) Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005 the most recent notification from regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

PB Capital Trust I and PB Capital Trust II are not consolidated by the Company under FIN 46; however, for regulatory purposes, the Trusts continue to be consolidated with the Company and, to the extent allowable under regulatory guidelines, the trust preferred securities issued by the Trusts continue to be reported as Tier 1 capital.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(12) Regulatory Matters—Continued

The Company’s and the Bank’s actual capital amounts and ratios are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Consolidated	$48,082	11.81%	$32,563	8.0%	N/A	N/A
Bank	$45,437	11.18%	$32,511	8.0%	$40,639	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$44,366	10.90%	$16,282	4.0%	N/A	N/A
Bank	$41,721	10.27%	$16,255	4.0%	$24,383	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$44,366	9.21%	$19,268	4.0%	N/A	N/A
Bank	$41,721	9.37%	$17,814	4.0%	$22,268	5.0%

As of December 31, 2004:
Total Capital (to Risk-Weighted Assets)
Consolidated	$32,017	10.38%	$24,665	8.0%	N/A	N/A
Bank	$31,516	10.24%	$24,624	8.0%	$30,780	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$29,045	9.42%	$12,332	4.0%	N/A	N/A
Bank	$28,544	9.27%	$12,312	4.0%	$18,468	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$29,045	8.91%	$13,033	4.0%	N/A	N/A
Bank	$28,544	8.28%	$13,783	4.0%	$17,229	5.0%

(13) Shareholders’ Equity

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year’s earnings, and the ratio of equity capital to total assets. At December 31, 2005 and 2004, total shareholders’ equity of the Bank was $41,309,562 and $28,481,058, respectively. The amount of dividends that the Bank could pay in 2006 without obtaining prior regulatory approval is approximately $2,462,000.

(14) Other Operating Expense

Other operating expense for the years ended December 31, 2005 and 2004 included the following items that exceeded one percent of total revenues:

	2005	2004
Data processing	$347,685	262,634
Directors fees	$519,050	335,250

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(15) Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

Cash and Cash Equivalents

For cash, due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities

Fair values for investment securities are based on quoted market prices.

Other Investments

The carrying amount of other investments approximates fair value.

Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance

The cash surrender value of life insurance policies are carried at the value for which such policies may be redeemed for cash.

Deposits

The fair value of demand deposits, interest-bearing demand deposits, and savings is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Retail Repurchase Agreements

The carrying value of securities sold under retail repurchase agreements approximates fair value.

FHLB Advances

The fair value of FHLB advances is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(15) Fair Value of Financial Instruments—Continued

Junior Subordinated Debentures

Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

Commitments to Extend Credit and Standby Letters of Credit

Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$24,708,441	24,708,441	20,211,803	20,211,803
Investment securities available for sale	$38,187,752	38,187,752	24,271,001	24,271,001
Investment securities held to maturity	$2,493,326	2,468,421	2,774,383	2,781,245
Other investments	$1,921,680	1,921,680	2,022,750	2,022,750
Loans, net	$374,807,020	372,685,911	291,536,663	291,170,552
Cash surrender value of life insurance	$4,302,590	4,302,590	4,153,731	4,153,731

Liabilities:
Deposits	$409,795,161	409,116,275	303,904,523	303,742,151
Federal Home Loan Bank advances	$1,000,000	1,000,000	18,100,000	18,069,820
Junior subordinated debentures	$9,275,000	9,275,000	4,120,000	4,120,000

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(16) The PB Financial Services Corporation (Parent Company Only) Financial Information

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash	$48,591	17,714
Investment in Bank	41,309,562	28,481,058
Investment in Trust (unconsolidated)	275,000	120,000
Other assets	2,696,396	395,505

	$44,329,549	29,014,277

Liabilities and Shareholders’ Equity
Other liabilities	$100,571	30,071
Junior subordinated debentures	9,275,000	4,120,000
Shareholders’ equity	34,953,978	24,864,206

	$44,329,549	29,014,277

Statements of Earnings

For the Years Ended December 31, 2005 and 2004

	2005	2004
Dividend income from Bank	$488,846	213,933
Dividend income from Trust	16,481	6,200
Interest expense	(488,846)	(213,933)
Other operating expenses	(261,055)	(99,721)

Loss before income tax benefit and equity in undistributed earnings of Bank	(244,574)	(93,521)

Income tax benefit	277,243	80,017

Earnings (loss) before equity in undistributed earnings of Bank	32,669	(13,504)
Equity in undistributed earnings of Bank	4,891,477	2,649,187

Net earnings	$4,924,146	2,635,683

THE PB FINANCIAL SERVICES CORPORATION

Notes to Consolidated Financial Statements—Continued

(16) The PB Financial Services Corporation (Parent Company Only) Financial Information—Continued

Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net earnings	$4,924,146	2,635,683
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(4,891,477)	(2,649,187)
Amortization	6,053	6,053
Change in other assets	(278,345)	(80,766)
Change in other liabilities	70,500	11,871

Net cash used by operating activities	(169,123)	(76,346)

Cash flows used by investing activities:
Capital infusions in Bank	(8,287,260)	—
Investment in junior subordinated debentures	(155,000)	—

Net cash used by investing activities	(8,442,260)	—

Cash flows from financing activities:
Proceeds from issuance of junior subordinated debentures	5,155,000	—
Proceeds from exercise of stock options	3,487,260	—

Net cash provided by financing activities	8,642,260	—

Net change in cash	30,877	(76,346)
Cash at beginning of year	17,714	94,060

Cash at end of year	$48,591	17,714

ITEM 13. EXHIBITS

Exhibits
13.1	The PB Financial Services Corporation 2005 Annual Report to shareholders. Except with respect to those portions specifically incorporated by reference into this Report, the Company’s 2005 Annual Report to Shareholders is not deemed to be filed as part of this Report.

31.1	Certification of Chief Executive Officer pursuant Rule 13a-14(a).

31.2	Certification of Chief Financial Officer pursuant Rule 13a-14(a).

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE PB FINANCIAL SERVICES CORPORATION

By:	/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

/s/ KELLY J. JOHNSON
Kelly J. Johnson Chief and Principal Financial Officer

Date:	April 12, 2006

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Report constitutes and appoints Monty G. Watson and Kelly J. Johnson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits hereto, and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ ROBERT D. CHEELEY Robert D. Cheeley, Director	DATE: April 12, 2006

/s/ DANIEL B. COWART Daniel B. Cowart, Director	DATE: April 12, 2006

/s/ PAUL D. DONALDSON Paul D. Donaldson, Director	DATE: April 12, 2006

/s/ DEXTER R. FLOYD Dexter R. Floyd, Director	DATE: April 12, 2006

/s/ J. EDWIN HOWARD J. Edwin Howard, Director	DATE: April 12, 2006

/s/ JOHN J. HOWARD John J. Howard, Director	DATE: April 12, 2006

/s/ J. STEPHEN HURST J. Stephen Hurst, Director	DATE: April 12, 2006

/s/ KELLY J. JOHNSON Kelly J. Johnson, Chief Financial Officer (Principal Financial and Accounting Officer)	DATE: April 12, 2006

/s/ CHARLES MACHEMEHL, III Charles Machemehl, III, Director	DATE: April 12, 2006

/s/ J. PAUL MAGGARD J. Paul Maggard, Director	DATE: April 12, 2006

/s/ MONTY G. WATSON Monty G. Watson, Director, President, and Chief Executive Officer	DATE: April 12, 2006

EXHIBIT 31.1

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Monty G. Watson, certify that:

1. I have reviewed this annual report on Form 10-KSB of The PB Financial Services Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) for the Registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrants most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5. The Registrant’s other certifying officers and I have disclosed, base on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: April 12, 2006	/s/ MONTY G. WATSON
Monty G. Watson
President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Kelly J. Johnson, certify that:

1. I have reviewed this annual report on Form 10-KSB of The PB Financial Services Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) for the Registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrants most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5. The Registrant’s other certifying officers and I have disclosed, base on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: April 12, 2006	/s/ KELLY J. JOHNSON
Kelly J. Johnson
Principal Financial and Accounting Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that this Annual Report on Form 10 KSB for the year ended December 31, 2005 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

This 12th day of April, 2006.

/s/ MONTY G. WATSON
Monty G. Watson
President and Chief Executive Officer

/s/ KELLY J. JOHNSON
Kelly J. Johnson
Principal Financial and Accounting Officer

Appendix E

THE PB FINANCIAL SERVICES CORPORATION

QUARTERLY REPORT ON

FORM 10-QSB FOR THE PERIOD ENDED MARCH 31, 2006

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For quarter ended March 31, 2006	Commission File Number

THE PB FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	58-2466560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9570 Medlock Bridge Road

Duluth, Georgia 30097

(Address of Principal Executive

Offices, including Zip Code)

(770) 814-8100

(Issuer’s telephone number, including area code)

Not Applicable

(Former name, former address and former

fiscal year, if changed since last report)

Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12B-2 of the Exchange Act).    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the last practicable date.

Common Stock, $5.00 par value, 1,766,517 shares as of May 10, 2006.

Traditional Small Business Disclosure Format:    Yes  ☐    No  ☒

ITEM 1. Financial Statements

THE PB FINANCIAL SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

	March 31, 2006	December 31,
	(Unaudited)	2005
ASSETS
Cash and due from banks	$9,053,198	$6,639,943
Interest-bearing deposits with banks	5,776,155	1,761,498
Federal funds sold	38,630,000	16,307,000
Cash and cash equivalents	53,459,353	24,708,441

Investment securities available for sale, at market value	46,385,470	38,187,752
Investment securities held to maturity, at amortized costs	2,399,301	2,493,326
Other investments	1,921,680	1,921,680
Loans, net	398,374,534	374,807,020
Property and equipment, net	3,987,795	4,081,927
Other assets	10,484,779	9,648,473
	$517,012,912	$455,848,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest-bearing demand	$61,072,691	$50,465,269
Interest-bearing demand and money market	43,950,456	38,907,444
Savings	193,750,706	161,725,045
Time deposits of $100,000 or more	92,280,878	85,833,509
Other time deposits	77,149,618	72,863,894
Total deposits	468,204,349	409,795,161

Borrowings	1,000,000	1,000,000
Junior subordinated debentures	9,275,000	9,275,000
Other liabilities	2,002,642	824,480
Total liabilities	480,481,991	420,894,641

Stockholders’ equity:
Common stock, $5.00 par value, 10,000,000 shares authorized 1,766,517 shares issued and outstanding	8,832,585	8,832,585
Additional paid in capital	16,577,424	16,570,373
Retained earnings	11,707,105	9,962,689
Accumulated other comprehensive (loss) income	(586,193)	(411,669)
Total stockholders’ equity	36,530,921	34,953,978
	$517,012,912	$455,848,619

See accompanying notes to consolidated financial statements.

THE PB FINANCIAL SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
INTEREST INCOME
Interest and fees on loans	$8,072,279	$5,080,745
Interest on investment securities	533,455	304,796
Interest on federal funds sold	340,406	113,452
Total interest income	8,946,140	5,498,993

INTEREST EXPENSE
Interest-bearing demand and money market	81,731	61,135
Savings	2,010,629	680,170
Time deposits of $100,000 or more	937,880	621,376
Other time deposits	758,723	590,321
Junior subordinated debentures	168,069	64,438
Other borrowings	10,974	139,455
Total interest expense	3,968,006	2,156,895

Net interest income	4,978,134	3,342,098

PROVISION FOR LOAN LOSSES	225,000	81,757

Net interest income after provision for loan losses	4,753,134	3,260,341

OTHER OPERATING INCOME
Service charges on deposit accounts	94,135	79,428
Mortgage referral commissions	145,696	281,158
Other income	85,187	138,732
Total other income	325,018	499,318

OTHER OPERATING EXPENSE
Salaries and benefits	1,447,649	1,330,874
Occupancy	223,512	239,623
Loss on sale of investments	26,620	—
Other expense	737,071	630,379
Total other operating expense	2,434,852	2,200,876

EARNINGS BEFORE INCOME TAXES	2,643,300	1,558,783

INCOME TAXES	898,884	605,097

NET EARNINGS	$1,744,416	$953,686

BASIC EARNINGS PER COMMON SHARE	$0.99	$0.64
DILUTED EARNINGS PER COMMON SHARE	$0.96	$0.60

See accompanying notes to consolidated financial statements

THE PB FINANCIAL SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Net earnings	$1,744,416	$953,686

Other comprehensive income (loss):
Unrealized gains (losses) arising during the period, net of taxes of $117,082 and $143,095, respectively	(191,028)	277,772

Reclassification adjustment for gains on sales of investment securities available for sale included in net earnings, net of taxes of $10,116 in 2006	16,504	—

Other comprehensive income (loss)	(174,524)	277,772

Comprehensive income	$1,569,892	$1,231,458

See accompanying notes to consolidated financial statements

THE PB FINANCIAL SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31 2006, and 2005

(Unaudited)

	2006	2005
Cash flows from operating activities
Net earnings	$1,744,416	$953,686
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of premises and equipment	105,963	116,694
Amortization	9,878	23,322
Provision for loan losses	225,000	81,757
Loss on sale of investment securities available for sale	26,620	—
Change in net deferred loan fees	(47,394)	(10,479)
Change in other assets	(752,452)	(1,557)
Change in other liabilities	1,178,162	(91,716)
Net cash provided by operating activities	2,490,193	1,071,707

Cash flows from investing activities
Proceeds from sale of securities available for sale	1,323,911	—
Purchases of investment securities available for sale	(10,288,061)	(2,993,610)
Principal repayments of investment securities available for sale	478,436	378,740
Principal repayments of investment securities held to maturity	94,196	135,772
Proceeds from sale of other investment	—	450,000
Purchases of other investments	—	(305,230)
Loans originated, net of principal repayments	(23,745,120)	(23,177,320)
Sale of other real estate owned	—	525,000
Purchases of premises and equipment	(11,831)	(60,883)
Net cash used by investing activities	(32,148,469)	(25,047,531)

Cash flows from financing activities
Decrease in borrowings	—	(10,000,000)
Net change in deposits	58,409,188	53,399,463
Issuance of Junior Subordinated Debentures	—	5,155,000
Net cash provided by financing activities	58,409,188	48,554,463

Net change in cash and cash equivalents	28,750,912	24,578,639
Cash and cash equivalents at beginning of period	24,708,441	20,211,803
Cash and cash equivalents at end of period	$53,459,353	$44,790,442

Supplemental disclosures of cashflow information:

Cash paid during the year for:
Interest	$3,996,504	$2,028,222
Income taxes	$5,000	$454,000
Expense for stock based compensation	$7,052	—
Noncash investing and financing activities:
Change in accumulated other comprehensive income, net of tax	$(174,524)	$277,772

See accompanying notes to consolidated financial statements

THE PB FINANCIAL SERVICES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Basis of Presentation

The consolidated financial statements include the financial statements of The PB Financial Services Corporation and its wholly owned subsidiary, The Peachtree Bank (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements for The PB Financial Services Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes included in the Bank’s annual report included on Form 10-KSB for the year ended December 31, 2005.

Significant Accounting Policies

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of the specific accounting guidance. A description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2005 Annual Report to Shareholders. The following is a summary of the more judgmental and complex accounting policies of the Company.

Some of the Company’s assets and liabilities are recorded using various valuation techniques that require significant judgment as to recoverability. The collectibility of loans is reflected through the Company’s estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectibility. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes or market comparisons.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Note 2—Stock-based Compensation

The Company has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 200,000 shares were reserved for possible issuance under the employee stock option plan. A total of 158,233 shares were reserved for possible issuance under the director stock option plan. The options vest over periods of time as specified in the option agreements and expire after ten years. During the three months ended March 31, 2006, no options were granted, no options were cancelled and no options were exercised.

THE PB FINANCIAL SERVICES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

At March 31, 2006, a total of 76,153 options were outstanding at a weighted average option price per share of $14.09 and 40,323 option shares were exercisable at a weighted average option price per share of $11.69.

The Company, adopted the FASB’s SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)) on the required effective date, January 1, 2006, using the modified prospective transition method provided for under the standard. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize as compensation expense the grant-date fair value of stock options and other equity-based compensation granted to employees within the income statement using a fair-value-based method, eliminating the intrinsic value method of accounting previously permissible under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations.

Expense treatment under SFAS No. 123(R) for stock options granted through March 2006, increased pre-tax compensation expense by $7,052 for March 31, 2006. The Company estimates the full year increase in compensation expense due to the expensing of stock options for 2006 is approximately $71,790.

As of March 31, 2006, there was $210,202 of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over the remaining five years, as these options vest.

Prior to January 1, 2006, The Company accounted for its share-based incentives under the FASB’s SFAS No. 123, “Accounting for Stock-Based Compensation,” which allowed two alternative accounting methods for stock-based compensation: (1) a fair-value-based method, or (2) an intrinsic-value-based method prescribed by APB No. 25 and related interpretations. The Company elected to use the intrinsic-value-based method of accounting for stock-based compensation under APB No. 25, and adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Pro forma information regarding net income and earnings per share for the three months ended March 31, 2005 is presented below as if the Corporation had accounted for all stock-based compensation under the fair value method of SFAS No. 123.

		Three Months Ended March 31, 2005
Net earnings	As reported	$953,686
	Effect of stock option grant, net of tax	(21,114)

	Proforma	$932,572

Basic earnings per share	As reported	$0.64
	Proforma	$0.63

Diluted earnings per share	As reported	$0.60
	Proforma	$0.59

Again, no options were granted during 2006. The weighted average grant-date fair value of options granted in the first quarter of 2005 was $6.41. The fair value of each option is estimated on the date of grant using the Minimum Value options-pricing model with the following weighted average assumptions used for grants in the first quarter of 2005: dividend yield of 0%, risk-free interest rate of 4.5% for 2005 and an expected life of ten years. The options have a weighted average remaining contractual life of approximately 5 years.

THE PB FINANCIAL SERVICES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Note 3—Loans and Allowance for Loan Losses

Loans are reported at the gross amount outstanding, reduced by the net deferred loan fees and a valuation allowance for loan losses. Interest income is recognized over the term of the loans based on the unpaid daily principal amount outstanding. Loan origination fees are deferred and recognized as income over the actual life of the loan using the interest method. Loans are generally placed on nonaccrual status when the payment of principal and/or interest is past due 90 days or more.

The following is an analysis of the allowance for loan losses for the three-months ended March 31, 2006 and 2005:

	2006	2005
Balance, beginning of period	$3,715,767	$2,971,856
Provision for loan losses	225,000	81,757
Less:
Charge-offs	(10,161)	(34,253)
Recoveries	2,100	22,019
Net recoveries (charge-offs)	(8,061)	(12,234)
Balance, end of period	$3,932,706	$3,041,397

Note 4—Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

The reconciliation of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the three-months ended March 31, 2006 is as follows:

For the three months ended March 31, 2006

	Net Earnings	Common Shares	Amount Per Share
Basic earnings per share	$1,744,416	1,766,517	$0.99
Effect of dilutive securities:
Stock options	—	43,138
Diluted earnings per share	$1,744,416	1,809,655	$0.96

The reconciliation of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the three months ended March 31, 2005 is as follows:

For the three months ended March 31, 2005

	Net Earnings	Common Shares	Amount Per Share
Basic earnings per share	$953,686	1,484,437	$0.64
Effect of dilutive securities:
Stock options	—	109,890
Diluted earnings per share	$953,686	1,594,327	$0.60

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of certain significant factors which have affected the Company’s financial position and operating results during the periods included in the accompanying consolidated financial statements.

This discussion contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting The PB Financial Corporation’s operations, markets and products. Without limiting the foregoing, the words “anticipates”, “believes”, “intends”, “expects” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons including, without limitation, changing events and trends that have influenced the Company’s assumptions. These trends and events include (1) changes in the interest rate environment which may reduce margins, (2) non-achievement of expected growth, (3) less favorable than anticipated changes in national and local business environments and securities markets (4) adverse changes in the regulatory requirements affecting the Company, (5) greater competitive pressures among financial institutions in the Company’s market, and (6) greater than expected loan losses. Additional information and other factors that could affect future financial results are included in the Company’s annual report included on Form 10-KSB for the year ended December 31, 2005.

FINANCIAL CONDITION

At March 31, 2006, the Company’s total assets increased $61.2 million or 13.4% from December 31, 2005. Net loans, the primary category of assets, grew from $374.8 million to $398.4 million, an increase of $23.6 million. The majority of this increase was due to loan growth of approximately $15.4 million in our construction loans. Construction growth is largely related to several new large acquisition and development loans. In addition, at our North Fulton branch loans increased $5.9 million. The remaining growth in assets is due to the $22.3 million increase in federal funds sold from December 31, 2005. This excess liquidity was due to the large increase in deposits.

Deposits increased $58.4 million to $468.2 million during 2006. This growth is a result of $10.6 million increase in non interest bearing demand, $5.0 million increase in interest bearing demand and money market accounts, an increase of $32.0 million in savings deposits and an increase of $10.7 million in time deposits from December 31, 2005.

The majority of these increases are due to an $18.5 million increase in Duluth, $5.0 million increase at our Gwinnett branch, $22.0 million increase at our Dunwoody branch and $13.4 million increase at our North Fulton branch.

The increase in savings deposits was primarily attributable to the “The Peachtree Prime” account. This product is available for individuals and businesses with a rate of Prime times 60%. Time deposit growth is attributed to The Peachtree Bank offering a competitive interest rate in order to fund loan demand.

The ratio of loans to deposits was 85.1% at March 31, 2006 and 91.5% at December 31, 2005.

Investments

The investment portfolio consists of federal funds sold, U.S. government agency obligations, corporate bonds, state and county municipals, Federal Home Loan Bank stock, Community Financial Service Inc stock and Federal Reserve Bank stock, which provide the Bank with a source of liquidity and a long-term and relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds and furnishing liquidity to The Peachtree Bank.

Loans and Allowance for Loan Losses

At March 31, 2006, net loans amounted to $398.4 million compared to $374.8 million at December 31, 2005, an increase of $23.6 million. Average loans represented 80.8% of total average earning assets for the three months ended March 31, 2006.

Major classifications of loans are as follows:

	March 31, 2006	Percent of Total	December 31, 2005	Percent of Total
	(In Thousands)
Commercial	$82,442	20.46%	$72,440	19.11%
Real estate-construction	141,333	35.07%	124,683	32.88%
Real estate-commercial and residential	163,922	40.68%	166,342	43.87%
Installment loans to individuals	10,174	2.52%	10,186	2.69%
Real estate-home equity	5,119	1.27%	5,506	1.45%
Total loans	402,990	100.00%	379,157	100.00%
Less: Allowance for loan losses	3,933		3,716
Net deferred loan fees	682		634
Loans, net	$398,375		$374,807

The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by management and presented to the Board of Directors on a quarterly basis. The Bank uses a methodology whereby all loans are assigned a risk rating of one (superior quality) to nine (loss). Loans are categorized as one of the nine risk grades based on management’s assessment of the overall credit quality of the loan, including payment history, financial position of the borrower, underlying collateral and internal credit review. The reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades. A required reserve percentage is assigned for loans within that risk rating. In addition, the Bank has engaged an outside loan review consultant to perform, and report on an annual basis, an independent review of the quality of the loan portfolio relative to the accuracy of the Bank’s loan grading system. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance. The allowance for loan losses was .98% of total loans outstanding at March 31, 2006 and December 31, 2005.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Reserve and the Department of Banking and Finance may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

While it is the Bank’s policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectibility, management believes that the allowance for loan losses is appropriate.

At March 31, 2006 and December 31, 2005, the Bank had no non accrual notes. Total loans past due greater than 30 days at March 31, 2006, were approximately $21,000 or .01% of total loans compared to $205,000 or 0.05% of total loans as December 31, 2005.

Liquidity

The Peachtree Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and the local funding requirements. The Bank calculates Liquidity Ratio by calculating the ratio of net cash, short term and marketable assets to deposits and short-term liabilities. As of March 31, 2006, the ratio was 22%, which is inside the Bank’s policy that requires a Liquidity Ratio of 15%.

In addition, the Bank has arrangements with correspondent banks for short-term unsecured advances up to $12,000,000. A minimal amount was borrowed under these arrangements in 2006 and 2005.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

The Company reported net income for the three months ended March 31, 2006 of $1,744,416 compared to $953,686 for the same period one year ago.

Net interest income for the three months ended March 31, 2006 was $4,978,134 compared to $3,342,098 for the same period in 2005, with the increase attributed to the large number of interest earning assets that were added since March 31, 2005, combined with increases in the yield of these assets. As of March 31, 2006, the yield on average earning assets was 7.65% compared to 6.21% for March 31, 2005. The Bank’s cost of funds for March 31, 2006 was 3.48% compared to 2.47% for the same period in 2005.

The rates have increased due to the increases in the feds funds rate and Prime since December 31, 2005. Overall, the Company’s net interest margin was 4.46% for March 31, 2006 compared to 3.90% for March 31, 2005. The increase in the net interest margin can be attributed to an increase in assets with a higher yield than the cost of funds for the liabilities added.

The provision for loan losses for the three months ended March 31, 2006 was $225,000 compared to $81,757 for the same period in 2005. The provision for loan losses reflects management’s estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately ..98% of total loans outstanding at March 31, 2006 and December 31, 2005.

Non-interest income for the three months ended March 31, 2006 was $325,018 compared to $499,318 for the same period one year ago. The largest component of non interest income is mortgage referral income which decreased by $135,462 as a result of a slow down in the mortgage origination business due to higher rates, etc. This decrease was compounded by decrease in other income of $53,545.

Non-interest expense was $2,434,852 as of March 31, 2006, compared to $2,200,876 for the same period one year ago. The largest component of non-interest expense is salaries and benefits, which increased $116,775 for the three month period ended March 31, 2006.

Occupancy expense decreased $16,111 from $239,623 for the three months ended March 31, 2005 to $223,512 for the three months ended March 31, 2006. This is due to the fact that many of our original assets became fully depreciated in 2005.

Other expenses increased $106,692 from $630,379 as of March 31, 2005 to $737,071 as of March 31, 2006. Increases include: an increase of $18,000 in data processing fees due to the increase in number of accounts that were added since March 31, 2005; a $14,000 increase in cash value life insurance expense to properly record our liability; and an increase of $37,000 in Directors fees due to increases in monthly fees and the number of committee meetings.

In addition, the Bank recorded a loss on the sale of investments of $26,620. This loss was incurred as part of an investment swap to increase the Bank’s interest income for 2006 and over the life of the securities. The Bank substituted the investment securities for those with a higher yield.

Income tax expense for March 31, 2006 was $898,884 compared to $605,097 for the same period one year ago. The Company uses a blended effective federal tax rate of 34% and a state tax rate of 4%.

Capital Resources

At March 31, 2006, the capital ratios of the Bank were adequate based on regulatory minimum capital requirements. The minimum capital requirements for banks and bank holding companies require a leverage capital to total assets ratio of at least 4% and total capital to risk-weighted assets of 8%. The following table presents the Bank’s and Company’s compliance with regulatory capital requirements at March 31, 2006.

	The Peachtree Bank	Consolidated
Leverage capital ratio:	8.89%	9.44%
Risk-based capital ratios:
Tier 1 capital	10.02%	10.62%
Total capital	10.93%	11.53%

ITEM 3. Controls and Procedures

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15 of the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) that is required to be included in the Company’s periodic filings with the Securities and Exchange Commission. There have been no significant changes in the Company’s internal controls over financial reporting during the quarter ended March 31, 2006, or, to the Company’s knowledge, in other factors that could significantly affect those internal controls subsequent to the date the Company carried out its evaluation, and since no significant deficiencies or material weaknesses were found, no changes have been made to these internal controls.

Part II Other Information

ITEM 1. LEGAL PROCEEDINGS

None

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None

ITEM 5. OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

Exhibit 31

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2003

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2003

(b) Report on Form 8-K

There were two reports on Form 8-K filed during the quarter ended March 31, 2006.

Form 8-K filed March 31, 2006 for Item 5.02 B

Form 8-K filed March 29, 2006 for Item 1.01

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE PB FINANCIAL SERVICES CORPORATION

March 10, 2006	/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

March 10, 2006	/s/ KELLY J. JOHNSON
Kelly J. Johnson Chief and Principal Financial Officer

Exhibit 31

Certification Pursuant to 18 U.S.C. Section 1350 as Adopted

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2003

I, Monty G. Watson, President and Chief Executive Officer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of The PB Financial Services Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluations, and

c) disclosed is this report any change in the registrant’s internal control over financial reporting that has occurred during the most recent quarter that has materially affected, or is likely to materially affect, the registrants internal controls over financial reporting.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

March 10, 2006	/s/ MONTY G. WATSON
Monty G. Watson President and Chief Executive Officer

Exhibit 31, cont.

Certification Pursuant to 18 U.S.C. Section 1350 as Adopted

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2003

I, Kelly J. Johnson, Chief Financial Officer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of The PB Financial Services Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluations, and

c) disclosed is this report any change in the registrant’s internal control over financial reporting that has occurred during the most recent quarter that has materially affected, or is likely to materially affect, the registrants internal controls over financial reporting.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

March 10, 2006	/s/ KELLY J. JOHNSON
Kelly J. Johnson Chief Financial Officer

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS

ADOPTED PURSUANT TO SECTION 906 OF THE

SARBANES-OXLEY ACT OF 2003

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003, that TO OUR KNOWLEDGE ON THE DATE OF THIS CERTIFICATION, that this Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

This 10th day of March 2006.

/s/ MONTY G. WATSON
Chief Executive Officer/Principal Executive Officer

/s/ KELLY J. JOHNSON
Chief Financial Officer/Principal Financial and Accounting Officer

Appendix F

THE PB FINANCIAL SERVICES CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS HELD ON MAY 16, 2006

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. N/A )

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐ Preliminaryproxy statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒ Definitive proxy statement
☐ Definitiveadditional materials
☐ Solicitingmaterial pursuant to Rule 14a-11(c) or Rule 14a-12

THE PB FINANCIAL SERVICES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2006

To the Shareholders of The PB Financial Services Corporation:

The Annual Meeting of Shareholders of The PB Financial Services Corporation (the “Company”) will be on Tuesday, May 16, 2006 at 4:30 p.m. at The Peachtree Bank, 9570 Medlock Bridge Road, Duluth, Georgia, for the following purposes:

(1) To reelect the three current Class II members of the Board of Directors to serve a three-year term expiring at the 2009Annual Meeting of Shareholders, and upon the election and qualification of their successors; and

(2) To transact other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 3, 2006, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting.

To ensure the greatest number of shareholders will be present either in person or by proxy, we ask that you mark, date, sign, and return the enclosed proxy card as soon as possible. If you attend the meeting in person, you may revoke your proxy at the meeting and cast your vote in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

Kelly J. Johnson Corporate Secretary

April 14, 2006

THE PB FINANCIAL SERVICES CORPORATION

9570 Medlock Bridge Road

Duluth, Georgia 30097

(770) 814-8100

PROXY STATEMENT FOR 2006 ANNUAL MEETING

INTRODUCTION

The Board of Directors of The PB Financial Services Corporation (the “Company”) is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 2006, and at any adjournments thereof. In addition to this solicitation by mail, the officers and employees of the Company and its wholly-owned subsidiary, The Peachtree Bank (the “Bank”), without additional compensation, may solicit Proxies in favor of the Proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares, where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The Company will bear the costs of solicitation of Proxies for the Annual Meeting.

This Proxy Statement and the proxy card are first being mailed to shareholders on or about April 14, 2006. If the enclosed proxy card is properly executed, returned, and not revoked, it will be voted in accordance with the specifications made by the shareholder. If the proxy card is signed and returned but specifications are not made, the proxy will be voted FOR the reelection of the nominees to the Board of Directors. The Board of Directors of the Company is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares represented by proxies will be voted by the persons named in the proxies in accordance with their best judgement.

You can revoke your proxy at any time before it is voted by delivering to Kelly J. Johnson, Corporate Secretary of the Company, at the main office of the Company, either written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

RECORD DATE AND VOTING RIGHTS

The Board of Directors has fixed the close of business on April 3, 2006 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting. As of the close of business on the record date, the authorized common stock, $5.00 par value (the “Common Stock”), of the Company consisted of 10,000,000 shares, with 1,805,740 shares issued and outstanding. Each issued and outstanding share is entitled to one vote.

Directors are elected by plurality of the shares present in person or by proxy and entitled to vote. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, any abstentions and broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

Approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes. Broker non-votes will not be counted as votes for or against approval of any other matter properly brought before the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with each class as nearly equal in number as possible. The three classes of directors have staggered terms, so that the terms of only approximately one-third of the Board expires at each Annual Meeting of Shareholders and each director serves a three-year term. The current Class II directors, Dexter R. Floyd, J. Edwin Howard, and John J. Howard have been nominated for reelection.

The Board proposes that the current Class II directors be reelected as directors of The PB Financial Services Corporation to serve an additional three-year term ending in 2009, and upon the qualification and election of their successors. If any of these nominees should become unavailable to serve as a director (which is not now anticipated), then the persons named as proxies reserve full discretion to vote for any other person or persons as may be nominated. To be elected, a director nominee must receive more votes than any other nominee for the same seat on the board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.

The table below sets forth for each director nominee and continuing director (a) the person’s name, (b) his age at January 1, 2006, (c) the year he was first elected as a director, and (d) his position with The PB Financial Services Corporation other than a director and his other business experience for the past five years. All directors of The PB Financial Services Corporation also serve as directors of The Peachtree Bank.

Director Nominees

Class II

To serve a term of Three Years Until 2009

Dexter R. Floyd	59	1999	Direct Mail Advertising/Printing

J. Edwin Howard	77	1999	Retired

John J. Howard	46	1999	Chairman of the Board of The PB Financial Services Corporation and Retail/Hardware

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

THE THREE NOMINEES NAMED ABOVE.

Continuing Directors

The following persons are directors in the classes with terms expiring in 2007 and 2008.

Class III

Term Expires in 2007

J. Stephen Hurst	56	1999	Insurance Agent

Charles A. Machemehl, III	48	1999	Orthodontist

J. Paul Maggard	44	1999	Restaurateur

Monty G. Watson	47	1999	Chief Executive Officer and President of The PB Financial Services Corporation and The Peachtree Bank

Class I

Term Expires in 2008

Name	Age	Year First Elected	Principal Occupation
Robert Cheeley	48	1999	Attorney/Retired

Daniel B. Cowart	47	1999	Real Estate Developer

Paul D. Donaldson	59	1999	Real Estate Developer

MEETINGS AND COMMITTEES OF THE BOARD

During the year ended December 31, 2005, the Board of Directors of the Company had twelve meetings. All incumbent directors attended at least 75% of the meetings. Additionally, during the year ended December 31, 2005, the Board of Directors of the Bank held 12 meetings. The directors of the Bank are the same as those of the Company.

Although the Company does not have a formal policy regarding its directors’ attendance at the annual meeting of shareholders, all directors are expected to attend the meeting. All of the Company’s eleven directors attended the 2005 annual meeting of shareholders.

Audit Committee. The Board of Directors of the Bank has established an Audit Committee and has adopted a written charter, a copy of which can be obtained on the Bank’s website at www.thepeachtreebank.com, setting out the audit related functions the committee is to perform. The Audit Committee has reviewed and reassessed the adequacy of its formal written charter and found that it meets the necessary requirements. The Audit Committee was chaired by the late Charles L. Douglas until his death on February 28th, 2006. On March 21, 2006, the Executive Committee named J. Paul Maggard as the new chairman of the Audit Committee. Members of the Audit Committee are J. Paul Maggard, Chairman, Paul D. Donaldson, Dexter R. Floyd, J. Edwin Howard, and J. Stephen Hurst. Each of these members meets the requirements for independence as defined by the National Association of Securities Dealers, Inc. listing standards. Although none of the Audit Committee members meets the criteria specified under applicable Securities and Exchange Commission regulations for an “audit committee expert,” the Board believes that each has the financial knowledge, business experience and independent judgment for service on the Audit Committee. The Audit Committee held seven meetings during the year ended December 31, 2005.

Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Company’s 2005 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the 2005 audited consolidated financial statements with management;

•	The Audit Committee has discussed with the independent auditors, Porter Keadle Moore, LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the consolidated financial statements;

•	Based on review and discussions of the 2005 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the 2005 audited consolidated financial statements be included in the Annual Report on Form 10-KSB.

March 28, 2006

Audit Committee:	J. Paul Maggard, Chairman Paul D. Donaldson Dexter R. Floyd J. Edwin Howard J. Stephen Hurst

Compensation Committee. The Executive Committee serves as the Compensation Committee of the Board of Directors of the Company and establishes the general compensation policies of the Company and the Bank, establishes the compensation plans and specific compensation levels for executive officers and awards stock-based compensation to executive officers and employees. The committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for reviewing and monitoring compensation and benefit plans, and payment and awards under those plans, for the Company’s senior executives. In carrying out these responsibilities, the committee reviews the design of all compensation and benefit plans applicable to executive officers, determines base salaries, reviews incentive plan performance measures, establishes incentive targets, approves cash incentive awards based on performance, grants stock options and other long-term incentives, and monitors the administration of the various plans. In all of these matters, the committee’s decisions are reviewed and approved or ratified by the Board of Directors. The members of this Committee are Monty G. Watson, John J. Howard, Paul D. Donaldson, J. Paul Maggard, and Robert D. Cheeley. All of the committee members except Mr. Watson are independent directors in accordance with Nasdaq Stock Market listing standards.

The Company does not have a standing nominating committee for director nominees and has not adopted a nominating committee charter. Rather, the full Board of Directors participates in the consideration of director nominees. Each of the Company’s directors, except for Mr. Watson, is an independent director under the National Association of Securities Dealers’ definition of “independent director.” Since the Company is a small business issuer and only one of its directors is not independent, the Company believes a standing nominating committee for director nominees is not necessary. See “Director Nominations and Shareholder Communications” on page 14.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

In 2005, each director received an annual retainer of $7,500 payable in monthly installments of $500 for the first six months of the year, increasing to $750 monthly for the remainder of the year. In addition, each director received fees of $1,000 for each meeting of the Board of Directors of the Bank for the first half of the year, increasing to $1,500 for the remainder of the year. Each non-employee director received fees of $550 for each Loan Committee, Investment/ALCO Committee, and Audit Committee attended for the first half of 2005, increasing to $600 per meeting attended beginning July 2005. Non-employee members of the Executive Committee received $750 per meeting attended in 2005. A director who is an employee of the Bank receives no fees or other compensation for serving as a member of a Board Committee.

In June 2001, the Bank established a retirement plan with an endorsement split dollar life insurance plan for the members of the Board of Directors. The Director Plan is called the Director Supplemental Retirement Plan—Defined Contribution and was designed to provide an annual retirement benefit, to be paid to each director upon retirement from the board and a death benefit to be paid to the director’s beneficiary upon his or her death. This plan is also designed to provide these benefits with the least risk to the Bank’s safety and soundness and at the least possible cost. The plan provides retirement benefits in two ways, with an index formula and with fee deferrals. The index used in the plan to calculate the amount of the retirement benefit is the earnings on a specific life insurance policy. The Bank keeps the opportunity costs on the premiums paid. Any earnings in excess of the opportunity costs are accrued to a liability reserve account for the benefit of the director. At retirement, this liability reserve account is paid out over a specified period of years. In addition, the annual earnings in excess of the opportunity costs are paid out annually after retirement. These payments will continue for the life of the director. The fee deferral part of the retirement plan is optional. Each director may elect to defer all or a portion of his current director’s fees for a five-year period. In addition, deferred fees will be credited with interest at a rate indexed to current market conditions. The Bank’s obligations under the retirement plan are unfunded; however, the Bank has purchased life insurance policies on each insurable director that are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs at his or her death. The Bank is the sole owner of all of the policies.

The life insurance benefit for each insurable director is being provided by an Endorsement Split Dollar Plan. The Bank endorses 80% of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each participant for payment to the designated beneficiary of that director. The Bank owns the policy and its entire cash surrender value as well as the remainder of the death benefit.

EXECUTIVE OFFICERS

Monty G. Watson and Kelly J. Johnson are executive officers of the Company and the Bank, and James Olson is an executive officer of the Bank. Mr. Watson has served as President and Chief Executive Officer of the Company since its inception in 1999 and the Bank since its inception in 1998.

Ms. Johnson has served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company since its inception in 1999, and Senior Vice President, Chief Financial Officer and Chief Operating Officer of the Bank since its inception in 1998. Ms. Johnson is 48 years old.

Mr. Olson has served as Senior Vice President, Chief Credit Officer of the Bank since May, 2002. Mr. Olson is 56 years old

The following table sets forth certain summary information concerning the compensation paid or granted to the Company’s and Bank’s chief executive officer and executive officers who earned more than $100,000 in compensation in fiscal year 2005.

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to all directors, officers and employees. A copy of the Code of Ethics may be obtained, without charge, upon written request addressed to The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia 30097, Attn: Corporate Secretary. The request may be delivered by letter to the address set forth above or by fax to the attention of the Company’s Corporate Secretary at (770) 814-8100.

Cash Compensation Table

Name and Principal Position	Year	Salary		Bonus		Other (1) Annual Compensation
Board Fees
Monty G. Watson, President and Chief Executive Officer	2005 2004 2003	$ $ $	270,000 225,000 195,000	$ $ $	172,500 100,000 75,000	$ $ $	6,300 6,500 3,000	$ $ $	27,000 21,000 18,000

Kelly J. Johnson, Senior Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	165,833 145,833 117,333	$ $ $	40,000 25,000 20,000	$ $ $	6,175 5,125 2,062

James Olson, Senior Vice President and Chief Credit Officer	2005 2004 2003	$ $ $	141,717 132,500 129,975	$ $ $	27,500 10,000 10,000	$ $ $	5,076 5,125 2,100

(1)	With the exception of board fees for Mr. Watson, other annual compensation represents amounts the Bank contributed to 401(k) plan on behalf of the executives named in the Summary Compensation table.

Information with respect to certain perquisites and other personal benefits has been omitted because the aggregate value of such items does not meet the minimum amount required for disclosure.

Employment Agreements.

Monty G. Watson. Effective February 21, 2006, we entered into an amended and restated employment agreement with Monty G. Watson, which provides that he will continue to serve as our president and chief executive officer. Under the terms of the employment agreement, Mr. Watson receives a base salary of $300,000 per year. Pursuant to the employment agreement, we may pay Mr. Watson annual bonus compensation in an amount to be determined at the discretion of the board of directors.

The initial term of Mr. Watson’s amended and restated employment agreement is three years. At the end of three years, the term will be automatically extended day-to-day for a continuing three-year term unless one party gives notice of intention not to extend the agreement. We will be obligated to pay Mr. Watson his base salary for 12 months if we terminate his employment without cause, or if he terminates his employment for cause. Cause for terminating employment is defined in Mr. Watson’s employment agreement In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Watson is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if Mr. Watson terminates his employment without cause or in connection with a change of control, or if we terminate his employment for cause.

If Mr. Watson becomes disabled, we may terminate the employment agreement and will be obligated to pay him for six months, or until he begins receiving payments under our long-term disability policy.

Within 30 days following the consummation of a change of control, Mr. Watson will be entitled to a lump sum payment equal to 2.99 times his base amount for the base period within the meaning of Section 280G of the Internal Revenue Code.

Kelly J. Johnson. Effective February 21, 2006, we entered into an employment agreement with Kelly J. Johnson, which provides that she will continue to serve as our senior vice president and chief financial officer. Under the terms of the employment agreement, Ms. Johnson receives a base salary of $180,000 per year. Pursuant to the employment agreement, we may pay Ms. Johnson annual bonus compensation in an amount to be determined at the discretion of the board of directors.

The initial term of Ms. Johnson’s employment agreement is three years. At the end of three years, the term will be automatically extended day-to-day for a continuing three-year term unless one party gives notice of intention not to extend the agreement. We will be obligated to pay Ms. Johnson her base salary for 12 months if we terminate her employment without cause, or if she terminates her employment for cause. Cause for terminating employment is defined in Ms. Johnson’s employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Ms. Johnson is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if Ms. Johnson terminates her employment without cause or if we terminate her employment for cause.

If Ms. Johnson becomes disabled, we may terminate the employment agreement and will be obligated to pay her for six months, or until she begins receiving payments under our long-term disability policy.

Within 30 days following the consummation of a change of control, Ms. Johnson will be entitled to a lump sum payment equal to 2.99 times her base amount for the base period within the meaning of Section 280G of the Internal Revenue Code.

Executive Supplemental Retirement Plan. In June 2001, the Bank established a retirement plan with an endorsement split dollar life insurance plan in which the executives named in the Summary Compensation table participate called the Executive Supplemental Retirement Plan—Defined Contribution, designed to provide an annual retirement benefit that will grow on a tax-deferred basis. These benefits, when added to the retirement benefits that will be provided by the Bank’s qualified plan and social security, will provide the executives with benefit levels comparable to other Bank employees when measured as a percentage of salary at the time of retirement. This plan is also designed to provide these benefits with the least risk to the Bank’s safety and soundness and at the least possible cost. The plan provides retirement benefits in two ways, with an index formula and with salary deferrals. The index used in the plan to calculate the amount of the retirement benefit is the earnings on a specific life insurance policy. The Bank keeps the opportunity costs on the premiums paid. Any earnings in excess of the opportunity costs are accrued to a liability reserve account for the benefit of the executive. At retirement, this liability reserve account is paid out over a specified period of years. In addition, the annual earnings in excess of the opportunity costs are paid out annually after retirement. These payments will continue for the life of the executive. The salary deferral part of the retirement plan is optional. The executive may elect to defer all or a portion of his current salary for a five-year period. In addition, the deferred salary will be credited with interest at a rate indexed to current market conditions. The Bank’s obligations under the retirement plan are unfunded; however, the Bank has purchased life insurance policies on the executives that are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs at his or her death. The Bank is the sole owner of the policies. The life insurance benefit for each executive is being provided by an Endorsement Split Dollar Plan. The Bank endorses 80% of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each participant for payment to the designated beneficiary of that executive. The Bank owns the policy and its entire cash surrender value as well as the remainder of the death benefit.

Stock Options. The following tables contain, with respect to the persons named in the Summary Compensation table, information concerning the number of PB Financial Services Corporation stock options held, the number currently exercisable, and the value of the exercisable options.

Option Grants in 2005

Name	Number of Shares Underlying Stock Options	Percent of Total Options Granted to Employees in 2005	Exercise Price Per Share	Expiration Date
Monty G. Watson	40,000	84%	$18.25	3/31/2015

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-end Option Values

Name	Shares Acquired at Exercise (#)	Realized Value ($)	No. of Unexercised Options at 12/31/05 # Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/05 # Exercisable/Unexercisable(1)
Monty G. Watson	100,000	$1,711,680	0/0	$0/$0
Kelly J. Johnson	21,000	$377,365	0/0	$0/$0
James Olson	5,000	$92,130	0/5,000	$0/$85,170

(1)	At December 31, 2005, the per share market value of the Company’s common stock was $32.50. Fair market value is based on the final trade of 2005. The value of the unexercised options at December 31, 2005 was determined by subtracting the exercise price from $32.50.

CERTAIN TRANSACTIONS

The PB Financial Services Corporation’s directors and principal officers, their immediate family members and certain companies and other entities associated with them, have been customers of and have had banking transactions with The Peachtree Bank and are expected to continue these relationships in the future. In the opinion of The Peachtree Bank’s management, the extensions of credit made by The Peachtree Bank to such individuals, companies and entities (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (c) did not involve more than a normal risk of collectibility or present other unfavorable features.

OWNERSHIP OF PB FINANCIAL SERVICES COMMON STOCK

Management Stock Ownership

The following table presents information about each of the directors and executive officers of The PB Financial Services Corporation and all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of The PB Financial common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name	Number of Shares Beneficially Owned at December 31, 2005		Percent Of Class (%)
(a) Directors
Robert D. Cheeley	96,272	(1)	5.33%
Daniel B. Cowart	87,400	(2)	4.84%
Paul D. Donaldson	61,737	(3)	3.42%
Dexter R. Floyd	99,272	(5)	5.50%
J. Edwin Howard	20,781	(6)	1.15%
John J. Howard	75,817	(7)	4.20%
J. Stephen Hurst	33,422	(8)	1.85%
Charles Machemehl, III	82,309		4.56%
J. Paul Maggard	105,850	(9)	5.86%
Monty G. Watson	125,237	(10)	6.94%

(b) Executive Officers
Kelly J. Johnson	30,795	(11)	1.71%
James Olson	33,823	(12)	1.87%

(c) Executive Officers and Directors As a Group (13 persons)	852,715		47.22%

1)	Includes 27,348 shares held by Cheeley Investments, 22,017 shares held in the RDC Family Trust, 5,783 shares held jointly with Mr. Cheeley’s spouse, 10,000 shares held by Mr. Cheeley’s spouse, as to which beneficial ownership is shared, and 8,217 shares held by Mr. Cheeley as custodian for his minor children.
2)	Includes 34,348 shares held by Mr. Cowart’s spouse as custodian for their minor children, as to which beneficial ownership is shared.
3)	Includes 1,370 shares held in Mr. Donaldson’s IRA plan, 2,420 shares held by Mr. Donaldson’s spouse in an IRA plan, 500 shares held by Mr. Donaldson’s spouse and 9,847 shares held by Con-Structural Enterprises, Inc. to which beneficial ownership is shared.
4)	Includes of 5,536 shares held by Mr. Floyd’s spouse and 5,672 shares held by Mr. Floyd’s adult children and 7,200 shares held in trust for his adult children as to which beneficial ownership is shared.
5)	Includes 3,145 shares held by Mr. Howard’s spouse as to which beneficial ownership is shared; also includes option to purchase 7,636 shares of The PB Financial Services Corporation common stock.
6)	Includes 5,599 shares held by Mr. Howard’s spouse, 1,800 shares held by Mr. Howard’s spouse as custodian for their minor children, and 5,480 shares held in Mr. Howard’s IRA plan.
7)	Includes 5,000 shares held in Mr. Hurst’s IRA plan, 5,480 shares held in Mr. Hurst’s 401-k plan, and 6,488 shares held by Mr. Hurst’s spouse in an IRA plan.
8)	Includes 900 shares held by Mr. Maggard as custodian for his minor children, 851 shares held by Mr. Maggard’s spouse, and 422 shares held by Maggard Investments, LLC.
9)	Includes 7,100 shares held in Mr. Watson’s IRA plan, 163 shares held in Mr. Watson’s spouse’s IRA plan, and 3,125 shares held by Mr. Watson as custodian for his minor children.
10)	Includes 2,845 shares held in Ms. Johnson’s IRA plan and 500 shares held by Ms. Johnson’s children as to which beneficial ownership is shared.
11)	Includes 12,705 shares held in Mr. Olson’s IRA plan and 5,480 shares held by Mr. Olson’s spouse’s IRA plan as to which beneficial ownership is shared.

Equity Compensation Plan Information

	Equity Compensation Plan Table
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	76,153	$14.09	0
Equity compensation plans not approved by security holders	—	—	—
Total	76,153	$14.09	0

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who own more than 10% of the Company’s outstanding Common Stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the reports they file.

To the Company’s knowledge, based solely upon a review of copies of Reports of Beneficial Ownership and Changes in Beneficial Ownership furnished to it and representations that no other reports were required, its directors, executive officers, and greater than ten percent shareholders have complied with applicable Section 16(a) filing requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

Porter Keadle Moore, LLP (PKM) is the accounting firm responsible for preparing an audited report of the Company’s financial statements in 2005. A representative from PKM is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees and Other Fees Paid to Independent Accountants

During the period covering the fiscal years ended December 31, 2005 and 2004, Porter Keadle Moore, LLP performed the following professional services:

Description	2005	2004
Audit Fees	$68,288	$56,400
Audit-Related Fees	$0	$5,200
Tax Fees	$9,300	$9,100
All Other Fees	$1,625	$0

Audit Fees. This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s consolidated financial statements, for review of the annual report on Form 10-K and for the timely interim reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, plus out-of-pocket expenses.

Audit-Related Fees. This category includes fees primarily related to FHLB collateral verification testing for 2004.

Tax Fees. This category includes the aggregate fees billed related to the tax planning and compliance procedures.

All Other Fees. This category includes the aggregate fees related to the issuance of the PB Capital Trust II and the discussion with the board concerning stock options

The audit committee has considered the provision of non-audit related services by our principal accountant and has determined that the provision of these services is consistent with maintaining the independence of the Company’s principal accountant.

The fees billed by PKM are pre-approved by the audit committee of the Company in accordance with the policies and procedures for the audit committee. The audit committee pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2005 and 2004, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations

The full Board of Directors of the Company participates in the consideration of director nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the Bank, and professionals in the financial services and other industries. Similarly, the Board does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the Board deems relevant.

The Board has adopted a policy regarding shareholder communications and director nominations. The Board will consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors and who are nominated in accordance with procedures described below.

To submit a recommendation of a director candidate to the Board, a shareholder must submit the following information in writing, addressed to the Corporate Secretary, at the main office of the Company at 9570 Medlock Bridge Road, Duluth, Georgia 30097.

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including appropriate biographical information.

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the shareholder making the recommendation, his or her name, address, number of shares of Company common stock beneficially owned, the dates on which the shareholder acquired his or her shares, documentary support for any claim of beneficial ownership and his or her relationship or affiliation with the nominee; and

5. A statement as to the qualification of the nominee.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Other Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to the Corporate Secretary of the Company at the address of the Company’s principal office at 9570 Medlock Bridge Road, Duluth, Georgia 30097. The recipients will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Attendance at Annual Meeting

Although the Company does not have a formal policy regarding the Board of Directors’ attendance at the annual meeting, directors are expected to attend the meeting. All directors attended the 2005 Annual Meeting.

Shareholder Proposals For 2007 Annual Meeting

Any shareholder proposal submitted for consideration at the next Annual Meeting of Shareholders must be received at the principal offices of the Company not later than December 15, 2006, to be included in the 2007 proxy materials. A shareholder must notify the Company before February 1, 2007 of a proposal in the 2007 Annual Meeting which the shareholder intends to present other than by inclusion in the Company’s proxy materials. If the Company does not receive such notice prior to February 1, 2007, proxies solicited by management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter. SEC Rule 14a-8 provides additional information regarding the content and procedures applicable to submission of shareholder proposal to be included in the Company’s 2007 proxy statement.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report on Form 10-KSB is available upon request (except for the exhibits thereto) without charge. Shareholders may request a copy of the “Form 10-KSB” by contacting Kelly J. Johnson, The PB Financial Services Corporation, 9570 Medlock Bridge Road, Duluth, Georgia, 30097 (Telephone: 770-814-8100).

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors, or matters incidental thereto, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

April 14, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Alabama National Certificate of Incorporation contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to Alabama National or its shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of Alabama National require Alabama National to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of Alabama National or any other corporation, including the subsidiary banks of Alabama National, for which he served as such at the request of Alabama National. Directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Alabama National Certificate of Incorporation described in the preceding paragraph. Directors are also entitled to have Alabama National advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

In addition to the Bylaws of Alabama National, Section 145(c) of the DGCL requires Alabama National to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware General Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

The Board of Directors of Alabama National also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended indemnification rights to all of its executive officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits: An index to Exhibits appears at page II-7 hereof.

(b)	Financial Statement Schedules. All Schedules to the consolidated financial statements required by Article 9 of Regulation S-X and Item 14(e) and Item 17(a) of Form S-4 are inapplicable and therefore have been omitted.

(c)	Information pursuant to Item 4(b). The opinion of Burke Capital Group, L.L.C. is included as Appendix C to the proxy statement-prospectus.

Item 22.	Undertakings.

(a)	1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

6. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

7. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, Alabama, on the 12th day of July, 2006.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
John H. Holcomb, III, Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Holcomb, III and Dan M. David, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title

/s/ John H. Holcomb, III John H. Holcomb, III	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	July 12, 2006

/s/ Dan M. David Dan M. David	Vice Chairman and Director	July 12, 2006

/s/ Richard Murray, IV Richard Murray, IV	President and Chief Operating Officer, and Director	July 12, 2006

/s/ William E. Matthews, V William E. Matthews, V	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2006

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President-Controller, (Principal Accounting Officer)	July 12, 2006

/s/ W. Ray Barnes W. Ray Barnes	Director	July 12, 2006

/s/ Bobby A. Bradley Bobby A. Bradley	Director	July 12, 2006

/s/ John V. Denson John V. Denson	Director	July 12, 2006

/s/ Griffin A. Greene Griffin A. Greene	Director	July 12, 2006

/s/ John D. Johns John D. Johns	Director	July 12, 2006

/s/ John J. McMahon, Jr. John J. McMahon, Jr.	Director	July 12, 2006

/s/ C. Phillip McWane C. Phillip McWane	Director	July 12, 2006

/s/ William D. Montgomery William D. Montgomery	Director	July 12, 2006

/s/ C. Lloyd Nix C. Lloyd Nix	Director	July 12, 2006

/s/ G. Ruffner Page, Jr. G. Ruffner Page, Jr.	Director	July 12, 2006

/s/ John Plunk John Plunk	Director	July 12, 2006

/s/ W. Stancil Starnes W. Stancil Starnes	Director	July 12, 2006

/s/ W. Edgar Welden W. Edgar Welden	Director	July 12, 2006

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger, dated as of May 24, 2006 between Alabama National BanCorporation and The PB Financial Services Corporation, is found at Appendix A to the Proxy Statement-Prospectus included in Part I hereof.

3.1	Restated Certificate of Incorporation, filed as Exhibit 3.1 to Alabama National’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002, is incorporated herein by reference.

3.2	First Amendment to Restated Certificate of Incorporation, filed as Exhibit 3.2 to Alabama National’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005, is incorporated herein by reference.

3.3	Amended and Restated Bylaws, filed as Exhibit 3.2 to Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated herein by reference.

5.1	Opinion of Maynard, Cooper & Gale, P.C. dated July 12, 2006 as to the validity of the securities being registered.

8.1	Opinion of Maynard, Cooper & Gale, P.C. dated July 12, 2006 regarding the U.S. federal income tax consequences of the merger.

13.1	The PB Financial Services Corporation Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2005, is included as Appendix D to the proxy statement-prospectus.

13.2	The PB Financial Services Corporation Quarterly Report on Form 10-QSB for the period ended March 31, 2006, is included as Appendix E to the proxy statement-prospectus.

13.3	The PB Financial Services Corporation Proxy Statement for Annual Meeting of Shareholders held on May 16, 2006, is included as Appendix F to the proxy statement-prospectus.

21.1	Subsidiaries of Registrant.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Porter Keadle Moore, LLP.

23.3	Consent of Maynard, Cooper & Gale, P.C. is included in Exhibit 5.1 hereto.

23.4	Consent of Maynard, Cooper & Gale, P.C. is included in Exhibit 8.1 hereto.

23.5	Consent of Burke Capital Group, L.L.C.

24.1	Power of Attorney (contained on signature page of the Registration Statement).

99.1	Form of Proxy to be used at The PB Financial Services Corporation Special Shareholders’ Meeting.